Exhibit 2.1

EXCHANGE AGREEMENT

by and among

TRITON PCS HOLDINGS, INC.;

THE ENTITIES DEFINED AS “TRITON CONTRIBUTING ENTITIES” IN THE

PREAMBLE;

AT&T WIRELESS SERVICES, INC.;

THE ENTITIES DEFINED AS “AWS CONTRIBUTING ENTITIES” IN THE

PREAMBLE;

and

CINGULAR WIRELESS LLC

Dated September 21, 2004

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The exhibits listed below have been omitted pursuant to Item 601(b)(2) of

Regulation S-K and will be provided to the Commission upon request.

Exhibits
Exhibit A	Virginia Licenses
Exhibit B-1	Multi-Area Licenses
Exhibit B-2	Transferred Multi-Area Licenses
Exhibit C	Virginia Lease
Exhibit D	Multi-Area Lease
Exhibit E-1	Calculation of Multi-Area Closing Date Current Assets
Exhibit E-2	Calculation of Multi-Area Closing Date Current Liabilities
Exhibit F-1	Knowledge of AWS
Exhibit F-2	Knowledge of Cingular
Exhibit F-3	Knowledge of Triton
Exhibit G-1	Calculation of Virginia Closing Date Current Assets
Exhibit G-2	Calculation of Virginia Closing Date Current Liabilities
Exhibit H-1	FCC/FAA Tower Records
Exhibit H-2	FCC Records
Exhibit I-1	Network Membership Interest Assignment Agreement (AWS Network Newco Interest)
Exhibit I-2	Network Membership Interest Assignment Agreement (Triton Network SMLLC Interest)
Exhibit I-3	License Membership Assignment Agreement (AWS License Newco Interest)
Exhibit I-4	License Membership Assignment Agreement (Triton License Newco Interest)
Exhibit J-1	Global Contribution, Bill of Sale, Assignment and Assumption (to AWS Network Newco)
Exhibit J-2	Global Contribution, Bill of Sale and Assignment (to AWS License Newco)
Exhibit K-1	Global Contribution, Bill of Sale, Assignment and Assumption (to Triton Network SMLLC)
Exhibit K-2	Global Contribution, Bill of Sale and Assignment (to Triton Network Newco)
Exhibit K-3	Global Contribution, Bill of Sale, Assignment and Assumption (to Triton Network SMLLC)
Exhibit K-4	Global Contribution, Bill of Sale and Assignment (to Triton License Newco)
Exhibit L	Transition Services Agreement
Exhibit M-1	Certificate of Formation (AWS Network Newco)
Exhibit M-2	Operating Agreement (AWS Network Newco)
Exhibit N-1	Certificate of Formation (AWS License Newco)
Exhibit N-2	Operating Agreement (AWS License Newco)
Exhibit O-1	Certificate of Formation (Triton Network SMLLC)
Exhibit O-2	Operating Agreement (Triton Network SMLLC)
Exhibit P-1	Certificate of Formation (Triton License Newco)
Exhibit P-2	Operating Agreement (Triton License Newco)
Exhibit Q-1	Form of MLA Consent
Exhibit Q-2	Form of Consent
Exhibit Q-3	Form of Notice

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EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”), dated the 21st day of September, 2004, is by and among TRITON PCS HOLDINGS, INC., a Delaware corporation (“Triton”); TRITON PCS, INC., a Delaware corporation (“Triton PCS, Inc.”); TRITON PCS LICENSE COMPANY, LLC, a Delaware limited liability company (“Triton License”), TRITON PCS PROPERTY COMPANY, LLC, a Delaware limited liability company (“Triton Property”), TRITON PCS EQUIPMENT COMPANY, LLC, a Delaware limited liability company (“Triton Equipment”), and TRITON PCS OPERATING COMPANY, LLC, a Delaware limited liability company (“Triton Operating” and each of Triton PCS, Inc., Triton License, Triton Property, Triton Equipment and Triton Operating, a “Triton Contributing Entity,” and, collectively, the “Triton Contributing Entities”); AT&T WIRELESS SERVICES, INC., a Delaware corporation (“AWS”); AT&T WIRELESS PCS LLC, a Delaware limited liability company (“AWS PCS”), TELECORP COMMUNICATIONS, INC., a Delaware corporation (“TeleCorp”), AT&T WIRELESS SERVICES OF NORTH CAROLINA, INC., a Delaware corporation (“AWS N.C.”), and AT&T WIRELESS SERVICES PURCHASING COMPANY, L.P., a Delaware limited partnership (“AWS Purchasing” and each of AWS PCS, TeleCorp, AWS N.C. and AWS Purchasing, an “AWS Contributing Entity,” and, collectively, the “AWS Contributing Entities”); and CINGULAR WIRELESS LLC, a Delaware limited liability company (“Cingular”). Triton and the Triton Contributing Entities are hereinafter referred to from to time collectively as the “Triton Parties”. AWS and the AWS Contributing Entities are hereinafter referred to from to time collectively as the “AWS Parties”.

WHEREAS, Cingular has entered into the Merger Agreement (as hereinafter defined) whereby Cingular Wireless Corporation (“CWC”) (which is Cingular’s sole manager) will acquire AWS; and

WHEREAS, (i) AWS, AWS PCS, Cingular and Triton have entered into an agreement dated July 7, 2004 to address certain aspects of their existing and future relationships, (ii) AWS, AWS PCS, Cingular, Triton PCS, Inc., and, with respect only to certain matters described therein, Triton Operating and Triton License, have entered into an agreement dated July 7, 2004 to address certain aspects of their existing and future relationships, and (iii) AWS, AWS PCS, Triton PCS, Inc. and Triton License have entered into a License Exchange Agreement dated July 7, 2004 (the “License Exchange Agreement”) (collectively, the “Commercial Agreements”); and

WHEREAS, Triton License holds the FCC licenses and authorizations to construct, own and operate wireless communications systems and related microwave licenses, if any, described on Exhibit A hereto (the “Virginia Licenses”) for the areas specified on such Exhibit A (the “Virginia Market”) and desires to transfer and assign the Virginia Licenses and certain other assets on the terms and subject to the conditions set forth herein; and AWS PCS and TeleCorp hold (or will hold prior to the Multi-Area License Contribution (as hereinafter defined)) the FCC licenses and authorizations to construct, own and operate wireless communications systems and related microwave licenses described on Exhibit B-1 hereto (the “Multi-Area Licenses”) and desire to transfer and assign that portion of the Multi-Area Licenses designated as “Transferred Multi-Area Licenses” on Exhibit B-2 (the “Transferred Multi-Area Licenses”) for the areas specified on such Exhibit B-2 (the “Transferred Multi-Area Markets”) and certain other assets on the terms and subject to the conditions set forth herein; and

WHEREAS, Triton (by itself or through one or more of the Triton Contributing Entities) is engaged in the business of marketing, selling and providing wireless voice and data personal communications services (“PCS”) in the Virginia Market (such business, as conducted by Triton and the Triton Contributing Entities, is referred to herein as the “Virginia Business”); and AWS (by itself or through one or more of the AWS Contributing Entities) is engaged in the business of marketing, selling and providing wireless PCS in the Transferred Multi-Area Markets (such business, as conducted by AWS and the AWS Contributing Entities, is referred to herein as the “Multi-Area Business”); and

WHEREAS, prior to the First Closing (as hereinafter defined): (i) Triton Property will form and capitalize a single member limited liability company (“Triton Network SMLLC”) wholly owned by Triton Property; (ii) Triton Property will contribute any Transferred Virginia Network Assets (as hereinafter defined) held by Triton Property, free and clear of all Liens (as hereinafter defined), other than Permitted Liens (as hereinafter defined), and any Assumed Virginia Liabilities (as hereinafter defined) held by Triton Property, into Triton Network SMLLC in exchange for no further consideration; (iii) Triton Property will form a single member limited liability company (“Triton Network Newco”) wholly owned by Triton Property and contribute a 100% membership interest in Triton Network SMLLC, free and clear of all Liens, into Triton Network Newco in exchange for a 100% membership interest therein; and (iv) Triton Operating, Triton Equipment and Triton PCS, Inc. will contribute any Transferred Virginia Network Assets held by such entities, free and clear of all Liens, other than Permitted Liens, and any Assumed Virginia Liabilities held by such entities into Triton Network SMLLC in exchange for membership interests in Triton Network Newco ((i) through (iv) collectively, the “Virginia Network Contribution”); (v) Triton License will contribute the Virginia Licenses, free and clear of all Liens, other than Permitted Liens, into a single member limited liability company (“Triton License Newco”) in exchange for a 100% membership interest therein (collectively, the “Virginia License Contribution” and together with the Virginia Network Contribution, the “Virginia Contributions”); and

WHEREAS, prior to the First Closing: (i) AWS and the AWS Contributing Entities will contribute the Transferred Multi-Area Network Assets (as hereinafter defined), free and clear of all Liens, other than Permitted Liens, and the Assumed Multi-Area Liabilities (as hereinafter defined), into a limited liability company (“AWS Network Newco”) in exchange for membership interests aggregating a 100% membership interest therein (the “Multi-Area Network Contribution”); and (ii) TeleCorp and AWS PCS will contribute the Transferred Multi-Area Licenses, free and clear of all Liens, other than Permitted Liens, into a limited liability company (“AWS License Newco”) in exchange for membership interests aggregating a 100% membership interest therein (the “Multi-Area License Contribution” and together with the

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Multi-Area Network Contribution, the “Multi-Area Contributions”), provided that the Multi-Area Contributions will not occur prior to the consummation of the Merger (as hereinafter defined) (the Multi-Area Contributions together with the Virginia Contributions, the “Contributions”); and

WHEREAS, no less than 10 days prior to the First Closing (as hereinafter defined) and as further provided in Section 10.2(a) hereof, (i) Triton Network SMLLC and Triton License Newco will enter into a spectrum manager lease in substantially the form attached hereto as Exhibit C (the “Virginia Lease”), and (ii) AWS Network Newco and AWS License Newco will enter into a spectrum manager lease in substantially the form attached hereto as Exhibit D (the “Multi-Area Lease” and together with the Virginia Lease, the “Spectrum Manager Lease Agreements”), provided that the Spectrum Manager Lease Agreements will not be entered into prior to consummation of the Merger;

WHEREAS, at the First Closing: (i) AWS and the AWS Contributing Entities will transfer to Triton Network Newco membership interests aggregating a 100% membership interest in AWS Network Newco (the “AWS Network Newco Interest”), free and clear of all Liens; (ii) Triton Network Newco will transfer to AWS and the AWS Contributing Entities a 100% membership interest in Triton Network SMLLC (the “Triton Network SMLLC Interest”), free and clear of all Liens (the “Network Exchange”); and (iii) the Spectrum Manager Lease Agreements will become effective; and

WHEREAS, at the Second Closing (as hereinafter defined): (i) TeleCorp and AWS PCS will transfer to Triton License membership interests aggregating a 100% membership interest in AWS License Newco (the “AWS License Newco Interest”), free and clear of all Liens; (ii) Triton License will transfer to TeleCorp and AWS PCS a 100% membership interest in Triton License Newco (the “Triton License Newco Interest”), free and clear of all Liens (the “License Exchange” and together with the Network Exchange, the “Exchanges”); and (iii) the Spectrum Manager Lease Agreements will terminate in accordance with the terms and conditions thereof; and

WHEREAS, the parties desire that the Exchanges be structured as like-kind exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), to the fullest extent practicable; and

WHEREAS, as additional consideration for the transfer of the Triton Network SMLLC Interest and the Triton License Newco Interest, Cingular agrees to pay to Triton Network Newco (or a Controlled Affiliate of Triton designated by Triton and which shall be a Restricted Subsidiary (as hereinafter defined)), at the First Closing, One Hundred Seventy-Five Million Dollars ($175,000,000) in cash.

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NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings:

“Adjustment Date” means the six month anniversary of the First Closing Date.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, is in Control of, is Controlled by, or is under common Control with, such Person. The term “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by Contract or otherwise. For purposes of this Agreement, (a) Triton Network SMLLC shall be deemed (i) an Affiliate of Triton for the period prior to the First Closing and (ii) an Affiliate of AWS for the period from and after the First Closing, (b) Triton License Newco shall be deemed (i) an Affiliate of Triton for the period prior to the Second Closing and (ii) an Affiliate of AWS for the period from and after the Second Closing, (c) AWS Network Newco shall be deemed (i) an Affiliate of AWS for the period prior to the First Closing and (ii) an Affiliate of Triton for the period from and after the First Closing and (d) AWS License Newco shall be deemed (i) an Affiliate of AWS for the period prior to the Second Closing and (ii) an Affiliate of Triton for the period from and after the Second Closing,. For purposes of this Agreement, (x) none of Cingular, AWS or any AWS Contributing Entity shall be deemed to be an Affiliate of any of Triton, any Triton Contributing Entity or Triton Network Newco, (y) Cingular and AWS shall not be deemed Affiliates of each other prior to the closing of the Merger and (z) from and after the closing of the Merger, Affiliates of AWS shall be deemed to include Cingular and its Controlled Affiliates, but shall not be deemed to include Persons in Control of Cingular (“Cingular Parents”) and Controlled Affiliates of such Cingular Parents (other than Cingular and its Controlled Affiliates).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 2.2(b).

“Appraisal” has the meaning set forth in Section 2.2(b).

“Appraiser” has the meaning set forth in Section 2.2(b).

“Arbitration Demand” has the meaning set forth in Section 17.2(b).

“Arbitrator” has the meaning set forth in Section 17.2(c).

“Asserting Party” has the meaning set forth in Section 14.3(a).

“Asserting Party’s Losses” has the meaning set forth in Section 14.4(a).

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“Assumed Multi-Area Contracts” has the meaning set forth in Section 3.1(b)(v).

“Assumed Multi-Area Liabilities” has the meaning set forth in Section 4.2.

“Assumed Virginia Contracts” has the meaning set forth in Section 3.3(b)(v).

“Assumed Virginia Liabilities” has the meaning set forth in Section 4.1.

“AWS” has the meaning set forth in the Preamble.

“AWS Cell Site” has the meaning set forth in Section 8.18(a).

“AWS-Cell-Site Purchase Price Adjustment” has the meaning set forth in Section 2.1(d)(ii) of the AWS/Cingular Disclosure Memorandum.

“AWS-Cell-Site Purchase Price Adjustment Cap” has the meaning set forth in Section 2.1(d)(ii) of the AWS/Cingular Disclosure Memorandum.

“AWS CIP Sites” has the meaning set forth in Section 8.18(b).

“AWS Communication” has the meaning set forth in Section 10.16(b).

“AWS Contributing Entities” has the meaning set forth in the Preamble.

“AWS Determination” has the meaning set forth in Section 6.1.

“AWS Diligence Documents” has the meaning set forth in Section 10.8(b)(i).

“AWS/Cingular Disclosure Memorandum” means the written information entitled “AWS/Cingular Disclosure Memorandum” delivered prior to the date of this Agreement to the Triton Parties describing in reasonable detail the matters contained therein.

“AWS Exempt Representation” has the meaning set forth in Section 14.4(a)

“AWS Extension Agreements” has the meaning set forth in Section 3.5.

“AWS Indemnified Parties” has the meaning set forth in Section 14.2.

“AWS Leased Cell Sites” means the AWS Cell Sites set forth in Section 3.1(d) of the AWS/Cingular Disclosure Memorandum and identified as “Tower Leased” therein.

“AWS Leased Property” has the meaning set forth in Section 8.4(d).

“AWS Licensees” has the meaning set forth in Section 8.6(h).

“AWS License Newco” has the meaning set forth in the Sixth Recital.

“AWS License Newco Interest” has the meaning set forth in the Ninth Recital.

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“AWS Losses” has the meaning set forth in Section 14.2.

“AWS MLAs” has the meaning set forth in Section 10.8(b)(i).

“AWS N.C.” has the meaning set forth in the Preamble.

“AWS Network FIRPTA Certificates” has the meaning set forth in Section 5.1(b).

“AWS Network Newco” has the meaning set forth in the Sixth Recital.

“AWS Network Newco Interest” has the meaning set forth in the Eighth Recital.

“AWS Options” has the meaning set forth in Section 3.1(d) and includes the AWS Options set forth in Section 3.1(d) of the AWS/Cingular Disclosure Memorandum and identified as such therein.

“AWS Owned Cell Sites” means the AWS Cell Sites set forth in Section 3.1(d) of the AWS/Cingular Disclosure Memorandum hereto and identified as “Tower Owned” therein.

“AWS Parties” has the meaning set forth in the Preamble.

“AWS PCS” has the meaning set forth in the Preamble.

“AWS Post Closing Objection” has the meaning set forth in Section 6.2(a).

“AWS Purchasing” has the meaning set forth in the Preamble.

“AWS Real Property Leases” has the meaning set forth in Section 8.4(d).

“AWS Retail/Office Leases” means the retail and office leases set forth in Section 3.1(d) of the AWS/Cingular Disclosure Memorandum and identified as such therein.

“AWS Severance Pay Plans” has the meaning set forth in Section 10.7(a)(v).

“AWS’s Employment Obligations” has the meaning set forth in Section 10.7(a)(iv).

“AWS Tower Registrations” has the meaning set forth in Section 10.8(b)(i).

“Benefit Plans” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, vacation, sick leave, paid time off, disability benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by a

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Person or any “ERISA Affiliate” (which means any Affiliate of a Person which is required to be aggregated with such Person under Section 414 of the Code), for the benefit of such Person’s employees.

“Breaching Party” has the meaning set forth in Section 16.1.

“Business Day” means any day other than a Saturday, Sunday, federal holiday or day on which banking institutions in New York are authorized or obligated by law or executive order to be closed.

“CALEA” has the meaning set forth in Section 8.6(f).

“Cell Site True-Up” shall have the meaning set forth in Section 10.8(a)(vii)(B) of the Triton Disclosure Memorandum .

“Cingular” has the meaning set forth in the Preamble.

“Cingular/AWS First Closing Bring-Down Certificates” has the meaning set forth in Section 11.1(a).

“Cingular/AWS License Exchange Representations and Warranties” has the meaning set forth in Section 11.2(b).

“Cingular/AWS Second Closing Bring-Down Certificates” has the meaning set forth in Section 11.2(b).

“Cingular Consultant” has the meaning set forth in Section 10.27(b).

“Cingular Licensee” has the meaning set forth in Section 8.6(h).

“CIP” means construction in progress.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, including any applicable regulations thereunder.

“Code” has the meaning set forth in the Tenth Recital.

“Commercial Agreements” has the meaning set forth in the Second Recital.

“Contract” means any written or oral contract, agreement, lease, license, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law. For purposes of this Agreement, it is acknowledged that each of a GoPhone Plan, Prepaid Plan or any other “pay in advance” plan of any AWS Party or any Triton Party is a Contract.

“Contributions” has the meaning set forth in the Sixth Recital.

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“Controlled Affiliate” means, as to any Person, any other Person which, directly or indirectly, is Controlled by such Person.

“Court Order” has the meaning set forth in Section 8.6(g).

“COWs” has the meaning set forth in the Section 3.2(s).

“Customer Information” has the meaning set forth in Section 10.16(a).

“CWC” has the meaning set forth in the First Recital.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause a Lien, other than a Permitted Lien, to arise on any of the Transferred Multi-Area Assets or Transferred Virginia Assets, as the case may be, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation, acceleration or a right to receive damages or a payment of penalties.

“Defending Party” has the meaning set forth in Section 14.3(a).

“Deferred AWS Cell Site” has the meaning set forth in Section 10.8(b).

“Deferred AWS Cell Site Cap” has the meaning set forth in Section 11.1(f) of the AWS/Cingular Disclosure Memorandum.

“Deferred AWS Retail/Office Lease” has the meaning set forth in Section 10.8(b)(iv).

“Deferred AWS Retail/Office Lease Cap” has the meaning set forth in Section 11.1(j) of the AWS/Cingular Disclosure Memorandum.

“Deferred Multi-Area Contracts” has the meaning set forth in Section 10.3(b).

“Deferred Triton Cell Site” has the meaning set forth in Section 10.8(a).

“Deferred Triton Cell Site Cap” has the meaning set forth in Section 12.1(f) of the Triton Disclosure Memorandum.

“Deferred Triton Retail/Office Lease” has the meaning set forth in Section 10.8(a)(iv).

“Deferred Triton Retail/Office Lease Cap” has the meaning set forth in Section 12.1(j) of the Triton Disclosure Memorandum.

“Deferred Virginia Contracts” has the meaning set forth in Section 10.4(b).

“Designated Telecom Company” has the meaning set forth in Section 10.12(b).

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“Dispute” has the meaning set forth in Section 17.1.

“Disputing Party” has the meaning set forth in Section 17.2(a).

“DOJ” has the meaning set forth in Section 10.2(b).

“E911” has the meaning set forth in Section 8.6(e).

“Environmental Laws” means the common law, CERCLA, RCRA, NEPA, National Historic Preservation Act and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, directives, authorizations, concessions and franchises of all Governmental Authorities, including 47 C.F.R. §§ 1.1301-1.1319, and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to (i) the protection of human health or the environment from the effects of Hazardous Substances, including those pertaining to reporting, licensing, permitting, investigating and remediating discharges, releases or threatened releases of Hazardous Substances into the air, surface water, sediments, groundwater or land; (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iii) the ownership, occupancy, construction or operation of the Transferred Multi-Area Assets or Transferred Virginia Assets, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including any applicable regulations thereunder.

“Exchanges” has the meaning set forth in the Ninth Recital.

“Excluded AWS Assets” means, collectively, the Excluded Multi-Area Assets and all assets, properties and rights of AWS or an Affiliate that do not relate primarily to the Multi-Area Business.

“Excluded Multi-Area Assets” has the meaning set forth in Section 3.2.

“Excluded Multi-Area Contracts” has the meaning set forth in Section 3.2(d).

“Excluded Multi-Area Liabilities” has the meaning set forth in Section 4.2.

“Excluded Multi-Area Non-Compliance Liabilities” has the meaning set forth in Section 4.2.

“Excluded Triton Assets” means, collectively, the Excluded Virginia Assets and all assets, properties and rights of Triton or an Affiliate that do not relate primarily to the Virginia Business.

“Excluded Virginia Assets” has the meaning set forth in Section 3.4.

“Excluded Virginia Contracts” has the meaning set forth in Section 3.4(d).

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“Excluded Virginia Liabilities” has the meaning set forth in Section 4.1.

“Excluded Virginia Non-Compliance Liabilities” has the meaning set forth in Section 4.1.

“FAA” means the Federal Aviation Administration.

“FCC” means the Federal Communications Commission.

“FCC/FAA Tower Records” has the meaning set forth in Section 3.1(e).

“FCC Consent” means the consent of the FCC to the transfer and assignment of the Transferred Multi-Area Licenses and the Virginia Licenses in connection with the License Exchange, all in accordance with the terms of this Agreement.

“FCC Law” means the Communications Act of 1934, as amended, and the published rules, regulations and policies promulgated by the FCC thereunder.

“FCC Pro Forma Notifications” has the meaning set forth in Section 10.2(a).

“FCC Records” has the meaning set forth in Section 3.5.

“FCC Transfer Applications” has the meaning set forth in Section 10.2(a).

“Final Order” has the meaning set forth in Section 11.2(c).

“First Closing” has the meaning set forth in Section 7.1.

“First Closing Date” has the meaning set forth in Section 7.1.

“FTC” has the meaning set forth in Section 10.2(b).

“GAAP” means accounting principles generally accepted in the United States and consistently applied.

“GoPhone Plan” has the meaning set forth in Section 8.5(d).

“Governmental Approval” means any consent, approval or authorization of, or declaration, filing or registration with, or notice to, or order or action of, any court, administrative agency or other Governmental Authority, provided that for purposes of only Section 12.1(g) and the definition of “Qualifying Divestitures,” “Governmental Approval” shall mean any consent, approval or authorization of, or order or action of, any court, administrative agency or other Governmental Authority, including but not limited to the United States Department of Justice.

“Governmental Authority” means a federal, state, commonwealth or local court, legislature, governmental agency, commission or regulatory (including any state public utilities commission, the FCC and the FAA) or administrative authority or instrumentality within the United States (including Puerto Rico and the U.S. Virgin Islands).

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“Greensboro Call Center” has the meaning set forth in Section 3.2(m).

“Hazardous Substance” means any hazardous or toxic substance, pollutant, contaminant or other material which, as of the date of this Agreement, is defined as hazardous or toxic under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and its implementing regulations; defined as a hazardous waste or regulated substance under the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”) and its implementing regulations; or is regulated under any applicable Environmental Laws, including any substance which has been determined by regulation, ruling or otherwise by any Governmental Authority to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products, asbestos and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, including any applicable regulations thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Accountants” has the meaning set forth in Section 6.2(c).

“Initial Return” has the meaning set forth in Section 2.2(d)(iii).

“JAMS Rules” means the JAMS Streamlined Arbitration Rules and Procedures as in effect from time to time, promulgated by JAMS – The Resolution Experts or a successor organization thereto.

“Laws” means applicable common law and any applicable statute, permit, ordinance, code or other law, rule, regulation or order enacted, adopted, promulgated or applied by any Governmental Authority, including FCC Law and any applicable order, decree or judgment handed down, adopted or imposed by any Governmental Authority, all as in effect from time to time.

“Liability” means any liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, or guaranty of or by any Person of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“License Exchange” has the meaning set forth in the Ninth Recital.

“License Membership Interest Assignment and Assumption Agreements” has the meaning set forth in Section 5.1(c).

“Liens” means any security interests, liens, pledges, charges, encroachments, defects of title, options, outstanding installment payment obligations, rights of first refusal or other rights of third parties (absolute or contingent), easements or any other encumbrance or restriction on the use or exercise of any attribute of ownership, including

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any restrictions that are different from those conditions or restrictions routinely applied to licensees of and licenses for cellular and PCS radio systems or microwave radio stations.

“Machinery and Equipment” means all machinery, equipment (both fixed and mobile, including computer equipment), trucks and other vehicles, office equipment, furniture, furnishings and fixtures, in each case primarily relating to or primarily used in connection with the Multi-Area Business or the Virginia Business, as applicable.

“Material Multi-Area Contracts” has the meaning set forth in Section 8.5(a).

“Material Virginia Contracts” has the meaning set forth in Section 9.5(a).

“Merger” means the acquisition of AWS by CWC pursuant to the Agreement and Plan of Merger, dated as of February 17, 2004, by and among AWS, CWC, Cingular and Links I Corporation, and, for certain limited purposes, SBC Communications, Inc., and BellSouth Corporation, as it may be amended from time to time (the “Merger Agreement”).

“Multi-Area Balance Sheet” has the meaning set forth in Section 8.13(a).

“Multi-Area Balance Sheet Date” has the meaning set forth in Section 8.13(a).

“Multi-Area Benefit Plans” means any Benefit Plan which is or has been maintained, contributed to, or required to be contributed to, by any AWS Party or any ERISA Affiliate for the benefit of any Multi-Area Business Employee. For purposes of Sections 8.10 and 8.11 hereof, (i) “Multi-Area Benefit Plans” means any material Benefit Plan which is or has been maintained, contributed to, or required to be contributed to, by any AWS Party or any ERISA Affiliate for the benefit of any Multi-Area Business Employee, and (ii) AT&T Corporation shall not be deemed an ERISA Affiliate of any AWS Party.

“Multi-Area Blackberry Subscribers” has the meaning set forth in Section 10.26.

“Multi-Area Business” has the meaning set forth in the Fourth Recital.

“Multi-Area Business Employees” has the meaning set forth in Section 8.10.

“Multi-Area Business Material Adverse Effect” means a material adverse effect on the business, condition (financial or otherwise), results of operations, revenues, expenses, operations, assets or liabilities of the Multi-Area Business, but without giving effect to any effect resulting from (i) conditions, developments or circumstances (including, without limitation, economic, political or regulatory conditions, federal or state governmental actions, proposed or enacted legislation or proposed or enacted regulations) that are applicable to the economy or the wireless communications industry in general or that adversely affect the Transferred Multi-Area Markets or affect industries related to the telecommunications business generally (including, without limitation, the introduction of any technological changes in the telecommunications industry, but

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excluding any natural disasters that have a material adverse effect on the business, condition (financial or otherwise), results of operations, revenues, expenses, operations, assets or liabilities of the Multi-Area Business) or that adversely affect a broad group of industries generally, (ii) changes in competition affecting the Multi-Area Business (including competition resulting from the introduction of any new technological changes in the telecommunications industry) or (iii) subject to the following sentence, any net decline in the aggregate number of Transferred Multi-Area Subscribers. A “Multi-Area Business Material Adverse Effect” shall be deemed to have occurred if, at the time of the determination of the Multi-Area Closing Date Subscribers, the aggregate number of Multi-Area Closing Date Subscribers is less than 85% of the aggregate number of Multi-Area June 30 Subscribers.

“Multi-Area Claims” has the meaning set forth in Section 13.1.

“Multi-Area Closing Date Current Assets” has the meaning set forth on and shall be calculated in accordance with Exhibit E-1.

“Multi-Area Closing Date Current Liabilities” has the meaning set forth on and shall be calculated in accordance with Exhibit E-2.

“Multi-Area Closing Date Subscribers” has the meaning set forth in Section 10.10(c).

“Multi-Area Post-Closing Date Working Capital Amount” means an amount equal to the Multi-Area Closing Date Current Assets less the Multi-Area Closing Date Current Liabilities.

“Multi-Area Contributions” has the meaning set forth in the Sixth Recital.

“Multi-Area FCC Authorizations” means (i) the Multi-Area Licenses, and (ii) any antenna structure registrations filed in the name of AWS or an Affiliate in respect of towers that are Transferred Multi-Area Assets.

“Multi-Area Financial Statements” has the meaning set forth in Section 10.17.

“Multi-Area Historical Financial Statements” has the meaning set forth in Section 8.13(a).

“Multi-Area Interim Financial Statements” has the meaning set forth in Section 8.13(a).

“Multi-Area June 30 Subscribers” has the meaning set forth in Section 8.5(d).

“Multi-Area Lease” has the meaning set forth in the Seventh Recital.

“Multi-Area Lease Notification” has the meaning set forth in Section 10.2(a).

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“Multi-Area License Contribution” has the meaning set forth in the Sixth Recital.

“Multi-Area Licenses” has the meaning set forth in the Third Recital.

“Multi-Area Network Contribution” has the meaning set forth in the Sixth Recital.

“Multi-Area Pro Forma Notifications” has the meaning set forth in Section 10.2(a).

“Multi-Area Reorganization Notifications” has the meaning set forth in Section 10.2(a).

“Multi-Area STD Employees” has the meaning set forth in Section 10.7(a)(iii).

“Multi-Area Target Working Capital” has the meaning set forth in Section 6.3(a).

“Multi-Area Transfer Applications” has the meaning set forth in Section 10.2(a).

“Multi-Area Transition Period GSM/TDMA Revenue” has the meaning set forth in Section 6.4(b)(i).

“NDA” has the meaning set forth in Section 15.1.

“Network Membership Interest Assignment and Assumption Agreements” has the meaning set forth in Section 5.1(a).

“Network Exchange” has the meaning set forth in the Eighth Recital.

“Non-Breaching Party” has the meaning set forth in Section 16.1.

“Non-Transferred Mixed Multi-Area Enterprise Subscription Agreements” has the meaning set forth in Section 3.1(b)(iii).

“Non-Transferred Mixed Multi-Area Family Subscription Agreements” has the meaning set forth in Section 3.1(b)(iv).

“Non-Transferred Mixed Virginia Enterprise Subscription Agreements” has the meaning set forth in Section 3.3(b)(iii).

“Non-Transferred Mixed Virginia Family Subscription Agreements” has the meaning set forth in Section 3.3(b)(iv).

“Non-Transferred Multi-Area Subscription Agreements” has the meaning set forth in Section 3.1(b)(iv).

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“Non-Transferred Virginia Subscription Agreements” has the meaning set forth in Section 3.3(b)(iv).

“Opinion” has the meaning set forth in Section 2.2(d)(i).

“Other Triton Entities Network Contribution” has the meaning set forth in Section 3.3.

“Outside Date” has the meaning set forth in Section 16.2(e).

“PCS” has the meaning set forth in the Fourth Recital.

“Permitted Liens” means (i) any Lien for Taxes not yet past due, (ii) any Liens, granted or otherwise created by a Person other than AWS or Triton or their respective Affiliates, that are, individually or in the aggregate, de minimis in character, amount or extent (including, for example, certain types of easements, rights of way, restrictions, installations or public utilities, title imperfections and restrictions, encroachments, reservations in land patents, zoning ordinances or other similar Liens), and that do not otherwise detract from the value and interfere in any respect with the use of the applicable asset and (iii) as to leaseholds, interests of the lessors thereof and Liens affecting interests of such lessors permitted pursuant to the terms of the related leases.

“Person” means any corporation, partnership, limited liability company, joint venture, business association, other entity or individual.

“Post-Closing Date” has the meaning set forth in Exhibit E-1.

“Post-Closing Objections” has the meaning set forth in Section 6.2(a).

“Post-Closing Tax Period” has the meaning set forth in Section 10.13(b).

“Postpaid Plan” has the meaning set forth in Section 8.5(d).

“PR Benefit Plans” has the meaning set forth in Section 10.7(a)(iii).

“PR-Code” has the meaning set forth in Section 8.11.

“Pre-Closing Tax Period” has the meaning set forth in Section 10.13(b).

“PR Employees” means the Multi-Area Business Employees based in Puerto Rico and identified as such in Section 8.10(A) of the AWS/Cingular Disclosure Memorandum.

“Prepaid Plan” has the meaning set forth in Section 8.5(d).

“PSAPs” has the meaning set forth in Section 8.6(e).

“Puerto Rico ETC Status” has the meaning set forth in Section 10.2(c).

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“Puerto Rico Losses” has the meaning set forth in Section 2.2(d)(i).

“Puerto Rico Sale” has the meaning set forth in Section 2.2(d)(v).

“Puerto Rico Vehicle Fleet” has the meaning set forth in Section 10.21.

“Purchaser” has the meaning set forth in Section 2.2(d)(v).

“Purchaser Obligations” has the meaning set forth in Section 2.2(d)(iv).

“PWC” has the meaning set forth in Section 10.17.

“Qualified Intermediary” has the meaning set forth in Section 2.2(c).

“Qualifying Divestiture” has the meaning set forth in Section 16.2(h) of the AWS/Cingular Disclosure Memorandum.

“Required AWS Cell Site Consents” has the meaning set forth in Section 10.8(b)(i).

“Required AWS Cell Site Notices” has the meaning set forth in Section 10.8(b)(i).

“Required AWS Retail/Office Lease Consents” has the meaning set forth in Section 10.8(b)(i).

“Required AWS Retail/Office Lease Notices” has the meaning set forth in Section 10.8(b)(i).

“Remaining Deferred AWS Cell Site” means a Deferred AWS Cell Site not transferred to Triton in accordance with Section 10.8(b)(vi) prior to the Adjustment Date.

“Remaining Deferred Triton Cell Site” means a Deferred Triton Cell Site not transferred to Cingular in accordance with Section 10.8(a)(vi) prior to the Adjustment Date.

“Required Multi-Area Consents” has the meaning set forth in Section 8.8.

“Required Multi-Area Notices” has the meaning set forth in Section 8.8.

“Required Triton Cell Site Consents” has the meaning set forth in Section 10.8(a)(i).

“Required Triton Cell Site Notices” has the meaning set forth in Section 10.8(a)(i).

“Required Triton Retail/Office Lease Consents” has the meaning set forth in Section 10.8(a)(i).

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“Required Triton Retail/Office Lease Notices” has the meaning set forth in Section 10.8(a)(i).

“Required Virginia Consents” has the meaning set forth in Section 9.8.

“Required Virginia Notices” has the meaning set forth in Section 9.8.

“Restricted Subsidiary” shall have the meaning set forth in Section 1.01 of each of (i) the Indenture dated as of January 19, 2001 between Triton PCS, Inc., the Guarantors Party thereto and The Bank of New York, as Trustee, relating to Triton PCS, Inc.’s 9-3/8% Senior Subordinated Notes due 2011, (ii) the Indenture dated as of November 14, 2001 between Triton PCS, Inc., the Guarantors party thereto and The Bank of New York, as Trustee, relating to Triton PCS, Inc.’s 8-3/4% Senior Subordinated Notes due 2011, and (iii) the Indenture dated as of June 13, 2003 among Triton PCS, Inc. the Guarantors party thereto and The Bank of New York, as Trustee, relating to Triton PCS Inc.’s 8 1/2% Senior Notes due 2013, or (iv) Triton PCS, Inc.

“Richmond Call Center” has the meaning set forth in Section 3.4(l).

“RIM” has the meaning set forth in Section 10.26.

“Ruling” has the meaning set forth in Section 2.2(d)(ii).

“Second Closing” has the meaning set forth in Section 7.4.

“Second Closing Date” has the meaning set forth in Section 7.4.

“Second Closing Matters” has the meaning set forth in Section 17.3.

“Securities Act” has the meaning set forth in Section 8.25.

“Spectrum Manager Lease Agreements” has the meaning set forth in the Seventh Recital.

“subscribers,” whether or not capitalized, means a Person who receives and is Contractually entitled to receive PCS service.

“Taxes” means any taxes, duties, assessments, fees, levies, or similar governmental charges, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, telecommunications, utility user, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem or occupation tax, or any other similar governmental charge or imposition, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, but excluding FCC payments and fees and copyright payments and fees.

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“TeleCorp” has the meaning set forth in the Preamble.

“Third Party Claim” has the meaning set forth in Section 14.3(a).

“to the knowledge of AWS” or any similar phrase means the actual knowledge of those persons set forth on Exhibit F-1.

“to the knowledge of Cingular” or any similar phrase means the actual knowledge of the person set forth on Exhibit F-2.

“to the knowledge of Triton” or any similar phrase means the actual knowledge of those persons set forth on Exhibit F-3.

“Transaction Documents” means this Agreement and all other agreements, documents and instruments executed in connection herewith or required to be executed and/or delivered by the parties or any one or more of them in accordance with the provisions of this Agreement, including without limitation, the Transition Services Agreement, the Spectrum Manager Lease Agreements, the Membership Interest Assignment Agreements and the other documents, agreements and instruments required to be executed and delivered in connection with the Contributions, together with all other documents, agreements and instruments to be executed and delivered in connection with the Exchanges and as otherwise contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and each of the other Transaction Documents, including, without limitation, the Contributions and the Exchanges.

“Transferred AWS Switches” has the meaning set forth in Section 3.1(c).

“Transferred Mixed Multi-Area Enterprise Subscription Agreements” has the meaning set forth in Section 3.1(b)(ii).

“Transferred Mixed Virginia Enterprise Subscription Agreements” has the meaning set forth in Section 3.3(b)(ii).

“Transferred Multi-Area Subscription Agreements” has the meaning set forth in Section 3.1(b)(ii).

“Transferred Non-Mixed Multi-Area Enterprise/Consumer Subscription Agreements” has the meaning set forth in Section 3.1(b)(i).

“Transferred Non-Mixed Virginia Enterprise/Consumer Subscription Agreements” has the meaning set forth in Section 3.3(b)(i).

“Transferred Virginia Subscription Agreements” has the meaning set forth in Section 3.3(b)(ii).

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“Transferred Multi-Area Assets” means the Transferred Multi-Area Network Assets and the Transferred Multi-Area Licenses.

“Transferred Multi-Area Business Employees” has the meaning set forth in Section 10.7(a)(iii).

“Transferred Multi-Area FCC Authorizations” means (i) the Transferred Multi-Area Licenses unless otherwise indicated, and (ii) any antenna structure registrations filed in the name of AWS or an Affiliate in respect of towers that are Transferred Multi-Area Assets.

“Transferred Multi-Area GSM A/R” has the meaning set forth in Exhibit E-1.

“Transferred Multi-Area Inventory” has the meaning set forth in Section 3.1(k).

“Transferred Multi-Area License Assets” has the meaning set forth in Section 3.5.

“Transferred Multi-Area Licenses” has the meaning set forth in the Third Recital.

“Transferred Multi-Area Markets” has the meaning set forth in the Third Recital.

“Transferred Multi-Area Network Assets” has the meaning set forth in Section 3.1.

“Transferred Multi-Area Subscribers” means any individual who has a mobile telephone number associated with a land line rate center that falls within the Transferred Multi-Area Markets and who receives PCS service from an AWS Party pursuant to (1) an individual subscription Contract between an AWS Party and such individual or (2) a subscription Contract between an AWS Party and such individual or other Person which covers multiple wireless numbers that include such individual’s number.

“Transferred Multi-Area TDMA A/R” has the meaning set forth in Exhibit E-1.

“Transferred Triton Switches” has the meaning set forth in Section 3.3(c).

“Transferred Virginia Assets” means the Transferred Virginia Network Assets and the Virginia Licenses.

“Transferred Virginia Business Employees” has the meaning set forth in Section 10.7(b)(iii).

“Transferred Virginia GSM A/R” has the meaning set forth in Exhibit G-1.

“Transferred Virginia Inventory” has the meaning set forth in Section 3.3(k).

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“Transferred Virginia License Assets” has the meaning set forth in Section 3.6.

“Transferred Virginia Network Assets” has the meaning set forth in Section 3.3.

“Transferred Virginia Subscribers” means any individual who has a mobile telephone number associated with a land line rate center that falls within the Virginia Market and who receives PCS service from a Triton Party pursuant to (1) an individual subscription Contract between a Triton Party and such individual or (2) a subscription Contract between a Triton Party and such individual or other Person which covers multiple wireless numbers that include such individual’s number.

“Transition Period” has the meaning set forth in Section 6.4(a).

“Transition Services Agreement” has the meaning set forth in Section 7.2(d).

“Triton” has the meaning set forth in the Preamble.

“Triton Cell Site” has the meaning set forth in Section 9.18(a).

“Triton-Cell-Site Purchase Price Adjustment” has the meaning set forth in Section 2.1(d)(i) of the Triton Disclosure Memorandum.

“Triton-Cell-Site Purchase Price Adjustment Cap” has the meaning set forth in Section 2.1(d)(i) of the Triton Disclosure Memorandum.

“Triton CIP Sites” has the meaning set forth in Section 9.18(b).

“Triton Communication” has the meaning set forth in Section 10.16(b).

“Triton Consultant” has the meaning set forth in Section 10.27(a).

“Triton Contributing Entities” has the meaning set forth in the Preamble.

“Triton Determination” has the meaning set forth in Section 6.1.

“Triton Diligence Documents” has the meaning set forth in Section 10.8(a)(i).

“Triton Disclosure Memorandum” means the written information entitled “Triton Disclosure Memorandum” delivered prior to the date of this Agreement to Cingular and the AWS Parties describing in reasonable detail the matters contained therein.

“Triton Entity” has the meaning set forth in Section 10.12(b).

“Triton Equipment” has the meaning set forth in the Preamble.

“Triton Exempt Representation” has the meaning set forth in Section 14.4(a).

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“Triton Extension Agreements” has the meaning set forth in Section 3.6.

“Triton First Closing Bring-Down Certificate” has the meaning set forth in Section 12.1(a).

“Triton Indemnified Parties” has the meaning set forth in Section 14.1.

“Triton Leased Cell Sites” means the Triton Cell Sites set forth in Section 3.3(d) of the Triton Disclosure Memorandum and identified as “Tower Leased” therein.

“Triton Leased Property” has the meaning set forth in Section 9.4(d).

“Triton License” has the meaning set forth in the Preamble.

“Triton License Exchange Representations and Warranties” has the meaning set forth in Section 12.2(b).

“Triton License Newco” has the meaning set forth in the Fifth Recital.

“Triton License Newco Interest” has the meaning set forth in the Ninth Recital.

“Triton Losses” has the meaning set forth in Section 14.1.

“Triton MLAs” has the meaning set forth in Section 10.8(a)(i).

“Triton Network FIRPTA Certificate” has the meaning set forth in Section 5.1(a).

“Triton Network Newco” has the meaning set forth in the Fifth Recital.

“Triton Network SMLLC” has the meaning set forth in the Fifth Recital.

“Triton Network SMLLC Interest” has the meaning set forth in the Eighth Recital.

“Triton Operating” has the meaning set forth in the Preamble.

“Triton Options” has the meaning set forth in Section 3.3(d) and includes the Triton Options set forth in Section 3.3(d) of the Triton Disclosure Memorandum and identified as such therein.

“Triton Owned Cell Sites” means the Triton Cell Sites set forth in Section 3.3(d) of the Triton Disclosure Memorandum and identified as “Tower Owned” therein.

“Triton Parties” has the meaning set forth in the Preamble.

“Triton PCS, Inc.” has the meaning set forth in the Preamble.

“Triton Post Closing Objection” has the meaning set forth in Section 6.2(a).

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“Triton Property” has the meaning set forth in the Preamble.

“Triton Property Network Contribution” has the meaning set forth in Section 3.3.

“Triton Real Property Leases” has the meaning set forth in Section 9.4(d).

“Triton Retail/Office Leases” means the retail, warehouse and office leases set forth in Section 3.3(d) of the Triton Disclosure Memorandum and identified as such therein.

“Triton-RIM Resale Arrangement” has the meaning set forth in Section 10.26.

“Triton Second Closing Bring-Down Certificate” has the meaning set forth in Section 12.2(b).

“Triton’s Employment Obligations” has the meaning set forth in Section 10.7(b)(iv).

“Triton Tower Registrations” has the meaning set forth in Section 10.8(a)(i).

“UnPlan” has the meaning set forth in Section 9.5(d).

“USAC” has the meaning set forth in Section 10.2(c).

“Virginia Balance Sheet” has the meaning set forth in Section 9.13(a).

“Virginia Balance Sheet Date” has the meaning set forth in Section 9.13(a).

“Virginia Benefit Plans” means any Benefit Plan which is or has been maintained, contributed to, or required to be contributed to, by any Triton Party or any ERISA Affiliate for the benefit of any Virginia Business Employee. For purposes of Sections 9.10 and 9.11 hereof, “Virginia Benefit Plans” means any material Benefit Plan which is or has been maintained, contributed to, or required to be contributed to, by any Triton Party or any ERISA Affiliate for the benefit of any Virginia Business Employee.

“Virginia Hiptop Subscribers” has the meaning set forth in Section 10.26.

“Virginia Business” has the meaning set forth in the Fourth Recital.

“Virginia Business Employees” has the meaning set forth in Section 9.10.

“Virginia Business Material Adverse Effect” means a material adverse effect on the business, condition (financial or otherwise), results of operations, revenues, expenses, operations, assets or liabilities of the Virginia Business, but without giving effect to any effect resulting from (i) conditions, developments or circumstances (including, without limitation, economic, political or regulatory conditions, federal or state governmental actions, proposed or enacted legislation or proposed or enacted regulations) that are applicable to the economy or the wireless communications industry in general or that

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adversely affect the Virginia Market or affect industries related to the telecommunications business generally (including, without limitation, the introduction of any technological changes in the telecommunications industry, but excluding any natural disasters that have a material adverse effect on the business, condition (financial or otherwise), results of operations, revenues, expenses, operations, assets or liabilities of the Virginia Business) or that adversely affect a broad group of industries generally, (ii) changes in competition affecting the Virginia Business (including, without limitation, competition resulting from the introduction of any new technological changes in the telecommunications industry), or (iii) subject to the following sentence, any net decline in the aggregate number of Transferred Virginia Subscribers. A “Virginia Business Material Adverse Effect” shall be deemed to have occurred if, at the time of the determination of the Virginia Closing Date Subscribers, the aggregate number of Virginia Closing Date Subscribers is less than 85% of the aggregate number of Virginia June 30 Subscribers.

“Virginia Claims” has the meaning set forth in Section 13.2.

“Virginia Closing Date Current Assets” has the meaning set forth on and shall be calculated in accordance with Exhibit G-1.

“Virginia Closing Date Current Liabilities” has the meaning set forth on and shall be calculated in accordance with Exhibit G-2.

“Virginia Closing Date Subscribers” has the meaning set forth in Section 10.10(c).

“Virginia Post-Closing Date Working Capital Amount” means an amount equal to the Virginia Closing Date Current Assets less the Virginia Closing Date Current Liabilities.

“Virginia Contributions” has the meaning set forth in the Fifth Recital.

“Virginia FCC Authorizations” means (i) the Virginia Licenses, and (ii) any antenna structure registrations filed in the name of Triton or an Affiliate in respect of towers that are Transferred Virginia Assets.

“Virginia Historical Financial Statements” has the meaning set forth in Section 9.13(a).

“Virginia Interim Financial Statements” has the meaning set forth in Section 9.13(a).

“Virginia June 30 Subscribers” has the meaning set forth in Section 9.5(d).

“Virginia Lease” has the meaning set forth in the Seventh Recital.

“Virginia Lease Notification” has the meaning set forth in Section 10.2(a).

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“Virginia Licenses” has the meaning set forth in the Third Recital.

“Virginia License Contribution” has the meaning set forth in the Fifth Recital.

“Virginia Market” has the meaning set forth in the Third Recital.

“Virginia Network Contribution” has the meaning set forth in the Fifth Recital.

“Virginia Pro Forma Notifications” has the meaning set forth in Section 10.2(a).

“Virginia STD Employees” has the meaning set forth in Section 10.7(b)(iii).

“Virginia Target Working Capital” has the meaning set forth in Section 6.3(b).

“Virginia Transfer Applications” has the meaning set forth in Section 10.2(a).

“Virginia Transition Period GSM/TDMA Revenue” has the meaning set forth in Section 6.4(b)(i).

ARTICLE 2

EXCHANGES

Section 2.1. Exchanges, Assignment and Payment

(a) Network Exchange. Subject to the terms and conditions set forth in this Agreement, at the First Closing, (i) AWS and the AWS Contributing Entities shall assign, transfer, deliver and convey to Triton Network Newco the AWS Network Newco Interest, free and clear of all Liens, and (ii) Triton Network Newco shall assign, transfer, deliver and convey to AWS and the AWS Contributing Entities the Triton Network SMLLC Interest, free and clear of all Liens.

(b) License Exchange. Subject to the terms and conditions set forth in this Agreement, at the Second Closing, (i) TeleCorp and AWS PCS shall assign, transfer, deliver and convey to Triton License the AWS License Newco Interest, free and clear of all Liens, and (ii) Triton License shall assign, transfer, deliver and convey to TeleCorp and AWS PCS the Triton License Newco Interest, free and clear of all Liens.

(c) Additional Consideration. At the First Closing, Cingular will pay to Triton Network Newco (or a Restricted Subsidiary of Triton designated by Triton) One Hundred Seventy-Five Million Dollars ($175,000,000), by wire transfer of immediately available funds.

(d) Cell Site Purchase Price Adjustments. On the Adjustment Date, each of the following purchase price adjustments, if any, shall be made:

(i) Triton shall pay to Cingular an amount, by wire transfer of immediately available funds, equal to the Triton-Cell-Site Purchase Price

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Adjustment, which shall not exceed the Triton-Cell-Site Purchase Price Adjustment Cap;

(ii) Cingular shall pay to Triton (or a Restricted Subsidiary of Triton designated by Triton) an amount, by wire transfer of immediately available funds, equal to the AWS-Cell-Site Purchase Price Adjustment. The AWS-Cell-Site-Purchase Price Adjustment shall not exceed the AWS-Cell-Site Purchase Price Adjustment Cap.

(iii) No later than five (5) Business Days prior to the First Closing Date, Triton shall deliver to Cingular a written determination of the number of Triton Cell Sites that are Deferred Triton Cell Sites, and Cingular shall deliver to Triton a written determination of the number of AWS Cell Sites that are Deferred AWS Cell Sites.

(iv) No later than five (5) Business Days prior to the Adjustment Date, Triton shall deliver to Cingular a written determination of the number of Deferred Triton Cell Sites that are Remaining Deferred Triton Cell Sites, and Cingular shall deliver to Triton a written determination of the number of Deferred AWS Cell Sites that are Remaining Deferred AWS Cell Sites.

The adjustments provided in clauses (i) and (ii) above are not exclusive of each other, but they may be offset against each other on the Adjustment Date, as applicable.

Section 2.2. Like-Kind Exchange

(a) The parties shall use their commercially reasonable efforts to cause the Exchanges to be treated in such a manner that the Exchanges qualify as tax-free exchanges of multiple, like-kind assets under U.S. Tax law to the maximum extent permitted by Section 1031 of the Code. Notwithstanding any other provision in this Agreement, including this Section 2.2, each party acknowledges and agrees that it (i) has obtained its own, separate tax advice with respect to the characterization of the Exchanges as like-kind exchanges of property under Section 1031 of the Code, and (ii) is not relying on any representations of any other party with respect to the characterization of the Exchanges as like-kind exchanges of property under Section 1031 of the Code.

(b) The parties agree that, for Tax purposes, the aggregate fair market value of the Transferred Virginia Assets is equal to the aggregate fair market value of the Transferred Multi-Area Assets plus One Hundred Seventy-Five Million Dollars ($175,000,000). On or prior to the First Closing Date, Cingular and the AWS Parties, on the one hand, and the Triton Parties, on the other hand, shall, subject to the preceding sentence, agree upon the relative fair market values of each of the Transferred Multi-Area Network Assets, each of the Transferred Multi-Area Licenses, each of the Transferred Virginia Network Assets and each of the Transferred Virginia Licenses (the “Allocation Statement”). To the extent that the parties are unable to agree on an Allocation Statement by the time of the First Closing, promptly after the First Closing, the matter shall be submitted to Bond & Pecaro, Inc. (the “Appraiser”), which shall be retained by

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the parties to appraise, subject to the first sentence of this Section 2.2(b), the fair market values of each of the Transferred Multi-Area Network Assets, each of the Transferred Multi-Area Licenses, each of the Transferred Virginia Network Assets and each of the Transferred Virginia Licenses (the “Appraisal”). The fees and expenses of the Appraiser shall be borne one-half by Cingular and one-half by Triton. The Allocation Statement shall be prepared in accordance with Section 1060 of the Code, if applicable, and shall in any event assign values to each party’s exchange groups of assets in accordance with Treasury Regulation Section 1.1031(j)-1. The Triton Parties, on the one hand, and Cingular and the AWS Parties, on the other hand, agree to cause all tax returns and reports relating to the transactions contemplated hereby, including Internal Revenue Service Form 8594, if necessary, to be filed in accordance with the Allocation Statement (or the Appraisal, as the case may be).

(c) Any of the parties to this Agreement may, at its sole cost and expense, assign some or all of its rights (but not its obligations) under this Agreement to a Person serving as a qualified intermediary within the meaning of Treasury Regulations Section 1.1031(k)-1(g)(4)(iii) (a “Qualified Intermediary”) or a similar entity or pursuant to a similar arrangement. Upon any such assignment, the assigning party shall promptly give written notice to the other parties to this Agreement and such other parties shall cooperate with reasonable requests of the assigning party in connection therewith, including but not limited to promptly providing the assigning party with written acknowledgement of such assignment. Such other parties shall not be required to incur any additional cost or expense as a result of such an assignment.

(d) Puerto Rico Losses.

(i) The parties hereto agree to take the position in all income Tax returns (including amended Tax returns) that under the laws of the Commonwealth of Puerto Rico, the Transactions described herein do not result in the carryover of any losses, credits, expenses, or deductions related to the trade or business conducted in Puerto Rico by any of the AWS Parties through a branch (the “Puerto Rico Losses”) to any of the Triton Parties, AWS Network Newco or AWS License Newco or any successors thereto, and as a result thereof none of the Puerto Rico Losses can be used in any way in determining the net operating loss deduction of any of the Triton Parties, AWS Network Newco or AWS License Newco or any successors thereto. The AWS Parties, AWS Network Newco, AWS License Newco and Cingular currently hold a legal opinion upon which the AWS Parties, AWS Network Newco and AWS License Newco can rely, indicating that the foregoing is the proper characterization of the Transactions contemplated hereby under Puerto Rican Tax Law (the “Opinion”). A copy of the Opinion has been provided to the Triton Parties. The Triton Parties and the AWS Parties each agree to attach a copy of the Opinion to their respective United States and Puerto Rican income Tax returns (including amended Tax returns) for the year or years in which the Transactions occur (or if more appropriate, the years or years immediately following). The Triton Parties further agree that for the year or years in which the Transactions occur and each subsequent year, neither they, AWS Network Newco, AWS License Newco nor any successor

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Controlled by any of the foregoing shall (A) file any Tax return (including amended Tax returns) in which they reflect that any Puerto Rico Losses carry-over to any Triton Party, AWS Network Newco, or AWS License Newco (or any successors thereto) following the consummation of the Transactions or (B) use any portion of the Puerto Rico Losses in any way in determining the net operating loss deduction of any of the Triton Parties, AWS Network Newco or AWS License Newco or any successors thereto.

(ii) The AWS Parties and Cingular, in consultation with the Triton Parties, shall use their commercially reasonable efforts to obtain a ruling from the Puerto Rican tax authorities as soon as practicable, on behalf of the AWS Parties, Cingular, AWS Network Newco and AWS License Newco and the Triton Parties as the acquiror of AWS Network Newco and AWS License Newco, confirming to substantial effect that the Transactions described herein do not result in the carryover of any Puerto Rico Losses of any of the AWS Parties to any of the Triton Parties, AWS Network Newco or AWS License Newco (or any successors thereto or Affiliates thereof), and that the Puerto Rico Losses of any of the AWS Parties cannot be used by any of the Triton Parties, AWS Network Newco or AWS License Newco (or any successors thereto or Affiliates thereof) in any way after the consummation of the Transactions in determining the net operating loss deduction of any of the Triton Parties, AWS Network Newco or AWS License Newco or any successors thereto (the “Ruling”). The parties acknowledge that no discussions have been undertaken with Puerto Rican authorities regarding securing the Ruling. Accordingly, the parties agree to use their commercially reasonable efforts to secure the Ruling in a form substantially consistent with the foregoing description, but agree that the securing of a Ruling in a form different or to different addressees will not release any party from its undertakings hereunder. The Triton Parties agree to cooperate with the AWS Parties and Cingular in seeking the Ruling, such cooperation to include, but not be limited to, providing such powers of attorney or other authorizations as may reasonably be requested by the AWS Parties or Cingular. In the event that the Ruling is received by the AWS Parties, Cingular, AWS Network Newco and AWS License Newco and the Triton Parties prior to the filing of the United States or Puerto Rican income Tax returns for the year or years in which the Transactions occur (or if more appropriate, the year or years immediately following), the AWS Parties and the Triton Parties each agree to attach a copy of the Ruling to such United States or Puerto Rican income Tax returns (including amended Tax returns) for such year or years. Upon request of Cingular or the AWS Parties in connection with a Tax audit of any of the AWS Parties, the Triton Parties will provide copies of pertinent portions of any such Tax returns to Cingular and the AWS Parties and they shall be entitled to show such copies to employees of the auditing governmental agency or entity in connection with such Tax Audit.

(iii) In connection with a Puerto Rico Sale (as defined below) prior to the filing of the initial Puerto Rican Tax return for AWS License Newco or AWS Network Newco (or any successors thereto) for the first period following the Closing (the “Initial Return”), if the acquiror in such Puerto Rico Sale will be

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responsible for filing the Initial Return, then prior to the closing of such Puerto Rico Sale the Triton Parties will inform the acquiror of and provide such acquiror with a copy of the provisions of this Section 2.2(d), and the Triton Parties will use their commercially reasonable efforts to secure an agreement from such acquiror that (A) it shall not (i) reflect or otherwise take a position on the Initial Return that any Puerto Rico Losses carry-over to AWS Network Newco, AWS License Newco or any successor thereto or Affiliates thereof following the consummation of the Transactions or (ii) use any portion of the Puerto Rico Losses in any way in the Initial Return in determining the net operating loss deduction of AWS Network Newco, AWS License Newco or any successor thereto or Affiliates thereof, and (B) the acquiror shall attach to such Initial Return a copy of the Opinion and, if received prior to the filing of the Initial Return, the Ruling.

(iv) In the event that any Triton Party, AWS Network Newco, AWS License Newco or any successors thereto were to breach the terms of this Section 2.2(d), the Triton Parties shall indemnify, defend and hold harmless the AWS Indemnified Parties, in accordance with Article 14, from any and all Losses related to such breach. In addition, the Triton Parties shall indemnify, defend and hold harmless the AWS Indemnified Parties, in accordance with Article 14, from any and all Losses caused by the failure by a Purchaser to perform the obligations set forth below (“Purchaser Obligations”). For purposes of this Section 2.2(d), the Purchaser Obligations are: (A) for the year or years in which the Puerto Rico Sale occurs and each subsequent year, no Purchaser shall (i) file any Tax return (including amended Tax returns) in which it reflects or otherwise takes a position that any Puerto Rico Losses carry-over to AWS Network Newco, AWS License Newco or any successor thereto or Affiliates thereof following the consummation of the Transactions or (ii) use any portion of the Puerto Rico Losses in any way in determining the net operating loss deduction of AWS Network Newco, AWS License Newco or any successor thereto or Affiliates thereof, and (B) to the extent the Purchaser files United States or Puerto Rican income Tax returns (including amended Tax returns) for the year or years in which the Transactions occur (or if more appropriate, the year or years immediately thereafter), the Purchaser shall attach to such Tax returns a copy of the Opinion and, if received prior to the filing of such Tax returns, the Ruling. Any claim for indemnification made pursuant to this Section 2.2(d)(iv) must be submitted to the Triton Parties in accordance with Article 14 prior to or at the expiration of the applicable statute of limitations.

(v) “Purchaser” means any purchaser, transferee or assignee (or successors thereto), including any further purchasers, transferees or assignees (or successors thereto), of Control of AWS Network Newco or AWS License Newco (or any successors thereto) or a majority of the Puerto Rico assets of AWS Network Newco or AWS License Newco (or any successors thereto). “Puerto Rico Sale” means the sale or other transfer, directly or indirectly, of (x) Control of AWS Network Newco, AWS License Newco (or any successors thereto), or (y) a majority of the Puerto Rico assets of AWS Network Newco or AWS License Newco (or any successors thereto).

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ARTICLE 3

CONTRIBUTIONS; TRANSFERRED ASSETS; EXCLUDED ASSETS

Section 3.1. Transferred Multi-Area Network Assets

Prior to the First Closing, but not prior to the consummation of the Merger, AWS and the AWS Contributing Entities shall contribute to AWS Network Newco, free and clear of all Liens other than Permitted Liens, all of the assets, properties and rights of the AWS and the AWS Contributing Entities that relate primarily to the Multi-Area Business, other than the Excluded Multi-Area Assets and the Transferred Multi-Area Licenses (the “Transferred Multi-Area Network Assets”), including, but not limited to, the following assets, properties and rights of AWS and the AWS Contributing Entities:

(a) any antenna structure registrations filed in the name of AWS or an Affiliate in respect of towers that are Transferred Multi-Area Assets;

(b) subject to Section 10.26 hereof, (i) all rights of AWS and the AWS Contributing Entities under any Contract pursuant to which AWS or an AWS Contributing Entity has the right to provide service to and receive payment (for services rendered) from one or more users and 100% of the users serviced under such Contract (at the time of the First Closing) constitute Transferred Multi-Area Subscribers (the “Transferred Non-Mixed Multi-Area Enterprise/Consumer Subscription Agreements”), which Transferred Non-Mixed Multi-Area Enterprise/Consumer Subscription Agreements shall, subject to Section 10.3(b), be contributed by way of assignment to AWS Network Newco as part of the Multi-Area Network Contribution;

(ii) all rights of AWS and the AWS Contributing Entities under any Contract with a Person (other than an individual) pursuant to which AWS or an AWS Contributing Entity has the right to provide service to and receive payment (for services rendered) from multiple users and more than 50% of the users serviced under such Contract (at the time of the First Closing) constitute Transferred Multi-Area Subscribers (the “Transferred Mixed Multi-Area Enterprise Subscription Agreements” and, together with the Transferred Non-Mixed Multi-Area Enterprise/Consumer Subscription Agreements, the “Transferred Multi-Area Subscription Agreements”), which Transferred Mixed Multi-Area Enterprise Subscription Agreements shall, subject to Section 10.3(b), be contributed by way of assignment to AWS Network Newco as part of the Multi-Area Network Contribution; provided, however, that immediately following the contribution of such Transferred Mixed Multi-Area Enterprise Subscription Agreements to AWS Network Newco, AWS Network Newco shall transfer, by way of partial assignment, to AWS and the AWS Contributing Entities any rights of AWS and the AWS Contributing Entities to provide service to and receive payment (for services rendered) from any subscribers (other than Transferred Multi-Area Subscribers) serviced under any Transferred Mixed Multi-Area Enterprise Subscription Agreements;

(iii) all rights of AWS and the AWS Contributing Entities to provide service to and receive payment (for services rendered) from Transferred Multi-Area Subscribers (but not other subscribers) pursuant to any Contract between AWS or an

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AWS Contributing Entity and a Person (other than an individual) and 50.0% or less of the users serviced under such Contract (at the time of the First Closing) constitute Transferred Multi-Area Subscribers (the “Non-Transferred Mixed Multi-Area Enterprise Subscription Agreements”), which rights shall, subject to Section 10.3(b), be contributed by way of partial assignment to AWS Network Newco as part of the Multi-Area Network Contribution;

(iv) all rights of AWS and the AWS Contributing Entities to provide service to and receive payment (for services rendered) from Transferred Multi-Area Subscribers (but not other subscribers) pursuant to any Contract between AWS or an AWS Contributing Entity and an individual and less than 100% of the users serviced under such Contract (at the time of the First Closing) constitute Transferred Multi-Area Subscribers (the “Non-Transferred Mixed Multi-Area Family Subscription Agreements”, and together with the Non-Transferred Mixed Multi-Area Enterprise Subscription Agreements, the “Non-Transferred Multi-Area Subscription Agreements”), which rights shall, subject to Section 10.3(b), be contributed by way of partial assignment to AWS Network Newco as part of the Multi-Area Network Contribution; provided, however, that the parties agree that (1) such rights to provide service to and receive payment (for services rendered) from such Transferred Multi-Area Subscribers shall be exercised by Triton in accordance with the terms of this Agreement and initially managed by Cingular pursuant to the terms of the Transition Services Agreement (and for the period specified therein), provided, however, that in no event shall Cingular be required to manage any such Transferred Multi-Area Subscriber relationship for longer than 12 months following the First Closing (or with respect to any individual Transferred Multi-Area Subscriber, any earlier termination of such relationship by such Transferred Multi-Area Subscriber, Triton or, at Triton’s direction, Cingular) and provided further that the foregoing shall not be construed as a guarantee of revenue from any such Transferred Multi-Area Subscriber for such 12 month period, and (2) upon any such termination of Cingular’s management of any such subscriber relationship, (A) Cingular and AWS shall have no further obligation to (y) confer to AWS Network Newco or Triton any rights to provide service to and receive payment (for services rendered) from any such subscriber or the economic benefit of any such subscriber (other than to pay to Triton any early termination fee paid to Cingular or AWS by any such subscriber in accordance with the terms of the applicable Non-Transferred Mixed Multi-Area Family Subscription Agreement, provided that Cingular and AWS shall have the right, without Triton’s consent, to waive payment of any such early termination fee in the ordinary course of business, consistent with past practice), or (z) provide transition services relating to any such subscribers under the Transition Services Agreement, and (B) Cingular and AWS shall have no obligation to cause any such subscriber to enter into a new subscription agreement directly with Triton or liability to Triton if any such subscriber refuses to enter into a new subscription agreement directly with Triton; and

(v) all rights of AWS and the AWS Contributing Entities under (1) all Material Multi-Area Contracts, (2) all Contracts providing for non-disclosure of confidential information, non-solicitation of employees and customers and/or non-competition with the Multi-Area Business to which a Multi-Area Business Employee is a party or a former employee who would otherwise constitute a Multi-Area Business

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Employee is a party (but excluding therefrom any employment agreements pursuant to which an AWS Party agrees to employ the employee for a specified period and/or on specified terms of employment), (3) all other Contracts currently in effect to which AWS or an AWS Contributing Entity is a party that relate primarily to the Multi-Area Business (other than Excluded Multi-Area Contracts), (4) all PR Benefit Plans, and (5) all Contracts entered into in the ordinary course of business as permitted by Section 10.5 of this Agreement during the period commencing on the date hereof and ending on the First Closing Date (all such Contracts, together with the Transferred Multi-Area Subscription Agreements, but excluding the Excluded Multi-Area Contracts, are referred to collectively as the “Assumed Multi-Area Contracts”);

(c) all right, title and interest of AWS and the AWS Contributing Entities in and to the towers, tower equipment, antennas, cell site equipment and buildings, GSM and TDMA switching equipment and buildings used for the Puerto Rico/USVI portion of the Multi-Area Business and located in Puerto Rico and TDMA switching equipment and buildings used for the North Carolina portion of the Multi-Area Business and located in North Carolina (collectively, the “Transferred AWS Switches”), microwave equipment, E911 equipment, including LMUs or WLSs, as applicable, mobile identification numbers, tools, testing equipment, office equipment, furniture and fixtures, supplies and inventory, electrical power units, transmission lines, installations, appliances, improvements and other equipment, machinery and tangible personal property used primarily in the Multi-Area Business, including without limitation network management equipment such as OSS and OMC-R systems (unless they are substantially shared by systems outside of the Transferred Multi-Area Markets), local network transport equipment (such as DACS), and those items disclosed in Section 3.1(c) of the AWS/Cingular Disclosure Memorandum;

(d) all interests of AWS and the AWS Contributing Entities in all those certain lots and pieces of real property that are owned by or leased to AWS or an AWS Contributing Entity, or rights to space on towers or other structures owned by third parties, that are used primarily in the Multi-Area Business, including those set forth in Section 3.1(d) of the AWS/Cingular Disclosure Memorandum, together with the buildings, structures, facilities, shelters, cabinets and other improvements erected thereon, and together with all easements, rights-of-way and other appurtenances thereto; as well as all options to acquire a leasehold interest for purposes of building a cell site (the “AWS Options”), all of which AWS Options shall be set forth in Section 3.1(d) of the AWS/Cingular Disclosure Memorandum;

(e) all right, title and interest of AWS and the AWS Contributing Entities to the engineering records, files (including customer information and records), data, drawings, blueprints, books of account, schematics, maps, reports, lists (including customer and supplier lists, and direct mail and direct response lists), FCC and FAA tower compliance records, including without limitation the types of documents, surveys, filings, certifications and authorizations identified in Exhibit H-1 (“FCC/FAA Tower Records”), environmental audit reports and plans and processes used primarily in the Multi-Area Business or relating to the assets described in Section 3.1(c) and (d) above,

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provided that AWS and the AWS Contributing Entities may retain copies thereof so long as Triton is provided with the originals thereof;

(f) to the extent assignable, all state and local licenses, certificates of occupancy, permits, franchises, registrations, certificates of public convenience and necessity, approvals and operating rights, including any applications therefor, used primarily in the Multi-Area Business, including without limitation, subject to Section 10.2(c), Puerto Rico ETC Status;

(g) all computer software owned or licensed by AWS or any AWS Contributing Entity (including all related documentation) that is necessary to operate the switches, other cell site equipment and E911 equipment, including LMUs or WLSs, as applicable, described in paragraph (c) above, including without limitation any right to use licenses associated with any such network assets;

(h) all rights or choses in action relating primarily to the Multi-Area Business, including all rights under express or implied warranties relating to the Transferred Multi-Area Assets;

(i) if requested by Triton or any Triton Contributing Entity prior to the First Closing, all information regarding Multi-Area Business Employees, except for information the provision of which AWS or any of the AWS Contributing Entities reasonably believes would constitute a violation of Law;

(j) Multi-Area Closing Date Current Assets; and

(k) all inventory of wireless telephone handsets and related accessories owned by AWS or any AWS Contributing Entity that is held on-site (1) in retail stores in the Transferred Multi-Area Markets or (2) to the extent necessary to fulfill the reasonable requirements of the Multi-Area Business during any reasonable transition period agreed upon by the parties, other locations in the Transferred Multi-Area Markets (collectively, the “Transferred Multi-Area Inventory”).

Section 3.2. Excluded Multi-Area Assets

The assets, properties and rights of AWS and the AWS Contributing Entities set forth below that relate primarily to the Multi-Area Business (collectively, the “Excluded Multi-Area Assets”), the Transferred Multi-Area Licenses and the AWS Extension Agreements shall not be assigned or transferred to AWS Network Newco:

(a) all cash on hand and in financial institutions, cash equivalents, marketable securities and bonds;

(b) all claims for refunds and/or credits for Taxes for (i) the periods ending on or before the First Closing Date, and (ii) with respect to periods including, but ending, after the First Closing Date, the prorated portion of such refund or credit relating to the period up to the First Closing Date;

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(c) the minute books and tax returns of AWS and the AWS Contributing Entities;

(d) all Contracts with any labor union or other representative of employees; any note, indenture, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money or for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person; any rights and obligations under any employment agreements; any Contract limiting or restraining AWS or any Affiliate or any successor thereto from engaging or competing in any manner or in any business; any Contract with any shareholder, director or officer of AWS or an AWS Contributing Entity, or any other Affiliate of AWS, or with any Affiliate of any shareholder, director or officer of AWS or an AWS Contributing Entity or any other Affiliate of AWS; any Contract for any charitable or political contribution; any Contract granting power of attorney to any other Person; and the other Contracts listed or described in Section 3.2(d) of the AWS/Cingular Disclosure Memorandum (the “Excluded Multi-Area Contracts”);

(e) the rights which accrue or will accrue to AWS or any AWS Contributing Entity under this Agreement;

(f) the assets, rights and claims disclosed in Section 3.2(f) of the AWS/Cingular Disclosure Memorandum;

(g) all insurance policies and rights and claims thereunder arising from events, matters or conditions arising prior to the First Closing Date and which have not been assigned to Triton or a Triton Contributing Entity pursuant to Section 13.1;

(h) trademarks, trade names, service marks, service names, logos and similar rights and all other intellectual property of AWS and the AWS Contributing Entities;

(i) all Multi-Area Benefit Plans (other than the PR Benefit Plans);

(j) all motor vehicles owned or leased by AWS or any AWS Contributing Entity;

(k) all switching equipment and buildings other than the Transferred AWS Switches;

(l) except for the Multi-Area Closing Date Current Assets, all right, title and interest of AWS and the AWS Contributing Entities in and to the accounts receivable (billed or unbilled), prepaid assets, prepaid insurance and security and other customer deposits, in each case to the extent that they relate to the Multi-Area Business;

(m) all right, title and interest of AWS and the AWS Contributing Entities in and to the real property and buildings located at 2002 Pisgah Church Road, Greensboro, North Carolina and 3709 Wireless Drive, Greensboro, North Carolina (collectively, the “Greensboro Call Center”) and all assets held at the Greensboro Call Center or related primarily to the Greensboro Call Center;

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(n) all assets and rights associated with services and operations associated with the WiFi and Distributed Antenna Systems (DAS) assets at the Raleigh-Durham Airport, including without limitation any base stations and other electronic equipment; provided, however, that from and after the First Closing AWS and the AWS Contributing Entities shall grant to AWS Network Newco and Triton access to and use of the services that are made available through such DAS assets, comparable to such access and use provided to other carriers, on commercially reasonable terms;

(o) other than the Transferred Multi-Area Inventory, all inventory of wireless handsets and related accessories owned by AWS or any AWS Contributing Entity;

(p) network management equipment (such as OSS and OMC-R systems) which is substantially shared by systems outside of the Transferred Multi-Area Markets);

(q) all right, title and interest of AWS and the AWS Contributing Entities in and to the real property and buildings located at 2000 Cross Beam Dr., Charlotte, North Carolina;

(r) the Non-Transferred Multi-Area Subscription Agreements, provided that the right to provide service to and receive payment (for services rendered) from Transferred Multi-Area Subscribers who are serviced under Non-Transferred Multi-Area Subscription Agreements shall be contributed to AWS Network Newco as contemplated by Sections 3.1(b)(iii) and (iv) above; and

(s) cell sites on wheels (“COWs”), provided that any COW which is being utilized as a basic part of the network coverage for the Transferred Multi-Area Markets shall only be removed once Triton has replaced it, provided that Triton shall replace any such COW within 12 months following the First Closing.

Section 3.3. Transferred Virginia Network Assets

Prior to the First Closing: (i) Triton Property shall form and capitalize Triton Network SMLLC; (ii) following such formation and capitalization, Triton Property shall contribute to Triton Network SMLLC, free and clear of all Liens other than Permitted Liens, all of the Transferred Virginia Network Assets held by Triton Property in exchange for no further consideration (the “Triton Property Network Contribution”); (iii) following such contribution, Triton Property shall form Triton Network Newco and contribute a 100% membership interest in Triton Network SMLLC, free and clear of all Liens, into Triton Network Newco in exchange for a 100% membership interest in Triton Network Newco; (iv) following such contribution, Triton and the Triton Contributing Entities (other than Triton Property) shall contribute any Transferred Virginia Network Assets held by such entities, free and clear of all Liens, other than Permitted Liens, into Triton Network SMLLC in exchange for membership interests in Triton Network Newco (the “Other Triton Entities Network Contribution”). For purposes of this Agreement, “Transferred Virginia Network Assets” means all of the assets, properties and rights of Triton and the Triton Contributing Entities that relate primarily to the Virginia Business other than the Excluded Virginia Assets and the Virginia Licenses, including, but not limited to, the following assets, properties and rights of Triton and the Triton Contributing Entities:

(a) any antenna structure registrations filed in the name of Triton or an Affiliate in respect of towers that are Transferred Virginia Assets;

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(b) (i) all rights of Triton and the Triton Contributing Entities under any Contract pursuant to which Triton or a Triton Contributing Entity has the right to provide service to and receive payment (for services rendered) from one or more users and 100% of the users serviced under such Contract (at the time of the First Closing) constitute Transferred Virginia Subscribers (the “Transferred Non-Mixed Virginia Enterprise/Consumer Subscription Agreements”), which Transferred Non-Mixed Virginia Enterprise/Consumer Subscription Agreements shall, subject to Section 10.4(b), be contributed by way of assignment to Triton Network SMLLC as part of the Virginia Network Contribution;

(ii) all rights of Triton and the Triton Contributing Entities under any Contract with a Person (other than an individual) pursuant to which Triton or a Triton Contributing Entity has the right to provide service to and receive payment (for services rendered) from multiple users and more than 50% of the users serviced under such Contract (at the time of the First Closing) constitute Transferred Virginia Subscribers (the “Transferred Mixed Virginia Enterprise Subscription Agreements” and, together with the Transferred Non-Mixed Virginia Enterprise/Consumer Subscription Agreements, the “Transferred Virginia Subscription Agreements”), which Transferred Mixed Virginia Enterprise Subscription Agreements shall, subject to Section 10.4(b), be contributed by way of assignment to Triton Network SMLLC as part of the Virginia Network Contribution; provided, however, that immediately following the contribution of such Transferred Mixed Virginia Enterprise Subscription Agreements to Triton Network SMLLC, Triton Network SMLLC shall transfer, by way of partial assignment, to Triton and the Triton Contributing Entities any rights of Triton and the Triton Contributing Entities to provide service to and receive payment (for services rendered) from any subscribers (other than Transferred Virginia Subscribers) serviced under any Transferred Mixed Virginia Enterprise Subscription Agreements;

(iii) all rights of Triton and the Triton Contributing Entities to provide service to and receive payment (for services rendered) from Transferred Virginia Subscribers (but not other subscribers) pursuant to any Contract between Triton or a Triton Contributing Entity and a Person (other than an individual) and 50.0% or less of the users serviced under such Contract (at the time of the First Closing) constitute Transferred Virginia Subscribers (the “Non-Transferred Mixed Virginia Enterprise Subscription Agreements”), which rights shall, subject to Section 10.4(b), be contributed by way of partial assignment to Triton Network SMLLC as part of the Virginia Network Contribution;

(iv) all rights of Triton and the Triton Contributing Entities to provide service to and receive payment (for services rendered) from Transferred Virginia Subscribers (but not other subscribers) pursuant to any Contract between Triton or a

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Triton Contributing Entity and an individual and less than 100% of the users serviced under such Contract (at the time of the First Closing) constitute Transferred Virginia Subscribers (the “Non-Transferred Mixed Virginia Family Subscription Agreements”, and together with the Non-Transferred Mixed Virginia Enterprise Subscription Agreements, the “Non-Transferred Virginia Subscription Agreements”), which rights shall, subject to Section 10.4(b), be contributed by way of partial assignment to Triton Network SMLLC as part of the Virginia Network Contribution; provided, however, that the parties agree that (1) such rights to provide service to and receive payment (for services rendered) from such Transferred Virginia Subscribers shall be exercised by Cingular and AWS in accordance with the terms of this Agreement and initially managed by Triton pursuant to the terms of the Transition Services Agreement (and for the period specified therein), provided, however, that in no event shall Triton be required to manage any such Transferred Virginia Subscriber relationship for longer than 12 months following the First Closing (or with respect to any individual Transferred Virginia Subscriber, any earlier termination of such relationship by such Transferred Virginia Subscriber, Cingular or, at Cingular’s direction, Triton) and provided further that the foregoing shall not be construed as a guarantee of revenue from any such Transferred Virginia Subscriber for such 12 month period, and (2) upon any such termination of Triton’s management of any such subscriber relationship, (A) Triton shall have no further obligation to (y) confer to Triton Network SMLLC, Cingular or AWS any rights to provide service to and receive payment (for services rendered) from any such subscriber or the economic benefit of any such subscriber (other than to pay to Cingular any early termination fee paid to Triton by any such subscriber in accordance with the terms of the applicable Non-Transferred Mixed Virginia Family Subscription Agreement, provided that Triton shall have the right, without the consent of Cingular and AWS, to waive payment of any such early termination fee in the ordinary course of business, consistent with past practice), or (z) provide transition services relating to any such subscribers under the Transition Services Agreement, and (B) Triton shall have no obligation to cause any such subscriber to enter into a new subscription agreement directly with Cingular or AWS or liability to Cingular or AWS if any such subscriber refuses to enter into a new subscription agreement directly with Cingular or AWS; and

(v) all rights of Triton and the Triton Contributing Entities under (1) all Material Virginia Contracts, (2) all Contracts providing for non-disclosure of confidential information, non-solicitation of employees and customers and/or non-competition with the Virginia Business to which a Virginia Business Employee is a party or a former employee who would otherwise constitute a Virginia Business Employee is a party (but excluding therefrom any employment agreements pursuant to which a Triton Party agrees to employ the employee for a specified period and/or on specified terms of employment), (3) all other Contracts currently in effect to which Triton or a Triton Contributing Entity is a party that relate primarily to the Virginia Business (other than Excluded Virginia Contracts), and (4) all Contracts entered into in the ordinary course of business as permitted by Section 10.5 of this Agreement during the period commencing on the date hereof and ending on the First Closing Date (all such Contracts, together with the Transferred Virginia Subscription Agreements, but excluding the Excluded Virginia Contracts, are referred to collectively as the “Assumed Virginia Contracts”);

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(c) all right, title and interest of Triton and the Triton Contributing Entities in and to the towers, tower equipment, antennas, cell site equipment and buildings, GSM and TDMA switching equipment and buildings used for the Virginia Business and located in Virginia (collectively, the “Transferred Triton Switches”), microwave equipment, E911 equipment, including LMUs or WLSs, as applicable, mobile identification numbers, tools, testing equipment, office equipment, furniture and fixtures, supplies and inventory, electrical power units, transmission lines, installations, appliances, improvements and other equipment, machinery and tangible personal property used primarily in the Virginia Business, including without limitation network management equipment such as OSS and OMC-R systems (unless they are substantially shared by systems outside of the Virginia Market), local network transport equipment (such as DACS) and those items disclosed in Section 3.3(c) of the Triton Disclosure Memorandum;

(d) all interests of Triton and the Triton Contributing Entities in all those certain lots and pieces of real property that are owned by or leased to Triton or a Triton Contributing Entity, or rights to space on towers or other structures owned by third parties, that are used primarily in the Virginia Business, including those set forth in Section 3.3(d) of the Triton Disclosure Memorandum, together with the buildings, structures, facilities, shelters, cabinets and other improvements erected thereon, and together with all easements, rights-of-way and other appurtenances thereto; as well as all options to acquire a leasehold interest for purposes of building a cell site (the “Triton Options”), all of which Triton Options shall be set forth in Section 3.3(d) of the Triton Disclosure Memorandum;

(e) all right, title and interest of Triton and the Triton Contributing Entities to the engineering records, files (including customer information and records), data, drawings, blueprints, books of account, schematics, maps, reports, lists (including customer and supplier lists, and direct mail and direct response lists), FCC and FAA tower compliance records, including without limitation FCC/FAA Documents, environmental audit reports, and plans and processes used primarily in the Virginia Business or relating to the assets described in Section 3.2(c) and (d) above, provided that Triton and the Triton Contributing Entities may retain copies thereof so long as AWS is provided with the originals thereof;

(f) to the extent assignable, all state and local licenses, certificates of occupancy, permits, franchises, registrations, certificates of public convenience and necessity, approvals and operating rights, including any applications therefor, used primarily in the Virginia Business;

(g) all computer software owned or licensed by Triton or any Triton Contributing Entity (including all related documentation) that is necessary to operate the switches, other cell site equipment and E911 equipment, including LMUs or WLSs, as applicable, described in paragraph (c) above, including without limitation any right to use licenses associated with any such network assets;

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(h) all rights or choses in action relating primarily to the Virginia Business, including all rights under express or implied warranties relating to the Transferred Virginia Assets;

(i) if requested by AWS or any AWS Contributing Entity prior to the First Closing, all information regarding the Virginia Business Employees, except for information the provision of which Triton or any of the Triton Contributing Entities reasonably believes would constitute a violation of Law;

(j) the Virginia Closing Date Current Assets; and

(k) all inventory of wireless telephone handsets and related accessories owned by Triton or any Triton Contributing Entity that is held on-site (1) in retail stores in the Virginia Market or (2) to the extent necessary to fulfill the reasonable requirements of the Virginia Business during any reasonable transition period agreed upon by the parties, other locations in the Virginia Market (collectively, the “Transferred Virginia Inventory”).

Section 3.4. Excluded Virginia Assets

The assets, properties and rights of Triton and the Triton Contributing Entities set forth below that relate primarily to the Virginia Business (collectively, the “Excluded Virginia Assets”), the Virginia Licenses and the Triton Extension Agreements shall not be assigned or transferred to Triton Network SMLLC:

(a) all cash on hand and in financial institutions, cash equivalents, marketable securities and bonds;

(b) all claims for refunds and/or credits for Taxes for (i) the periods ending on or before the First Closing Date, and (ii) with respect to periods including, but ending, after the First Closing Date, the prorated portion of such refund or credit relating to the period up to the First Closing Date;

(c) the minute books and tax returns of Triton and the Triton Contributing Entities;

(d) all Contracts with any labor union or other representative of employees; any note, indenture, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other Contract for the borrowing or lending of money or for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person; any rights and obligations under any employment agreements; any Contract limiting or restraining Triton or any Affiliate or any successor thereto from engaging or competing in any manner or in any business; any Contract with any shareholder, director or officer of Triton or a Triton Contributing Entity, or any other Affiliate of Triton, or with any Affiliate of any shareholder, director or officer of Triton or a Triton Contributing Entity, or any other Affiliate of Triton; any Contract for any charitable or political contribution; any Contract granting power of attorney to any other Person and the other Contracts

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listed or described in Section 3.4(d) of the Triton Disclosure Memorandum (the “Excluded Virginia Contracts”);

(e) the rights which accrue or will accrue to Triton or any Triton Contributing Entity under this Agreement;

(f) the assets, rights and claims disclosed in Section 3.4(f) of the Triton Disclosure Memorandum;

(g) all insurance policies and rights and claims thereunder arising from events, matters or conditions arising prior to the First Closing Date and which have not been assigned to AWS or an AWS Contributing Entity pursuant to Section 13.2;

(h) trademarks, trade names, service marks, service names, logos and similar rights and all other intellectual property of Triton and the Triton Contributing Entities;

(i) all Virginia Benefit Plans;

(j) all motor vehicles owned or leased by Triton or any Triton Contributing Entity;

(k) except for the Virginia Closing Date Current Assets, all right, title and interest of Triton and the Triton Contributing Entities in and to the accounts receivable (billed or unbilled), prepaid assets, prepaid insurance and security and other customer deposits, in each case to the extent that they relate to the Virginia Business;

(l) all right, title and interest of Triton and the Triton Contributing Entities in and to the real property and building located at 100 Westgate Parkway, Richmond, Virginia (the “Richmond Call Center”) and all assets held at the Richmond Call Center or related primarily to the Richmond Call Center;

(m) other than the Transferred Virginia Inventory, all inventory of wireless handsets and related accessories owned by Triton or any Triton Contributing Entity;

(n) network management equipment (such as OSS and OMC-R systems) which is substantially shared by systems outside of the Virginia Market);

(o) the Non-Transferred Virginia Subscription Agreements, provided that the right to provide service to and receive payment (for services rendered) from Transferred Virginia Subscribers who are serviced under Non-Transferred Virginia Subscription Agreements shall be contributed to Triton Network SMLLC as contemplated by Sections 3.3(b)(iii) and (iv) above; and

(p) COWs, provided that any COW which is being utilized as a basic part of the network coverage for the Virginia Market shall only be removed once Cingular has replaced it, provided that Cingular shall replace any such COW within 12 months following the First Closing.

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Section 3.5. Transferred Multi-Area License Assets

Prior to the First Closing, but not prior to the consummation of the Merger, TeleCorp and AWS PCS shall contribute to AWS License Newco, free and clear of all Liens other than Permitted Liens, (i) all of the Transferred Multi-Area Licenses, (ii) all FCC records related to the Transferred Multi-Area Licenses, including without limitation those identified in Exhibit H-2 (“FCC Records”) and (iii) to the extent relating primarily to the Multi-Area Business, all right and interest in and to all service area boundary extension agreements or any other agreements that permit AWS or an AWS Contributing Entity to extend its wireless communications system radio frequency contours into the FCC licensed wireless geographic service area of another FCC licensee (the “AWS Extension Agreements”) (collectively, the “Transferred Multi-Area License Assets”).

Section 3.6. Transferred Virginia License Assets

Prior to the First Closing, Triton and the Triton Contributing Entities shall contribute to Triton License Newco, free and clear of all Liens other than Permitted Liens, (i) all of the Virginia Licenses, (ii) all FCC records related to the Virginia Licenses, including without limitation FCC Records, and (iii) to the extent relating primarily to the Virginia Business, all right and interest in and to all service area boundary extension agreements or any other agreements that permit Triton or a Triton Contributing Entity to extend its wireless communications system radio frequency contours into the FCC licensed wireless geographic service area of another FCC licensee (the “Triton Extension Agreements”) (collectively, the “Transferred Virginia License Assets”).

ARTICLE 4

ASSUMED LIABILITIES; EXCLUDED LIABILITIES

Section 4.1. Assumed Virginia Liabilities

As part of the Virginia Network Contribution, prior to the First Closing, (1) as part of the Triton Property Network Contribution, Triton Property shall transfer to Triton Network SMLLC by way of assignment and assumption, and Triton Network SMLLC shall assume and agree to perform and discharge as of the First Closing, the following Liabilities of Triton Property, to the extent not previously performed or discharged, and no others, and (2) as part of the Other Triton Entities Network Contribution, Triton and the Triton Contributing Entities (other than Triton Property) shall transfer to Triton Network SMLLC by way of assignment and assumption, and Triton Network SMLLC shall assume and agree to perform and discharge as of the First Closing, the following Liabilities of such Triton Parties, to the extent not previously performed or discharged, and no others: (i) all Liabilities of Triton and the Triton Contributing Entities which are to be performed from and after the First Closing under the Assumed Virginia Contracts, but only to the extent such Liabilities relate to periods or goods or services provided to or by Triton Network SMLLC, the AWS Parties or Cingular on or after the First Closing Date, provided that Triton Network SMLLC, the AWS Parties and Cingular shall not assume any Liabilities arising out of any breach by Triton or any Triton Contributing

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Entities of any provision of any Assumed Virginia Contract, and provided further that immediately following the contribution of the Transferred Mixed Multi-Area Enterprise Subscription Agreements to AWS Network Newco, AWS Network Newco shall transfer, by way of partial transfer or delegation, to AWS and the AWS Contributing Entities any Liabilities of AWS and the AWS Contributing Entities with respect to any subscribers (other than Transferred Multi-Area Subscribers) under any such Transferred Mixed Multi-Area Enterprise Subscription Agreements; (ii) all Liabilities of Triton and the Triton Contributing Entities which are to be performed from and after the First Closing under the Non-Transferred Virginia Subscription Agreements with respect to any Transferred Virginia Subscribers (but not other subscribers), but only to the extent such Liabilities relate to periods or goods or services provided by Triton Network SMLLC, the AWS Parties or Cingular on or after the First Closing Date, which Liabilities shall be transferred to and assumed by Triton Network SMLLC by way of partial transfer or delegation of such Liabilities to Triton Network SMLLC as part of the Triton Network Contribution (which partial transfer or delegation shall achieve the transfer of the PCS service obligations associated with the Transferred Virginia Subscribers serviced under such Non-Transferred Virginia Subscription Agreements), provided that Triton Network SMLLC, the AWS Parties and Cingular shall not assume any Liabilities arising out of any breach by Triton or any Triton Contributing Entities of any provision of any Non-Transferred Virginia Subscription Agreement; (iii) all Liabilities of Triton and the Triton Contributing Entities entered into during the period from the date hereof to the First Closing by Triton or any of the Triton Contributing Entities that were identified by Triton or a Triton Contributing Entity in writing as Assumed Virginia Liabilities and (except with respect to Assumed Virginia Contracts) consented to in writing by Cingular; and (iv) all Virginia Closing Date Current Liabilities (the Liabilities described in clauses (i), (ii), (iii) and (iv) are collectively referred to herein as the “Assumed Virginia Liabilities”). The Assumed Virginia Liabilities shall specifically exclude all other Liabilities of Triton and the Triton Contributing Entities or the Virginia Business (collectively, the “Excluded Virginia Liabilities”), including: (t) indebtedness; (u) capital leases; (v) any and all Taxes that are (1) obligations of Triton or an Affiliate of Triton or (2) Taxes with respect to taxable periods (or any portion thereof) ending on or prior to the First Closing Date that arise out of the Virginia Business or Transferred Virginia Assets (including any such Taxes which become Liabilities of AWS or an AWS Contributing Entity as a transferee of the Virginia Business or the Transferred Virginia Assets), provided that any Tax attributable to a taxable period which begins before and ends after the First Closing Date shall be apportioned between the portion of such period ending on the First Closing Date and the portion beginning on the day after the First Closing Date (A) in the case of real property taxes, personal property taxes, and similar ad valorem obligations, by apportioning such taxes in the manner prescribed in Section 10.13(b) below, and (B) in the case of all other Taxes, on the basis of the actual activities of the Virginia Business or Transferred Virginia Assets, as determined from the books and records of the Virginia Business or Transferred Virginia Assets for such partial period; (w) all Liabilities in connection with, resulting from, or arising out of, directly or indirectly, the ownership, operation or control of the Transferred Virginia Assets or the Virginia Business prior to the First Closing Date; (x) all Liabilities relating to any Virginia Benefit Plans; (y) all Liabilities in connection with, resulting from, or arising out of, directly or indirectly, the

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ownership, operation or control of the Excluded Triton Assets; and (z) all Liabilities, whether incurred before or after the First Closing, relating to any investigation, claim, action, suit or other proceeding pending or, to the knowledge of Triton, threatened against a Triton Party, or relating to the Transferred Virginia Assets or the Virginia Business, by the FCC, FAA or any other Governmental Authority, and which Liabilities, in each case, result from, or arise out of, directly or indirectly, the ownership, operation or control of the Transferred Virginia Assets or the Virginia Business prior to the First Closing Date, including without limitation (A) any investigation, claim, action, suit or other proceeding relating to noncompliance with FCC Law, FAA rules and regulations or other Laws, and (B) any fines or other penalties incurred following the First Closing for noncompliance with tower marking or lighting rules, to the extent two or more Official Notices of Violation or any Notice of Apparent Liability for Forfeiture have been issued prior to the First Closing (collectively, “Excluded Virginia Non-Compliance Liabilities”).

Section 4.2. Assumed Multi-Area Liabilities

As part of the Multi-Area Network Contribution, prior to the First Closing, AWS and the AWS Contributing Entities shall transfer to AWS Network Newco by way of assignment and assumption, and AWS Network Newco shall assume and agree to perform and discharge as of the First Closing, the following Liabilities of AWS and the AWS Contributing Entities, to the extent not previously performed or discharged, and no others: (i) all Liabilities of AWS and the AWS Contributing Entities which are to be performed from and after the First Closing under the Assumed Multi-Area Contracts, but only to the extent such Liabilities relate to periods or goods or services provided to or by AWS Network Newco or the Triton Parties on or after the First Closing Date, provided that AWS Network Newco and the Triton Parties shall not assume any Liabilities arising out of any breach by AWS or any AWS Contributing Entities of any provision of any Assumed Multi-Area Contract, and provided further that immediately following the contribution of the Transferred Mixed Virginia Enterprise Subscription Agreements to Triton Network SMLLC, Triton Network SMLLC shall transfer, by way of partial transfer or delegation, to Triton and the Triton Contributing Entities any Liabilities of Triton and the Triton Contributing Entities with respect to any subscribers (other than Transferred Virginia Subscribers) under any such Transferred Mixed Virginia Enterprise Subscription Agreements; (ii) all Liabilities of AWS and the AWS Contributing Entities which are to be performed from and after the First Closing under the Non-Transferred Multi-Area Subscription Agreements with respect to any Transferred Multi-Area Subscribers (but not other subscribers), but only to the extent such Liabilities relate to periods or goods or services provided by AWS Network Newco or the Triton Parties on or after the First Closing Date, which Liabilities shall be transferred to and assumed by AWS Network Newco by way of partial transfer or delegation of such Liabilities to AWS Network Newco as part of the Multi-Area Network Contribution (which partial transfer or delegation shall achieve the transfer of the PCS service obligations associated with the Transferred Multi-Area Subscribers serviced under such Non-Transferred Multi-Area Subscription Agreements), provided that AWS Network Newco and the Triton Parties shall not assume any Liabilities arising out of any breach by AWS or any AWS Contributing Entities of any provision of any Non-Transferred Multi-Area Subscription Agreement; (iii) all Liabilities of AWS and the AWS Contributing Entities entered into

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during the period from the date hereof to the First Closing by AWS or any of the AWS Contributing Entities that were identified by AWS or an AWS Contributing Entity in writing as Assumed Multi-Area Liabilities and (except with respect to Assumed Multi-Area Contracts) consented to in writing by Triton; and (iv) all Multi-Area Closing Date Current Liabilities (the Liabilities described in clauses (i), (ii), (iii) and (iv) are collectively referred to herein as the “Assumed Multi-Area Liabilities”). The Assumed Multi-Area Liabilities shall specifically exclude all other Liabilities of AWS and the AWS Contributing Entities or the Multi-Area Business (collectively, the “Excluded Multi-Area Liabilities”), including: (t) indebtedness; (u) capital leases; (v) any and all Taxes that are (1) obligations of AWS or an Affiliate of AWS or (2) Taxes with respect to taxable periods (or any portion thereof) ending on or prior to the First Closing Date that arise out of the Multi-Area Business or Transferred Multi-Area Assets (including any such Taxes which become Liabilities of Triton or a Triton Contributing Entity as a transferee of the Multi-Area Business or the Transferred Multi-Area Assets), provided that, any Tax attributable to a taxable period which begins before and ends after the First Closing Date shall be apportioned between the portion of such period ending on the First Closing Date and the portion beginning on the day after the First Closing Date (A) in the case of real property taxes, personal property taxes, and similar ad valorem obligations, by apportioning such taxes in the manner prescribed in Section 10.13(b) below, and (B) in the case of all other Taxes, on the basis of the actual activities of the Multi-Area Business or Transferred Multi-Area Assets, as determined from the books and records of the Multi-Area Business or Transferred Multi-Area Assets for such partial period; (w) all Liabilities in connection with, resulting from, or arising out of, directly or indirectly, the ownership, operation or control of the Transferred Multi-Area Assets or the Multi-Area Business prior to the First Closing Date, (x) all Liabilities relating to any Multi-Area Benefit Plans (other than the PR Benefit Plans); and (y) all Liabilities in connection with, resulting from, or arising out of, directly or indirectly, the ownership, operation or control of the Excluded AWS Assets; and (z) all Liabilities, whether incurred before or after the First Closing, relating to any investigation, claim, action, suit or other proceeding pending or, to the knowledge of AWS and Cingular, threatened against an AWS Party, Cingular or the Cingular Licensee, or relating to the Transferred Multi-Area Assets or the Multi-Area Business, by the FCC, FAA or any other Governmental Authority, and which Liabilities, in each case, result from, or arise out of, directly or indirectly, the ownership, operation or control of the Transferred Multi-Area Assets or the Multi-Area Business prior to the First Closing Date, including without limitation (A) any investigation, claim, action, suit or other proceeding relating to noncompliance with FCC Law, FAA rules and regulations or other Laws and (B) any fines or other penalties incurred following the First Closing for noncompliance with tower marking or lighting rules, to the extent two or more Official Notices of Violation or any Notice of Apparent Liability for Forfeiture have been issued prior to the First Closing (collectively, “Excluded Multi-Area Non-Compliance Liabilities”).

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ARTICLE 5

INSTRUMENTS OF ASSIGNMENT AND ASSUMPTION

Section 5.1. Assignment and Assumption Documents

(a) Subject to fulfillment or waiver of the conditions set forth in Section 11.1, at the First Closing, (i) Triton Network Newco shall execute and deliver to AWS and the AWS Contributing Entities the membership interest assignment agreements effecting the Network Exchange, substantially in the forms attached hereto as Exhibits I-1 and I-2 (collectively, the “Network Membership Interest Assignment Agreements”), and (ii) Triton Network Newco shall execute and deliver to AWS and the AWS Contributing Entities, in a form reasonably acceptable to Cingular, (x) a certificate of Triton Network Newco’s non-foreign status that complies with the requirements of Section 1445 of the Code and (y) any certificates, affidavits, forms or documents as may be required under similar provisions of State or local tax law (the “Triton Network FIRPTA Certificates”).

(b) Subject to fulfillment or waiver of the conditions set forth in Section 12.1, at the First Closing, (i) AWS and the AWS Contributing Entities shall execute and deliver to Triton Network Newco the Network Membership Interest Assignment Agreements, and (ii) AWS and the AWS Contributing Entities shall execute and deliver to Triton Network Newco, in a form reasonably acceptable to Triton, (x) a certificate of each such entity’s non-foreign status that complies with the requirements of Section 1445 of the Code and (y) any certificates, affidavits, forms or documents as may be required under similar provisions of State or local tax law (the “AWS Network FIRPTA Certificates”).

(c) Subject to fulfillment or waiver of the conditions set forth in Section 11.2, at the Second Closing, Triton License shall execute and deliver to TeleCorp and AWS PCS the membership interest assignment agreements effecting the License Exchange, substantially in the forms attached hereto as Exhibits I-3 and I-4 (collectively, the “License Membership Interest Assignment Agreements”).

(d) Subject to fulfillment or waiver of the conditions set forth in Section 12.2, at the Second Closing, TeleCorp and AWS PCS shall execute and deliver to Triton License the License Membership Interest Assignment Agreements.

Section 5.2. Contribution Documents

(a) Prior to or at the First Closing, Cingular and AWS shall deliver to Triton duly executed Global Contribution, Bill of Sale, Assignment and Assumption Agreements in substantially the forms attached hereto as Exhibit J-1 and Exhibit J-2 effectuating the Multi-Area Contributions and such other documents, agreements and instruments executed in connection therewith, which other documents, agreements and instruments shall have been on terms and conditions reasonably satisfactory to Triton.

(b) Prior to or at the First Closing, Triton shall deliver to Cingular and AWS duly executed Global Contribution, Bill of Sale, Assignment and Assumption

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Agreements in substantially the forms attached hereto as Exhibit K-1, Exhibit K-2, Exhibit K-3 and Exhibit K-4 effectuating the Virginia Contributions and such other documents, agreements and instruments executed in connection therewith, which other documents, agreements and instruments shall have been on terms and conditions reasonably satisfactory to AWS and Cingular.

ARTICLE 6

WORKING CAPITAL ADJUSTMENT; GSM SETTLEMENT

Section 6.1. Post-Closing Determinations

Within 90 days after the First Closing Date, (i) Triton shall deliver to Cingular and AWS a written good faith estimate of the Virginia Post-Closing Date Working Capital Amount prepared in accordance with this ARTICLE 6 (the “Triton Determination”) and (ii) AWS shall deliver to Triton a written good-faith estimate of the Multi-Area Post-Closing Date Working Capital Amount prepared in accordance with this ARTICLE 6 (the “AWS Determination”). The Triton Determination and the AWS Determination shall be, except as set forth on Exhibits E-1, E-2, G-1 and G-2, (i) based upon the books and records of the Virginia Business and the Multi-Area Business, respectively; (ii) on a basis consistent with that used in, and presented on the same basis as, the most recent quarter-end balance sheet included in the Virginia Interim Financial Statements and the Multi-Area Interim Financial Statements, respectively; and (iii) accompanied by (A) supporting documents, work papers, subscriber records and other supporting data, including without limitation the appropriate Virginia Interim Financial Statements and Multi-Area Interim Financial Statements and (B) a certificate of an officer of Triton or AWS, as applicable, certifying that the Triton Determination or the AWS Determination, as applicable, was calculated in accordance with the provisions of this ARTICLE 6. If the First Closing occurs on a date that is not the last day of the month, the parties shall in good faith cooperate to allocate revenues and expenses of the Virginia Business and the Multi-Area Business for the month in which the First Closing occurs in a fair and reasonable manner, consistent with the methodology set forth on Exhibits E-1, E-2, G-1 and G-2 so that, to the extent reasonably practicable, the result of such allocation together with the payment of working capital as of the Post-Closing Date pursuant to the foregoing procedures will result in Cingular and Triton receiving or paying in the aggregate, for purposes of the adjustments described in the provisions of this ARTICLE 6, the same amount that they would have received or paid if the working capital had been calculated as of the end of the day on the Closing Date.

Section 6.2. Post-Closing Objections

(a) After delivery of the AWS Determination and the Triton Determination, Triton, AWS and Cingular shall attempt to resolve any disputes between AWS or Cingular, on the one hand, and Triton, on the other hand, with respect to the Triton Determination and the AWS Determination. In connection therewith, Triton shall have full access to AWS’s records related to the AWS Determination, and AWS and Cingular shall have full access to Triton’s records related to the Triton Determination. Within 30 days after delivery of the AWS Determination, Triton shall advise AWS and Cingular in

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writing as to any dispute Triton has with the AWS Determination (the “Triton Post-Closing Objection”). Within 30 days after delivery of the Triton Determination, Cingular and AWS shall advise Triton in writing as to any dispute Cingular and AWS have with the Triton Determination (the “AWS Post-Closing Objection” and, collectively with the Triton Post-Closing Objection, the “Post-Closing Objections”). The Triton Post-Closing Objection (if any) and the AWS Post-Closing Objection (if any) shall be accompanied by supporting documents and information, including without limitation the appropriate Virginia Interim Financial Statements and Multi-Area Interim Financial Statements to the extent the same is available to Triton, AWS or Cingular, as applicable.

(b) If Triton does not timely deliver a Triton Post-Closing Objection to AWS and Cingular, then the calculation of the Multi-Area Closing Date Working Capital set forth in the AWS Determination shall be controlling. If AWS and Cingular do not timely deliver an AWS Post-Closing Objection to Triton, then the calculation of the Virginia Closing Date Working Capital set forth in the Triton Determination shall be controlling. If Triton, on the one hand, and AWS and Cingular, on the other hand, do not timely deliver a Post-Closing Objection, then the payment contemplated by Section 6.3 shall be made within two Business Days following the 90-day period after the First Closing Date.

(c) If Triton, on the one hand, and AWS and Cingular, on the other hand, timely delivers a Post-Closing Objection, Triton, on the one hand, and AWS and Cingular, on the other hand, shall use all commercially reasonable efforts to jointly resolve their dispute within 15 days thereafter, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to further dispute or review. If the parties resolve their dispute, then the payment contemplated by Section 6.3 shall be made within two Business Days after such resolution is reached. If Triton, on the one hand, and AWS and Cingular, on the other hand, cannot resolve their dispute within such 15-day period, then the dispute shall be submitted for resolution to Deloitte Touche Tohmatsu or such other “Big Four” accounting firm as the parties shall mutually agree in writing (the “Independent Accountants”). In submitting a dispute to the Independent Accountants, each of the parties shall furnish, at its own expense, the Independent Accountants and the other party with such documents and information as the Independent Accountants may reasonably request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with the appropriate copies and notification being given to the other party. The Independent Accountants may conduct a conference concerning the disagreements between AWS and Cingular, on the one hand, and Triton, on the other hand, at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its or their advisors, accountants or counsel. The Independent Accountants shall promptly, and no later than 30 days after submission of the dispute, render a decision on the issues presented, and such decision shall be final and binding on the parties. The payment contemplated by Section 6.3 shall be made within two Business Days after receipt of the Independent Accountants’ decision. The fees and expenses of the Independent Accountants shall be borne equally by AWS and Triton.

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Section 6.3. Post-Closing Adjustment

(a) If the Multi-Area Post-Closing Date Working Capital Amount is greater than $42,084,415 (the “Multi-Area Target Working Capital”), then Triton will pay Cingular an amount equal to the excess of the Multi-Area Post-Closing Date Working Capital over the Multi-Area Target Working Capital. If the Multi-Area Post-Closing Date Working Capital is less than the Multi-Area Target Working Capital, then Cingular will pay Triton an amount equal to such shortfall.

(b) If the Virginia Post-Closing Date Working Capital is greater than $10,805,000 (the “Virginia Target Working Capital”), then Cingular will pay Triton an amount equal to the excess of the Virginia Post-Closing Date Working Capital over the Virginia Target Working Capital. If the Virginia Post-Closing Date Working Capital is less than the Virginia Target Working Capital, then Triton will pay Cingular an amount equal to such shortfall.

(c) The net amount of any payments payable by either Cingular or Triton to the other pursuant to Section 6.3(a) and Section 6.3(b), as the case may be, shall be made by wire transfer of immediately available funds on the date specified in Section 6.2, and shall not bear any interest.

Section 6.4. Accounts Receivable

(a) The Transition Services Agreement shall provide that Cingular and Triton shall render certain billing and collection services to each other for a specified period as will be set forth in the Transition Services Agreement (such period, the “Transition Period”).

(b) The Transition Services Agreement shall provide further that:

(i) during the Transition Period, with respect to GSM and TDMA accounts, (1) Cingular shall pay to Triton, on a monthly basis, an amount equal to billed revenue (or, if Cingular and AWS determine that the cash collected can be tracked to the relevant accounts, an amount equal to cash collected) for all Transferred Multi-Area Subscribers who receive GSM or TDMA service, less the applicable percentage allowance for uncollectible accounts specified in Exhibit E-1 hereto (the aggregate amount paid to Triton during the Transition Period being the “Multi-Area Transition Period GSM/TDMA Revenue”), and (2) Triton shall pay to Cingular, on a monthly basis, cash collected from all Transferred Virginia Subscribers who receive GSM or TDMA service (the aggregate amount paid to Cingular during the Transition Period being “Virginia Transition Period GSM/TDMA Revenue”); and

(ii) disputes relating to Section 6.4(b)(i) above shall be submitted for binding resolution to the Independent Accountants pursuant to procedures to be specified in the Transition Services Agreement.

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(c) Triton acknowledges that AWS will not be able to determine the actual amount of the Transferred Multi-Area GSM A/R or Transferred Multi-Area TDMA A/R existing on the Closing Date. Triton agrees that the obligation of the AWS Parties and Cingular hereunder to transfer the Transferred Multi-Area GSM A/R and the Transferred Multi-Area TDMA A/R to Triton at the First Closing shall be deemed satisfied in full by payment by Cingular to Triton of any amounts payable by Cingular under Sections 6.3 and 6.4(b)(i)(1).

ARTICLE 7

CLOSINGS

Section 7.1. First Closing Time

Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement other than the License Exchange (the “First Closing”) shall take place at the offices of Alston & Bird LLP, 1201 W. Peachtree Street, Atlanta, GA 30309, no later than ten (10) Business Days following the satisfaction of the conditions described in Section 11.1 and Section 12.1 (the “First Closing Date”).

Section 7.2. First Closing Deliveries by the AWS Parties and Cingular

Subject to fulfillment or waiver of the conditions set forth in Section 12.1, at the First Closing, the AWS Parties or Cingular, as applicable, shall deliver the following:

(a) the Cingular/AWS First Closing Bring-Down Certificate;

(b) the Network Membership Interest Assignment Agreements, duly executed by AWS Network Newco;

(c) the AWS Network FIRPTA Certificate, duly executed by AWS Network Newco;

(d) a transition services agreement in substantially the form set forth in Exhibit L (the “Transition Services Agreement”), duly executed by Cingular and AWS; and

(e) the Multi-Area Lease, duly executed by AWS Network Newco and AWS License Newco.

Section 7.3. First Closing Deliveries by the Triton Parties

Subject to fulfillment or waiver of the conditions set forth in Section 11.1, at the First Closing, the Triton Parties shall deliver the following:

(a) the Triton First Closing Bring-Down Certificate;

(b) the Network Membership Interest Assignment Agreements, duly executed by Triton Network Newco;

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(c) the Triton Network FIRPTA Certificate, duly executed by Triton Network Newco;

(d) the Transition Services Agreement, duly executed by Triton; and

(e) the Virginia Lease, duly executed by Triton Network SMLLC and Triton License Newco.

Section 7.4. Second Closing Time

Subject to the terms and conditions hereof, the closing of the License Exchange (the “Second Closing”) shall take place at the offices of Alston & Bird LLP, 1201 W. Peachtree Street, Atlanta, GA 30309, no later than five Business Days following the satisfaction of the conditions described in Sections 11.2 and 12.2 (the “Second Closing Date”).

Section 7.5. Second Closing Deliveries by the AWS Parties and Cingular

Subject to fulfillment or waiver of the conditions set forth in Section 12.2, at the Second Closing, the AWS Parties or Cingular, as applicable, shall deliver the following:

(a) the Cingular/AWS Second Closing Bring-Down Certificate;

(b) the License Membership Interest Assignment Agreements, duly executed by AWS License Newco; and

(c) the AWS License FIRPTA Certificate, duly executed by AWS License Newco.

Section 7.6. Second Closing Deliveries by the Triton Parties

Subject to fulfillment or waiver of the conditions set forth in Section 11.2, at the Second Closing, the Triton Parties shall deliver the following:

(a) the Triton Second Closing Bring-Down Certificate;

(b) the License Membership Interest Assignment Agreements, duly executed by Triton License Newco; and

(c) the Triton License FIRPTA Certificate, duly executed by Triton License Newco.

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ARTICLE 8

REPRESENTATIONS OF AWS PARTIES AND CINGULAR

The AWS Parties hereby jointly and severally represent and warrant (but not at signing with respect to any matters included in the representations and warranties by Cingular or Cingular Licensee), and Cingular (but only as to Section 8.1, Section 8.2, Section 8.6, Section 8.8 and Section 8.14 and only as to the representations and warranties expressly referencing it, or that include a reference to Cingular Licensee or to any Multi-Area License or Multi-Area FCC Authorization that is currently held by Cingular Licensee (as indicated on Exhibit B-1), in such Sections), hereby severally represents and warrants, to the Triton Parties that:

Section 8.1. Organization; Qualification

Each of the AWS Parties and Cingular is duly organized, validly existing and in good standing under the Laws of the respective states of their organization, with full corporate, limited liability company or limited partnership power and authority to own and operate their respective properties and to carry on their respective businesses as are now being conducted, to execute, deliver and, subject to obtaining the Required Multi-Area Consents and giving the Required Multi-Area Notices, as applicable, perform its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions. Immediately prior to the First Closing, AWS Network Newco will be a limited liability company duly organized and validly existing under the Laws of the State of Delaware. A true and complete copy of the certificate of formation and operating agreement of AWS Network Newco, which shall be in substantially the forms attached hereto as Exhibits M-1 and M-2, will have been delivered to Triton prior to the First Closing. Immediately prior to the First Closing, AWS Network Newco will not own, or have any other proprietary interest (of record, beneficial or equitable) in, any Person. Immediately prior to the Second Closing, AWS License Newco will be a limited liability company duly organized and validly existing under the Laws of the State of Delaware. A true and complete copy of the certificate of formation and operating agreement of AWS License Newco, which shall be in substantially the forms attached hereto as Exhibits N-1 and N-2, will have been delivered to Triton prior to the Second Closing. Immediately prior to the Second Closing, AWS License Newco will not own, or have any other proprietary interest (of record, beneficial or equitable) in, any Person.

Section 8.2. Authorization, Execution and Delivery

The execution, delivery and performance of the Transaction Documents to which any AWS Party or Cingular is a party have been duly and validly authorized and approved by all necessary corporate, limited liability company or limited partnership action of the AWS Parties and Cingular. This Agreement is, and each of the other Transaction Documents when executed and delivered will be, a legal, valid and binding obligation of the AWS Parties and Cingular, as applicable, enforceable against the AWS Parties and, Cingular, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and general equitable principles.

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Section 8.3. Title to and Condition of Assets

(a) AWS or an AWS Contributing Entity has or will acquire, and, as of the First Closing, AWS Network Newco and AWS License Newco will, as applicable, have, good and marketable title or a valid leasehold interest, as applicable, to all of the Transferred Multi-Area Assets, free and clear of all Liens except for Permitted Liens and except for the Liens disclosed in Section 8.3(a) of the AWS/Cingular Disclosure Memorandum, which will be discharged at First Closing. The AWS Contributing Entities have, subject to obtaining the applicable Required Multi-Area Consents and giving the Required Multi-Area Notices, as applicable, full power, right and authority to assign and contribute to AWS Network Newco and AWS License Newco, as applicable, in one or more intermediate steps, good and marketable title to the Transferred Multi-Area Assets, free and clear of all Liens other than Permitted Liens. Immediately prior to First Closing, AWS and the AWS Contributing Entities will have good and marketable title to the AWS Network Newco Interest, free and clear of all Liens. Immediately prior to the First Closing and the Second Closing, TeleCorp and AWS PCS will have good and marketable title to the AWS License Newco Interest, free and clear of all Liens. Immediately prior to the First Closing, AWS and the AWS Contributing Entities will have, subject to obtaining the applicable Required Multi-Area Consents and giving the Required Multi-Area Notices, as applicable, full power, right and authority to assign and convey to Triton Network Newco the AWS Network Newco Interest, free and clear of all Liens. Immediately prior to the First Closing and the Second Closing, TeleCorp and AWS PCS will have, subject to obtaining the applicable Required Multi-Area Consents and giving the Required Multi-Area Notices, as applicable, full power, right and authority to assign and convey to Triton License the AWS License Newco Interest, free and clear of all Liens. As of the First Closing, no Person other than AWS Network Newco and AWS License Newco will have any right, title or interest in or to any of the Transferred Multi-Area Assets, except for Persons holding Permitted Liens.

(b) As of the First Closing Date only: Except (i) for the Excluded Multi-Area Assets and (ii) for the services to be provided to Triton or any of the Triton Contributing Entities pursuant to the Transition Services Agreement, the Transferred Multi-Area Assets include all material rights, assets and property necessary to operate the Multi-Area Business as it is currently being operated.

(c) All buildings, structures, facilities, Machinery and Equipment and other items of tangible property and assets (excluding inventory) included in the Transferred Multi-Area Assets are, in the aggregate and taken as a whole, in good working condition and repair, subject to normal wear and maintenance, and are located such that they are not materially encroaching on the property or rights of any Person.

Section 8.4. Real Property

(a) Section 3.1(d) of the AWS/Cingular Disclosure Memorandum lists all real property and interests in real property owned or leased by AWS or an AWS Contributing Entity and used primarily in the Multi-Area Business (other than Excluded Multi-Area

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Assets), and specifying the address of the property, a reasonable description of the use of each property, and which of the properties are owned and which are leased.

(b) With respect to each parcel of fee owned real property included in the Transferred Multi-Area Assets:

(i) AWS or an AWS Contributing Entity has, and as of the First Closing, AWS Network Newco will have, good and marketable title to the parcels of real property, free and clear of all Liens, except for Permitted Liens and except for the Liens disclosed in Section 8.3(a) of the AWS/Cingular Disclosure Memorandum which will be discharged at First Closing;

(ii) except as disclosed in Section 8.4(d) of the AWS/Cingular Disclosure Memorandum, there are no leases, subleases, licenses, concessions, or other agreements to which AWS or an AWS Contributing Entity is a party or, to the knowledge of AWS, subleases, licenses, concessions or other agreements to which AWS or an AWS Contributing Entity is not a party, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

(iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

(c) With respect to each parcel of real property disclosed in Section 3.1(d) of the AWS/Cingular Disclosure Memorandum:

(i) To the knowledge of AWS, AWS or an AWS Contributing Entity has, and as of the First Closing, AWS Network Newco will have, valid and enforceable rights of physical and legal ingress and egress to and from such parcel; and

(ii) Except as disclosed in Section 8.4(c) of the AWS/Cingular Disclosure Memorandum, neither AWS nor any AWS Contributing Entity has received any notice of, and AWS has no knowledge of, any non-compliance with building codes and zoning regulations, occupational health and safety Laws or any other Laws, including Environmental Laws, applicable to such parcel or AWS’s or an AWS Contributing Entity’s use or occupancy thereof.

(d) Section 3.1(d) of the AWS/Cingular Disclosure Memorandum contains a list of all leases and occupancy and/or use agreements of real property used primarily in the Multi-Area Business to which AWS or an AWS Contributing Entity is or, as of the First Closing, AWS Network Newco will be, a tenant, lessee, licensee or grantee, together with all amendments thereto (the “AWS Real Property Leases”). True, correct and complete copies of each of the AWS Real Property Leases have been delivered by AWS or an AWS Contributing Entity to Triton, together with any subleases granted with respect to the real property covered by the AWS Real Property Leases (the “AWS Leased Property”). Each AWS Real Property Lease that has not expired in accordance with its terms is valid, binding and enforceable and in full force and effect. None of

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AWS, any AWS Contributing Entity and, as of the First Closing, AWS Network Newco, or, to the knowledge of AWS, any other party to any AWS Real Property Lease, is in Default of any material term thereunder or has received any written notice of Default thereunder. Except as disclosed in Section 8.4(d) of the AWS/Cingular Disclosure Memorandum, no AWS Leased Property (or any portion thereof) or any real property owned by AWS or an AWS Contributing Entity or, as of the First Closing, AWS Network Newco, has been leased, subleased, licensed or otherwise had a right to use granted by AWS or an AWS Contributing Entity or, as of the First Closing, AWS Network Newco, with respect thereto to any other Person. To the knowledge of AWS, no improvement on any AWS Leased Property materially encroaches upon adjoining real estate, and all such improvements have been constructed in conformity with all “setback” lines, easements, and other restrictions, or rights of record, that have been established by any applicable building or zoning ordinances.

Section 8.5. Contracts and Subscribers

(a) Section 8.5(a) of the AWS/Cingular Disclosure Memorandum lists each of the following Contracts currently in effect to which an AWS Party is a party that relates primarily to the Multi-Area Business, other than Excluded Multi-Area Contracts (collectively, the “Material Multi-Area Contracts”):

(i) any confidentiality or non-disclosure agreement pursuant to which an AWS Party has agreed to keep information which is related to the Multi-Area Business obtained from any other Person confidential, other than such agreements entered into in the ordinary course of business;

(ii) any retail store lease, cell site lease (or cell site licenses, if any) or switch site lease;

(iii) any interconnection agreement or AWS Extension Agreement;

(iv) any material commission, representative, distributorship or sales agency Contract;

(v) any material conditional sale or lease under which an AWS Party is either purchaser or lessee (other than the AWS Real Property Leases) relating to the Transferred Multi-Area Assets or any property at which the Transferred Multi-Area Assets are located;

(vi) any material license, franchise, distributorship or other agreement which relates in whole or in part to (other than any Excluded AWS Assets) any software (other than standard form licenses for commercially available software), patent, trademark, trade name, service mark or copyright or technical assistance;

(vii) any Contract for the performance of services by a third party involving annual payments of $100,000 or more;

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(viii) any Contract for the future purchase of, or payment for, supplies or products, involving in any one case $100,000 or more;

(ix) any Contract for any capital expenditure or leasehold improvement in excess of $200,000;

(x) any equipment lease with annual payments of more than $100,000;

(xi) any Contract having annual payments greater than $100,000 or a commitment of $400,000 or more in the aggregate; and

(xii) any other material Contract not made in the ordinary course of business consistent with past practice.

AWS or an AWS Contributing Entity has heretofore delivered to Triton true, correct and complete copies of the Material Multi-Area Contracts in effect as of the date hereof that are required to be set forth in Section 8.5(a) of the AWS/Cingular Disclosure Memorandum, including all amendments, supplements and modifications thereto and waivers currently in effect thereunder.

(b) Neither AWS nor any AWS Contributing Entity is in Default, and, as of the First Closing, AWS Network Newco will not be in Default, in any material respect with respect to, nor to the knowledge of AWS is there any Default in any material respect by the other parties to, any Assumed Multi-Area Contracts or Non-Transferred Multi-Area Subscription Agreements. The Assumed Multi-Area Contracts and the Non-Transferred Multi-Area Subscription Agreements are in full force and effect and are valid, binding and enforceable against AWS or an AWS Contributing Entity and, as of the First Closing, AWS Network Newco, in accordance with their terms.

(c) To the knowledge of AWS, no party to an Assumed Multi-Area Contract or Non-Transferred Multi-Area Subscription Agreement (which party accounts for $100,000 or more annually in business with AWS or an AWS Contributing Entity, excluding for purposes of the application of such threshold, any ground leases and other agreements relating to AWS Cell Sites and AWS Retail Leases) has informed AWS or an AWS Contributing Entity in writing of its intent to cancel or otherwise modify in any material respect, other than in the ordinary course of its relationship with AWS or an AWS Contributing Entity or the Multi-Area Business, or to decrease significantly or limit significantly its purchases, services, supplies or materials under such Assumed Multi-Area Contract or Non-Transferred Multi-Area Subscription Agreement.

(d) Section 8.5(d) of the AWS/Cingular Disclosure Memorandum sets forth, as of June 30, 2004, the total number of Transferred Multi-Area Subscribers (the “Multi-Area June 30 Subscribers”), subdivided by the (i) number of subscribers who received PCS service pursuant to a prepaid service subscription plan (a “Prepaid Plan”), (ii) number of subscribers who received PCS service pursuant to a service subscription plan that requires payment for service after such service has been provided (a “Postpaid Plan”), (iii) number of subscribers who received PCS service pursuant to AWS’s “GoPhone” plan (the “GoPhone Plan”), (iv) number of subscribers who represented

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accounts that were “active” within the normal practices and procedures of the Multi-Area Business, (v) number of subscribers who represented accounts that were voluntarily suspended by the subscriber or were otherwise currently inactive based on reasons other than the subscriber’s failure to pay an AWS Party for PCS service (e.g., lost or stolen phones), and (vi) number of subscribers who represented accounts that were involuntarily suspended by AWS or an AWS Contributing Entity or Affiliate. Section 8.5(d) of the AWS/Cingular Disclosure Memorandum sets forth, for the Multi-Area Business, the name of each of the price plans presently covering the Transferred Multi-Area Subscribers, together with the number of Transferred Multi-Area Subscribers, as of June 30, 2004, under each such plan. Each subscriber agreement with a Transferred Multi-Area Subscriber provides either (i) that AWS or the relevant AWS Contributing Entity (or its successor, including, following the Closing, Triton or the relevant Triton Contributing Entity) may increase the rates for service upon 30 days’ notice to the customer, in which event the customer may without penalty terminate the agreement, or (ii) that AWS or the relevant AWS Contributing Entity may without penalty terminate the subscriber agreement upon 30 days’ notice.

Section 8.6. Governmental Licenses; FCC Matters

(a) All Material Licenses. AWS or one or more of the AWS Contributing Entities holds, or will hold prior to the Multi-Area Contribution, and, as of the First Closing, AWS Network Newco and AWS License Newco, as applicable, will hold, all licenses, permits and/or certificates of public convenience and necessity issued by any Governmental Authority having jurisdiction over the Multi-Area Business, the Multi-Area FCC Authorizations (or, as of the First Closing, the Transferred Multi-Area FCC Authorizations) or any Transferred Multi-Area Assets, which are required in connection with the ownership and operation of the Transferred Multi-Area Assets and the Multi-Area Business, except for such licenses, consents, permits, approvals and authorizations for which the failure to so hold would not be material.

(b) Title to the Multi-Area FCC Authorizations. AWS or one or more of the AWS Contributing Entities has or will acquire good and marketable title to the Multi-Area FCC Authorizations, free and clear of all Liens, except the Permitted Liens. As of the First Closing, AWS Network Newco will have good and marketable title to the Transferred Multi-Area FCC Authorizations (other than the Transferred Multi-Area Licenses), free and clear of all Liens, except the Permitted Liens. As of the First Closing and the Second Closing, AWS License Newco will have good and marketable title to the Transferred Multi-Area Licenses, free and clear of all Liens, except the Permitted Liens.

(c) Validity of Multi-Area FCC Authorizations. The AWS Licensees and the Cingular Licensee have performed all of their material obligations required to have been performed under the Multi-Area FCC Authorizations, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach of, or default under, any of the Multi-Area FCC Authorizations or which permits or, after notice or lapse of time or both, would permit revocation or termination of any of the Multi-Area FCC Authorizations, or which might adversely affect in any material respect the rights of the AWS Licensees or the Cingular Licensee

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under any of the Multi-Area FCC Authorizations. No notice of cancellation or default or of any dispute concerning any of the Multi-Area FCC Authorizations, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, AWS or the AWS Licensees, or to Cingular or the Cingular Licensee, and the Multi-Area FCC Authorizations are valid, existing and in full force and effect. Neither AWS nor the AWS Licensees, and neither Cingular nor the Cingular Licensee, has any reason to believe that the Multi-Area FCC Authorizations are not likely to be renewed in the ordinary course. Subject to the FCC Consent, where applicable, the Transferred Multi-Area FCC Authorizations may be assigned and transferred in accordance with this Agreement and will continue in full force and effect thereafter without the consent, approval, or act of or making of any filing with any Governmental Authority. The Multi-Area Licenses (i) were granted on the grant dates specified on Exhibit B-1 and (ii) expire on the expiration dates specified on Exhibit B-1. The file number and grant date for each applicable construction benchmark notification are also specified on Exhibit B-1. Each AWS Licensee and Cingular Licensee, as the case may be, has submitted to the FCC, on Form 601, a timely notification of its satisfaction of the five-year construction benchmark applicable to each of the Multi-Area Licenses held by it as mandated by 47 C.F.R. § 24.203. The factual assertions of each AWS Licensee and Cingular Licensee in each Form 601 are true and correct in all material respects.

(d) No Violation, Litigation or Regulatory Action.

(i) The AWS Licensees and their Affiliates, and the Cingular Licensee and their Affiliates, have complied in all material respects with all Laws which are applicable to the Multi-Area FCC Authorizations or to the AWS Licensees’ or the Cingular Licensee’s (as the case may be) ownership, operation and holding thereof, including, without limitation, all communications statutes and all rules, regulations or policies of the FCC. The AWS Licensees and the Cingular Licensee are qualified under the FCC Law to hold and convey the Multi-Area FCC Authorizations. To the knowledge of AWS and Cingular, there are no facts or circumstances relating to the FCC qualifications of the AWS Licensees, the Cingular Licensee or any of their Affiliates that would prevent or materially delay the FCC’s grant of any FCC Form 603 (or other appropriate form) application under FCC Law.

(ii) Except as set forth in Section 8.6(d)(ii) of the AWS/Cingular Disclosure Memorandum, other than regulatory proceedings of general applicability or concerning the Merger, there is no investigation, claim, action, suit or other proceeding pending or, to the knowledge of AWS and Cingular, threatened against AWS or the AWS Licensees, or against Cingular or the Cingular Licensee, or relating to AWS, the AWS Licensees, Cingular, the Cingular Licensee or their respective assets, including any of the Multi-Area FCC Authorizations, which, individually or collectively, either would reasonably be expected to result in the revocation, cancellation, suspension or material adverse modification of any of the Multi-Area FCC Authorizations, would reasonably be expected to result in fines or forfeitures for noncompliance with FCC rules and regulations (such as environmental or tower marking and lighting rules) with respect to the Multi-Area Business or would reasonably be expected to have a material adverse effect on (w) any of the Multi-Area FCC Authorizations, (x) the ability of AWS or the

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AWS Licensees, or Cingular or the Cingular Licensee, to perform their obligations hereunder, (y) the FCC Consent or (z) the financial condition, assets, liabilities, business, or results of operations of the AWS Parties or the Cingular Licensee with respect to the Multi-Area FCC Authorizations, nor is any of AWS or the AWS Licensees, or Cingular or the Cingular Licensee, aware of any reasonable basis for any such investigation, claim, action, suit or proceeding.

(e) Enhanced-911 (“E911”). Section 8.6(e) of the AWS/Cingular Disclosure Memorandum lists all valid requests for E911 Phase I and Phase II service in the Transferred Multi-Area Markets received by AWS, the AWS Contributing Entities and the Cingular Licensee from a Public Safety Answering Point (“PSAP”), the date such request was received and the status of deployment relating to such request. Except as disclosed in Section 8.6(e) of the AWS/Cingular Disclosure Memorandum, AWS, the AWS Contributing Entities and the Cingular Licensee are in compliance with the FCC’s E911 rules codified at 47 C.F.R. § 20.18 in the Transferred Multi-Area Markets.

(f) Communications Assistance for Law Enforcement Act (“CALEA”). There has been validly and timely filed with both the FBI and the FCC a Flexible Deployment Submission and a Request for Extension, which includes the Transferred Multi-Area Markets, requesting an extension of the Packet-Mode compliance deadlines with respect to the Transferred Multi-Area Markets until June 30, 2005. AWS, the AWS Contributing Entities, and the Cingular Licensee are in compliance with all other CALEA obligations.

(g) Orders; Contracts; Agreements. The execution, delivery and performance by the AWS Parties and Cingular of the Transaction Documents to which they are parties (with or without the giving of notice, the lapse of time, or both) will not result in the creation or imposition of any Lien upon any of the Multi-Area FCC Authorizations. The Multi-Area FCC Authorizations are not subject to (a) any note, indenture, instrument, agreement, contract, mortgage, lease, license, franchise, permit or other authorization, rights, restriction or obligation to which any AWS Party, Cingular or Cingular Licensee is a party or by which any AWS Party, Cingular or Cingular Licensee, or any of the AWS Parties’, Cingular’s or Cingular Licensee’s assets, are bound, or (b) any judgment, order, writ, injunction, award or decree of any foreign, federal, state, local or other court or tribunal or any award in any arbitration proceeding (collectively, a “Court Order”) to which any AWS Party, Cingular or Cingular Licensee is a party or with respect to which any AWS Party’s Cingular’s or Cingular Licensee’s assets are bound. The AWS Parties, Cingular and Cingular Licensee are not subject to, or in default under, any outstanding Court Order, and, other than the Merger Agreement, there are no contracts or agreements to which any AWS Party, Cingular or Cingular Licensee is a party, which, (in the case of each of the foregoing clauses) individually or collectively, either would reasonably be expected to result in the revocation, cancellation, suspension or adverse modification of any of the Multi-Area FCC Authorizations or would reasonably be expected to have an adverse effect on (i) any of the Multi-Area FCC Authorizations, (ii) the ability of the AWS Parties, Cingular or Cingular Licensee to perform their obligations hereunder, or (iii) obtaining the FCC Consent.

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(h) FCC Matters. The Multi-Area FCC Authorizations are validly held (or will be prior to the Multi-Area Contribution) in the name of AWS PCS and TeleCorp (collectively, the “AWS Licensees”). Certain of the Multi-Area FCC Authorizations are validly held as of the date hereof by the Affiliate(s) of Cingular identified on Exhibit B-1 (the “Cingular Licensee”). The AWS Licensees are (or will be prior to the Multi-Area Contribution), the exclusive authorized, legal holders of the Multi-Area FCC Authorizations. AWS Network Newco will be, as of the First Closing, the exclusive authorized, legal holder of the Transferred Multi-Area FCC Authorizations (other than the Transferred Multi-Area Licenses). AWS License Newco will be, as of the First Closing and the Second Closing, the exclusive authorized, legal holder of the Transferred Multi-Area Licenses. The Multi-Area FCC Authorizations have been granted by Final Order and authorize, without further consent or authorization from the FCC, the construction and operation of a PCS system in the license areas indicated on Exhibit B-1. The Multi-Area FCC Authorizations are valid and in full force and effect without condition, except those conditions stated on the face of the Multi-Area FCC Authorizations and except conditions applicable to holders of A, C or F Block broadband PCS licenses generally and are unimpaired by any acts or omissions of the AWS Parties or the Cingular Licensee. All material reports, applications, notifications, registrations and other documents required to be filed by the AWS Licensees and the Cingular Licensee with the FCC and with other federal or state regulatory authorities have been timely filed. All applicable regulatory fees and assessments imposed by such regulatory bodies have been timely paid. All such documents and the calculation of such fees are correct in all material respects. Subject to the obtaining of the Required Multi-Area Consents and giving the Required Multi-Area Notices, as applicable, the AWS Licensees and the Cingular Licensee have the absolute and unrestricted right, power and authority under applicable Laws to assign the Transferred Multi-Area FCC Authorizations pursuant to this Agreement.

(i) Microwave Relocation Matters.

(i) Except as disclosed in Section 8.6(i) of the AWS/Cingular Disclosure Memorandum, the AWS Licensees and the Cingular Licensee are not a party to any contract, agreement or understanding, oral or written, providing for the relocation of microwave service providers or the sharing of any costs associated with any such relocation with respect to any of the Transferred Multi-Area FCC Authorizations, and with respect to which either (x) the applicable AWS Licensee or Cingular Licensee has not fully completed performance or (y) the incumbent microwave licensee has not filed with the FCC (and provided to the applicable AWS Licensee or Cingular Licensee the ULS file numbers of) Applications or Notifications on Form 601 to relinquish its rights to the microwave path(s) that are the subject of such agreement.

(ii) To the knowledge of AWS and to the knowledge of Cingular, no microwave relocation activities, actions or efforts are planned or in progress with respect to any of the Transferred Multi-Area FCC Authorizations.

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(j) No Other Agreement. Neither any AWS Party nor Cingular Licensee has entered into any obligation, agreement, arrangement or understanding to sell, transfer, deliver, convey, assign or otherwise dispose of any Multi-Area FCC Authorization or that would affect the post-First Closing ownership or use of any Transferred Multi-Area FCC Authorization by AWS License Newco or the Triton Parties. All amounts currently owed to the FCC in connection with the ownership of the Multi-Area FCC Authorizations have been timely paid, the calculation of all such amounts is accurate in all material respects and no further amounts currently are due to the FCC in respect of any Multi-Area FCC Authorization.

(k) Virginia FCC Authorizations. AWS and the AWS Contributing Entities will be, as of the First Closing, legally qualified to (A) receive and hold indirectly (through acquisition of the Triton Network SMLLC Interest) any Virginia FCC Authorizations, other than the Virginia Licenses, to be acquired hereby and (B) receive any authorization or approval from any Governmental Authority necessary for it to acquire indirectly (through acquisition of the Triton Network SMLLC Interest) any Virginia FCC Authorizations (other than the Virginia Licenses). AWS Network Newco will be, as of the First Closing, legally qualified to be an FCC lessee with respect to the Transferred Multi-Area Licenses pursuant to the Multi-Area Lease. TeleCorp and AWS PCS will be, as of the Second Closing, legally qualified to (A) receive and hold indirectly (through acquisition of the Triton License Newco Interest) the Virginia Licenses to be acquired hereby and (B) receive any authorization or approval from any Governmental Authority necessary for it to acquire indirectly (through acquisition of the Triton License Newco Interest) any such Virginia Licenses.

(l) Unjust Enrichment Provisions. The Transferred Multi-Area Licenses are freely transferable to the Triton Parties under the FCC’s rules and are not subject to any installment payment obligations to the U.S. Government or to any of the unjust enrichment provisions applicable to PCS licenses.

Section 8.7. Compliance with Other Laws

Except as disclosed in Section 8.7 of the AWS/Cingular Disclosure Memorandum, AWS and its Affiliates are in material compliance with and there is no material Default under any Laws applicable to the Multi-Area Business (in addition to such Laws contemplated by Section 8.4, Section 8.6 and Section 8.15 discussed in each such Section herein).

Section 8.8. No Conflicts; Consents

Except for (i) compliance with any applicable requirements of the HSR Act, (ii) such notifications and applications as required by Section 10.2, (iii) the FCC Consent, (iv) the consents, authorizations and approvals identified in Section 8.8(A)(1) of the AWS/Cingular Disclosure Memorandum (which Section shall not be required to list any such consents required pursuant to any Assumed Multi-Area Contracts relating to AWS Leased Cell Sites) and the consents, authorizations and approvals to be identified in Section 8.8(B)(1) of the AWS/Cingular Disclosure Memorandum (which Section shall

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list any consents required pursuant to any Assumed Multi-Area Contracts relating to AWS Leased Cell Sites) and which Section 8.8(B)(1) of the AWS/Cingular Disclosure Memorandum shall be delivered by AWS to Triton no later than 10 Business Days following the date hereof ((i), (ii), (iii) and (iv) collectively, the “Required Multi-Area Consents”) and (v) giving the notices identified in Section 8.8(A)(2) of the AWS/Cingular Disclosure Memorandum (which Section shall not be required to list any such notices required pursuant to any Assumed Multi-Area Contracts relating to AWS Leased Cell Sites) and the notices to be identified in Section 8.8(B)(2) of the AWS/Cingular Disclosure Memorandum (which Section shall list any notices required pursuant to any Assumed Multi-Area Contracts relating to AWS Leased Cell Sites) and which Section 8.8(B)(2) of the AWS/Cingular Disclosure Memorandum shall be delivered by AWS to Triton no later than 10 Business Days following the date hereof (collectively, the “Required Multi-Area Notices”), neither the execution and delivery of this Agreement or any of the other Transaction Documents by any AWS Party or Cingular nor the performance by them of the Transactions will result in a Default or create a Lien under any term, condition or provision of, or require the consent, authorization or approval of, or any registrations or filings with or notices to, any Person or Governmental Authority under, (a) any Law or Contract to which AWS or any Affiliate or any of the Transferred Multi-Area Assets or the Multi-Area Business, or Cingular, is subject, (b) any Assumed Multi-Area Contract or any Multi-Area FCC Authorization to which any AWS Party is a party or subject or (c) the certificate of incorporation or bylaws of AWS or, if applicable, the governing documents of any AWS Party, AWS Network Newco, AWS License Newco or Cingular; except, with respect to clauses (a) and (b) above, to the extent such Default does not (x) result in a material adverse effect on the Multi-Area Business as a whole, or (y) impair the ability of any AWS Party or Cingular to consummate the Transactions.

Section 8.9. Litigation and Legal Proceedings

Except as disclosed in Section 8.9 of the AWS/Cingular Disclosure Memorandum, there is no outstanding Court Order or order by the FCC or any state body having jurisdiction over the Multi-Area Business or any Transferred Multi-Area Asset against AWS or any Affiliate primarily affecting the Multi-Area Business or the Transferred Multi-Area Assets or which questions the validity of any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement. There is no litigation, arbitration, investigation or other proceeding (other than concerning the Merger) of or before any arbitrator or Governmental Authority pending, or, to the knowledge of AWS, threatened, against AWS or any Affiliate, (i) by a tower company (as such term is commonly understand in the wireless telecommunications industry) or (ii) the result of which, alone or in the aggregate, could reasonably be expected to materially adversely affect the Multi-Area Business (taken as a whole), the Transferred Multi-Area Assets (taken as a whole) or the transactions contemplated by this Agreement, and AWS has no knowledge of any reasonably likely basis therefor. AWS has not entered into any assurance of voluntary compliance or other similar agreement with any Attorney General’s office in the Transferred Multi-Area Markets regarding the Multi-Area Business.

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Section 8.10. Multi-Area Business Employees

Section 8.10(A) of the AWS/Cingular Disclosure Memorandum sets forth a true and complete list of the titles, status (i.e., part-time or on military leave, short term disability, temporary leave, FMLA leave, or other company-approved leave of absence) and base salaries of all employees of AWS and its Affiliates primarily involved in the operation of the Multi-Area Business who are (x) on the payroll of, and receiving benefits from, AWS or an Affiliate thereof, (y) on short-term disability or (z) on a company-approved leave of absence, excluding (a) employees on long-term disability; (b) employees performing services for the Greensboro Call Center and (c) those employees specified by name and title in Section 8.10(B) of the AWS/Cingular Disclosure Memorandum and to be retained by AWS or its Affiliates (the “Multi-Area Business Employees”). Neither AWS nor its Affiliates employ any individuals in the U.S. Virgin Islands. AWS and its Affiliates (i) have in all material respects withheld and reported all amounts required by Law (including any laws applicable to employees working and/or residing in Puerto Rico) or by Contract to be withheld and reported with respect to wages, salaries and other payments to Multi-Area Business Employees; (ii) are not liable for any material arrears of wages or any material Taxes or any material penalty for failure to comply with any of the foregoing; and (iii) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any arbitrator or Governmental Authority (including the FCC or any government body having jurisdiction over the Multi-Area Business, Multi-Area Business Employees or any Transferred Multi-Area Asset), with respect to unemployment compensation benefits, social security or other benefits or obligations for Multi-Area Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of AWS, AWS and its Affiliates have complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, occupational safety and health and other applicable employment Law (including any laws applicable to employees working and/or residing in Puerto Rico) with respect to Multi-Area Business Employees. There are no material pending or to the knowledge of AWS threatened claims or actions against AWS or its Affiliates under any workers’ compensation policy or long-term disability policy involving any Multi-Area Business Employee. Except as disclosed in Section 8.10(C) of the AWS/Cingular Disclosure Memorandum, there are no actions, suits, claims or grievances pending, or, to the knowledge of AWS, threatened relating to the employment of any Multi-Area Business Employee, including, but not limited to, charges of unfair labor practices or discrimination complaints. Neither AWS nor any Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act with respect to any Multi-Area Business Employee or the Multi-Area Business. Neither AWS nor any Affiliate is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or other labor union contract applicable to the Multi-Area Business and no such collective bargaining agreement is being negotiated by AWS or any Affiliate. No consent of any union (or similar group or organization) is required in connection with the consummation of the transactions contemplated hereby. There are no pending, or, to the knowledge of AWS, threatened (a) union representation petitions respecting the Multi-Area Business Employees, (b) efforts being made to organize any of

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the Multi-Area Business Employees, or (c) strikes, slowdowns, work stoppages, lockouts or threats affecting the Multi-Area Business Employees. Neither AWS nor any Affiliate has made any representation, warranty or agreement with any of its Multi-Area Business Employees concerning employment with Triton or its Affiliates after the First Closing. To the knowledge of AWS, any individual engaged by AWS or any Affiliate as an independent contractor in connection with the Multi-Area Business operations (excluding the Greensboro Call Center) has been accurately classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment compensation and benefits. Neither AWS nor any Affiliate has received any notice of any pending or threatened inquiry or audit by any Governmental Authority related to the Multi-Area Business (including any government authority in Puerto Rico) concerning such independent contractor status.

Section 8.11. Multi-Area Business Employee Benefits

Except as disclosed in Section 8.11 of the AWS/Cingular Disclosure Memorandum, neither AWS nor any Affiliate maintains or sponsors any Multi-Area Benefit Plans. Summary plan descriptions or true and complete copies of such Multi-Area Benefit Plans (and any amendments thereto) have been provided to Triton. True and complete copies of all PR Benefit Plans, any amendments thereto and summary plan descriptions with respect to PR Benefit Plans have been provided to Triton. Each Multi-Area Benefit Plan and each PR Benefit Plan has been established and administered in material compliance with its terms and the applicable provisions of ERISA, COBRA, HIPAA, the Code, Age Discrimination in Employment Act and other applicable Laws (including any laws applicable in Puerto Rico). None of the Multi-Area Benefit Plans or Benefit Plans sponsored by any ERISA Affiliate is, or has been in the last six (6) years, subject to Title IV of ERISA (including any multiemployer plan within the meaning of ERISA Sections 3(37) or 4001(a)(3) or Section 412 of the Code), or any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code. Each Multi-Area Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified by issuance and receipt of a favorable determination letter or reliance upon an opinion letter which states that the Multi-Area Benefit Plan meets all requirements under the Code and that any trust(s) associated with such Multi-Area Benefit Plan is tax exempt under Section 501(a) of the Code. Each Multi-Area Benefit Plan that is intended to be “qualified” within the meaning of Section 1165(a) and (e) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR-Code”), has been determined by the Department of Treasury of the Commonwealth of Puerto Rico to be so qualified by issuance and receipt of a favorable determination letter or reliance upon an opinion letter which states that the Multi-Area Benefit Plan meets all requirements under the PR-Code and that any trust(s) associated with such Multi-Area Benefit Plan is tax exempt under Section 1165 of the PR-Code. There are no claims (other than routine claims for benefits), actions or lawsuits pending, or to the knowledge of AWS, threatened, relating to the Multi-Area Business Employees with respect to any Multi-Area Benefit Plan or PR Benefit Plan or the fiduciaries responsible for such Multi-Area Benefits Plan or PR Benefit Plan, and to the knowledge of AWS, there are no circumstances relating to the Multi-Area Business Employees that would reasonably be expected to give rise to any

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action, lawsuit or claim, on behalf of or against any of the Multi-Area Benefit Plans or any trusts related thereto.

Section 8.12. Tax Matters

As relates to the Transferred Multi-Area Assets and the Multi-Area Business, AWS and its Affiliates have timely filed all Tax returns and statements which they were required to file and such returns and statements were true and correct in all material respects. AWS and its Affiliates have paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the First Closing Date related to the Transferred Multi-Area Assets and the Multi-Area Business. Neither AWS nor any Affiliate has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency related to the Transferred Multi-Area Assets or the Multi-Area Business. Except as set forth in Section 8.12 of the AWS/Cingular Disclosure Memorandum, to the knowledge of AWS, there are no unresolved claims raised, or investigations pending, by any Governmental Authority concerning the Tax Liability of AWS or an Affiliate related to the Transferred Multi-Area Assets or the Multi-Area Business. All Taxes related to the Transferred Multi-Area Assets and the Multi-Area Business which AWS or an Affiliate is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid, and there are no Tax Liens on the Transferred Multi-Area Assets.

Section 8.13. Financial Statements; Changes

(a) AWS has delivered to Triton complete and correct copies of (i) the unaudited balance sheet for the Multi-Area Business as at December 31, 2003 and related income statement for the fiscal year then ended (the “Multi-Area Historical Financial Statements”) and (ii) the unaudited balance sheet (the “Multi-Area Balance Sheet”) of the Multi-Area Business as at June 30, 2004 (the “Multi-Area Balance Sheet Date”) and related income statement for the six month period then ended (collectively, the “Multi-Area Interim Financial Statements”). Except as disclosed in Section 8.13 of the AWS/Cingular Disclosure Memorandum, the Multi-Area Historical Financial Statements and the Multi-Area Interim Financial Statements fairly present in all material respects, in accordance with GAAP, the financial position of the Multi-Area Business and the results of its operations for the periods specified therein (subject to the absence of footnotes, and, in the case of the Multi-Area Interim Financial Statements, to normal year-end audit adjustments). As of the First Closing, AWS Network Newco shall have no Liabilities other than the Assumed Multi-Area Liabilities.

(b) Except as otherwise set forth in this Agreement, with respect to the Transferred Multi-Area Assets, since the Multi-Area Balance Sheet Date, neither AWS nor any Affiliate has:

(i) sold, assigned, or transferred any of the material assets, properties or rights included in the Transferred Multi-Area Assets other than in the ordinary

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course of business consistent with past practice, or entered into any agreement or understanding to do any of the foregoing;

(ii) entered into any transaction primarily relating to the Multi-Area Business other than in the ordinary course of business consistent with past practices; or

(iii) suffered any material damage, destruction or casualty loss with respect to the Transferred Multi-Area Assets not covered by insurance.

Section 8.14. Brokers

Neither AWS nor Cingular nor any Affiliate thereof has engaged any agent, broker or other Person acting pursuant to the express or implied authority of AWS or Cingular or any Affiliate thereof which is or may be entitled to a commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Multi-Area Assets.

Section 8.15. Environmental Compliance (i) Neither AWS nor any Affiliate has generated, used, transported, treated, stored, released or disposed of, or knowingly permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance at, on or in connection with the ownership or occupancy of the Transferred Multi-Area Assets in violation of any applicable Environmental Laws; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with AWS’s or an Affiliate’s ownership, occupancy or use of the Transferred Multi-Area Assets; (iii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance on, in or under any property or facility owned or leased by AWS or an Affiliate and included in the Transferred Multi-Area Assets which has created or might reasonably be expected to create any Liability under any applicable Environmental Law; (iv) any Hazardous Substance handled or dealt with by AWS or an Affiliate at, on or in connection with the ownership or occupancy of the Transferred Multi-Area Assets has been and is being handled or dealt with in material compliance with all Environmental Laws; (v) the operation of the Multi-Area Business by AWS and its Affiliates is in compliance with all Environmental Laws; and (vi) there are no claims against AWS or any Affiliate by third parties, including Governmental Authorities, pending or threatened under Environmental Laws arising out of AWS’s or any Affiliate’s ownership, construction or use of the Transferred Multi-Area Assets or the condition of the Transferred Multi-Area Assets.

(b) AWS has obtained all material health and safety permits required under any Environmental Laws and such permits are valid and enforceable.

Section 8.16. Accounts Receivable

As of the First Closing, all accounts receivable of AWS and the AWS Contributing Entities which constitute Multi-Area Closing Date Current Assets will be valid, collectible and genuine, will have arisen solely out of bona fide sales and deliveries

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of goods, performance of services and other business transactions in the ordinary course of the Multi-Area Business consistent with past practices, and the allowances for collection losses specified on Exhibit E-1 have been determined using allocation methodology consistent with that used in, and presented on, the Multi-Area Balance Sheet. As of the First Closing, neither AWS nor any Affiliate has taken any actions with the intended effect of accelerating and has not sought to accelerate the payment of any of such accounts receivable in a manner not consistent with AWS’s and its Affiliates’ past practices, and neither AWS nor any Affiliate has settled or compromised any such accounts receivable except in the ordinary course of business consistent with AWS’s practice during prior periods. As of the date of this Agreement, to the knowledge of AWS, there are no facts or circumstances that will, or would reasonably be expected to, result in the allowances for collection losses specified on Exhibit E-1 being inadequate to cover expected collection losses.

Section 8.17. Undisclosed Liabilities

Except as set forth in Section 8.17 of the AWS/Cingular Disclosure Memorandum, neither AWS nor any Affiliate has any Liabilities arising out of or relating to the Multi-Area Business or any of the Transferred Multi-Area Assets, except as and to the extent reflected or reserved for in the Multi-Area Historical Financial Statements or the Multi-Area Interim Financial Statements and except (i) for Liabilities incurred in the ordinary course of business consistent with past practice since the Multi-Area Balance Sheet Date and in each case to the extent permitted to be incurred in accordance with the terms hereof and (ii) for executory obligations under any Assumed Multi-Area Contract.

Section 8.18. AWS Cell Sites

(a) Section 8.18(A) of the AWS/Cingular Disclosure Memorandum lists each cell site (including each cell site on which AWS or an Affiliate has placed one or more antennas, whether leased or owned) and the number of PCS and microwave antennas placed on such cell site, together with the land, towers and communication equipment comprising such cell site, currently operated or used by each of AWS or an AWS Contributing Entity or other Affiliate to provide telecommunications services in respect of the Multi-Area Business as of the date hereof, excluding cell sites on wheels (each, an “AWS Cell Site”), indicating the address of such AWS Cell Site and the geographical coordinates thereof, whether AWS or such AWS Contributing Entity is the owner of such Cell Site and, if so, whether any other Person is permitted to co-locate towers or antennas thereon or has any other rights with respect thereto and, for each microwave antenna, the FCC radio station license it operates under, the frequency on which it transmits and/or receives, the azimuth on which it transmits or receives, and the license grant and expiration dates. Section 8.18(A) of the AWS/Cingular Disclosure Memorandum also sets forth (i) each instance where AWS or an Affiliate co-locates its antennas relating to the Multi-Area Business on another Person’s tower or antenna structure and (ii) whether any antenna structure on which AWS or an Affiliate locates antennas is one which requires registration with the FCC under 47 C.F.R. § 17.4, by reason of the obligation to file notification with the FAA under 47 C.F.R. § 17.7 and, if so, the Antenna Structure Registration Number thereof. Each AWS Cell Site has been constructed, and is

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operating, in material compliance with the terms and conditions of the applicable licenses, rules and regulations of any applicable Governmental Authority, including, without limitation, any Environmental Laws and any Laws governing the construction, marking and lighting of antenna structures and AWS or its Affiliates have made all required filings, tower registrations and reports relating to each AWS Cell Site, except where the failure to do so has not, and would not reasonably be expected to, result in a material adverse effect, and all such filings, reports and registrations are accurate in all material respects. There are no environmental assessments pending at the FCC or proceedings seeking revocation of any antenna authorizations pending at the FCC or before any court regarding any AWS Cell Sites.

(b) Section 8.18(B) of the AWS/Cingular Disclosure Memorandum lists each cell site which is a CIP, is not operated as an active site as of the date hereof, is located in the Transferred Multi-Area Markets and is intended to be used by AWS or an Affiliate to provide telecommunications services in respect of the Multi-Area Business (each, an “AWS CIP Site”).

Section 8.19. Inventory

Section 8.19 of the AWS/Cingular Disclosure Memorandum sets forth the type of inventory (broken down by product type and model) sold by the Multi-Area Business in the ordinary course of business. Except as disclosed in Section 8.19 of the AWS/Cingular Disclosure Memorandum, the inventory sold and maintained by the Multi-Area Business in the ordinary course of business is of good, usable and merchantable quality in all material respects, does not include items which, in the ordinary course of the Multi-Area Business, have been discontinued or are off-specification, damaged, dormant, obsolete, non-salable, non-usable, or not first quality. Mobile phones included in inventory are pre-programmed to search for the system operator code of AWS or an Affiliate on a preferred or exclusive basis. Substantially all of the mobile phones that are included in such inventory are dual band handsets and are Intelligent Roaming Database (IRDB) over-the-air updatable.

Section 8.20. Capitalization of AWS Network Newco

Immediately prior to the First Closing, AWS Network Newco will be a Controlled Affiliate of AWS and AWS and the AWS Contributing Entities will be the sole members of AWS Network Newco. The AWS Network Newco Interest will have been duly authorized and validly issued and fully paid prior to the First Closing. Immediately prior to the First Closing, there will be no subscriptions, warrants, options, convertible securities, calls, rights, contracts, understandings or commitments of any character obligating AWS Network Newco to issue, deliver or sell any interest in AWS Network Newco to any Person. Immediately prior to the First Closing, there will be no subscriptions, warrants, options, calls, rights, tag-along rights, drag-along rights, rights of first refusal, contracts, commitments, voting trusts, proxies, understandings, restrictions or arrangements relating to the AWS Network Newco Interest, except for any of the foregoing in favor of AWS or its Affiliates. Immediately prior to the First Closing, AWS Network Newco will have satisfied all capital calls, contribution requirements and similar

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obligations to make contributions or investments in AWS Network Newco. Immediately prior to the First Closing, AWS Network Newco will not have any outstanding debt for borrowed money.

Section 8.21. Capitalization of AWS License Newco

Immediately prior to the First Closing and the Second Closing, AWS License Newco will be a Controlled Affiliate of AWS and TeleCorp and AWS PCS will be the sole members of AWS License Newco. The AWS License Newco Interest will have been duly authorized and validly issued and fully paid prior to the First Closing. Immediately prior to the First Closing and the Second Closing, there will be no subscriptions, warrants, options, convertible securities, calls, rights, contracts, understandings or commitments of any character obligating AWS License Newco to issue, deliver or sell any interest in AWS License Newco to any Person. Immediately prior to the First Closing and the Second Closing, there will be no subscriptions, warrants, options, calls, rights, tag-along rights, drag-along rights, rights of first refusal, contracts, commitments, voting trusts, proxies, understandings, restrictions or arrangements relating to the AWS License Newco Interest, except for any of the foregoing in favor of AWS or its Affiliates. Immediately prior to the First Closing and the Second Closing, AWS License Newco will have satisfied all capital calls, contribution requirements and similar obligations to make contributions or investments in AWS License Newco. Immediately prior to the First Closing and the Second Closing, AWS License Newco will not have any outstanding debt for borrowed money.

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Section 8.22. Intent.

The AWS Parties are not entering into the transactions contemplated by this Agreement or the other Transaction Documents with an actual intent to hinder, delay or defraud their present or future creditors.

Section 8.23. Solvency.

On the date hereof (except as set forth in Section 8.23 of the AWS/Cingular Disclosure Memorandum) and the First Closing Date, both before and after giving effect to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents: (a) the fair value of each AWS Party’s assets at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of each AWS Party’s property will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each AWS Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each AWS Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date hereof.

Section 8.24. Bankruptcy.

No AWS Party is contemplating filing a petition in bankruptcy or for reorganization under the federal Bankruptcy Code, and, to the knowledge of AWS, no bankruptcy or insolvency proceedings have been threatened against any AWS Party.

Section 8.25. Investment Intention.

The AWS Parties are acquiring the Triton Network SMLLC Interest and the Triton License Newco Interest for their own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. The AWS Parties acknowledge that the Triton Network SMLLC Interest and the Triton License Newco Interest have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

ARTICLE 9

REPRESENTATIONS OF THE TRITON PARTIES

The Triton Parties hereby jointly and severally represent and warrant to the AWS Parties and Cingular that:

Section 9.1. Organization; Qualification

Each of the Triton Parties is duly organized, validly existing and in good standing under the Laws of the respective states of their organization, with full corporate or

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limited liability company power and authority to own and operate their respective properties and to carry on their respective businesses as are now being conducted, to execute, deliver and, subject to obtaining the Required Virginia Consents and giving the Required Virginia Notices, as applicable, perform its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions. Immediately prior to the First Closing, Triton Network SMLLC will be a limited liability company duly organized and validly existing under the Laws of the State of Delaware. A true and complete copy of the certificate of formation and operating agreement of Triton Network SMLLC, which shall be in substantially the forms attached hereto as Exhibits O-1 and O-2, will have been delivered to Cingular and AWS prior to First Closing. Immediately prior to First Closing, Triton Network SMLLC will not own, or have any other proprietary interest (of record, beneficial or equitable) in, any Person. Immediately prior to the Second Closing, Triton License Newco will be a limited liability company duly organized and validly existing under the Laws of the State of Delaware. A true and complete copy of the certificate of formation and operating agreement of Triton License Newco, which shall be in substantially the forms attached hereto as Exhibits P-1 and P-2, will have been delivered to Cingular and AWS prior to the Second Closing. Immediately prior to the Second Closing, Triton License Newco will not own, or have any other proprietary interest (of record, beneficial or equitable) in, any Person.

Section 9.2. Authorization, Execution and Delivery

The execution, delivery and performance of the Transaction Documents to which any Triton Party is a party have been duly and validly authorized and approved by all necessary corporate or limited liability company action of the Triton Parties. This Agreement is, and each of the other Transaction Documents when executed and delivered will be, a legal, valid and binding obligation of the Triton Parties, as applicable, enforceable against the Triton Parties, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and general equitable principles.

Section 9.3. Title to and Condition of Assets

(a) The Triton Parties have, and, as of the First Closing, Triton Network SMLLC and Triton License Newco will, as applicable, have, good and marketable title or a valid leasehold interest, as applicable, to all of the Transferred Virginia Assets, free and clear of all Liens except for Permitted Liens, and except for the Liens listed in Section 9.3(a) of the Triton Disclosure Memorandum, which will be discharged at First Closing. The Triton Contributing Entities have, subject to obtaining the Required Virginia Consents and giving the Required Virginia Notices, as applicable, full power, right and authority to assign and contribute to Triton Network SMLLC, Triton Network Newco and Triton License Newco, as the case may be, good and marketable title to the Transferred Virginia Assets and the Triton Network SMLLC Interest, free and clear of all Liens other than Permitted Liens. Immediately prior to First Closing, Triton Network Newco will have good and marketable title to the Triton Network SMLLC Interest, free and clear of all Liens. Immediately prior to the First Closing and the Second Closing, Triton License will have good and marketable title to the Triton License Newco Interest,

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free and clear of all Liens. Immediately prior to First Closing, Triton Network Newco will have, subject to obtaining the applicable Required Virginia Consents and giving the Required Virginia Notices, as applicable, full power, right and authority to assign and convey to AWS and the AWS Contributing Entities the Triton Network SMLLC Interest, free and clear of all Liens. Immediately prior to First Closing and the Second Closing, Triton License will have, subject to obtaining the applicable Required Virginia Consents and giving the Required Virginia Notices, as applicable, full power, right and authority to assign and convey to TeleCorp and AWS PCS the Triton License Newco Interest, free and clear of all Liens. As of the First Closing, no Person other than Triton Network SMLLC and Triton License Newco will have any right, title or interest in or to any of the Transferred Virginia Assets, except for Persons holding Permitted Liens.

(b) As of the First Closing Date only: Except (i) for the Excluded Virginia Assets and (ii) for the services to be provided to AWS or any of the AWS Contributing Entities pursuant to the Transition Services Agreement, the Transferred Virginia Assets include all material rights, assets and property necessary to operate the Virginia Business as it is currently being operated.

(c) All buildings, structures, facilities, Machinery and Equipment and other items of tangible property and assets (excluding inventory) included in the Transferred Virginia Assets are, in the aggregate and taken as a whole, in good working condition and repair, subject to normal wear and maintenance, and are located such that they are not materially encroaching on the property or rights of any Person.

Section 9.4. Real Property

(a) Section 3.3(d) of the Triton Disclosure Memorandum lists all real property and interests in real property owned or leased by Triton or a Triton Contributing Entity and used primarily in the Virginia Business (other than Excluded Virginia Assets), and specifying the address of the property, a reasonable description of the use of each property, and which of the properties are owned and which are leased.

(b) With respect to each parcel of fee owned real property included in the Transferred Virginia Assets:

(i) Triton or a Triton Contributing Entity has, and, as of the First Closing, Triton Network SMLLC will have, good and marketable title to the parcels of real property, free and clear of all Liens, except for Permitted Liens and except for the Liens listed in Section 9.3(a) of the Triton Disclosure Memorandum, which will be discharged at First Closing;

(ii) except as set forth in Section 9.4(d) of the Triton Disclosure Memorandum, there are no leases, subleases, licenses, concessions, or other agreements to which Triton or a Triton Contributing Entity is a party or, to the knowledge of Triton, subleases, licenses, concessions or other agreements to which Triton or a Triton Contributing Entity is not a party, granting to any party

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or parties the right of use or occupancy of any portion of the parcel of real property; and

(iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

(c) With respect to each parcel of real property listed in Section 3.3(d) of the Triton Disclosure Memorandum:

(i) To the knowledge of Triton, Triton or a Triton Contributing Entity has, and, as of the First Closing, Triton Network SMLLC will have, valid and enforceable rights of physical and legal ingress and egress to and from such parcel; and

(ii) Except as set forth in Section 9.4(c) of the Triton Disclosure Memorandum, neither Triton nor any Triton Contributing Entity has received any notice of, and Triton has no knowledge of, any non-compliance with building codes and zoning regulations, occupational health and safety Laws or any other Laws, including Environmental Laws, applicable to such parcel or Triton’s or a Triton Contributing Party’s use or occupancy thereof.

(d) Section 3.3(d) of the Triton Disclosure Memorandum contains a list of all leases and occupancy and/or use agreements of real property used primarily in the Virginia Business to which Triton or a Triton Contributing Entity is, or, as of the First Closing, Triton Network SMLLC will be, a tenant, lessee, licensee or grantee, together with all amendments thereto (the “Triton Real Property Leases”). True, correct and complete copies of each of the Triton Real Property Leases have been delivered by Triton or a Triton Contributing Entity to AWS, together with any subleases granted with respect to the real property covered by the Triton Real Property Leases (the “Triton Leased Property”). Each Triton Real Property Lease, that has not expired in accordance with its terms is valid, binding and enforceable and in full force and effect. None of Triton, any Triton Contributing Entity, and, as of the First Closing, Triton Network SMLLC, or to the knowledge of Triton, any other party to any Triton Real Property Lease, is in Default of any material term thereunder or has received any written notice of Default thereunder. Except as set forth in Section 9.4(d) of the Triton Disclosure Memorandum, no Triton Leased Property (or any portion thereof) or any real property owned by Triton or a Triton Contributing Entity, or, as of the First Closing, Triton Network SMLLC, has been leased, subleased, licensed or otherwise had a right to use granted by Triton or a Triton Contributing Entity, or, as of the First Closing, Triton Network SMLLC, with respect thereto to any other Person. To the knowledge of Triton, no improvement on any Triton Leased Property materially encroaches upon adjoining real estate, and all such improvements have been constructed in conformity with all “setback” lines, easements, and other restrictions, or rights of record that have been established by any applicable building or zoning ordinances.

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Section 9.5. Contracts and Subscribers

(a) Section 9.5(a) of the Triton Disclosure Memorandum lists each of the following Contracts currently in effect to which a Triton Party is a party that relates primarily to the Virginia Business, other than Excluded Virginia Contracts (collectively, the “Material Virginia Contracts”):

(i) any confidentiality or non-disclosure agreement pursuant to which a Triton Party has agreed to keep information which is related to the Virginia Business obtained from any other Person confidential, other than such agreements entered into in the ordinary course of business;

(ii) any retail store lease, cell site lease (or cell site licenses, if any) or switch site lease;

(iii) any interconnection agreement or Triton Extension Agreement;

(iv) any material commission, representative, distributorship or sales agency Contract;

(v) any material conditional sale or lease under which a Triton Party is either purchaser or lessee (other than the Triton Real Property Leases) relating to the Transferred Virginia Assets or any property at which the Transferred Virginia Assets are located;

(vi) any material license, franchise, distributorship or other agreement which relates in whole or in part to (other than any Excluded Triton Assets) any software (other than standard form licenses for commercially available software), patent, trademark, trade name, service mark or copyright or technical assistance;

(vii) any Contract for the performance of services by a third party involving annual payments of $100,000 or more;

(viii) any Contract for the future purchase of, or payment for, supplies or products, involving in any one case $100,000 or more;

(ix) any Contract for any capital expenditure or leasehold improvement in excess of $200,000;

(x) any equipment lease with annual payments of more than $100,000;

(xi) any Contract having annual payments greater than $100,000 or a commitment of $400,000 or more in the aggregate; and

(xii) any other material Contract not made in the ordinary course of business consistent with past practice.

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Triton or a Triton Contributing Entity has heretofore delivered to Cingular and AWS true, correct and complete copies of the Material Virginia Contracts in effect as of the date hereof that are required to be set forth in Section 9.5(a) of the Triton Disclosure Memorandum, including all amendments, supplements and modifications thereto and waivers currently in effect thereunder.

(b) Neither Triton nor any Triton Contributing Entity is in Default, and as of the First Closing, Triton Network SMLLC will not be in Default, in any material respect with respect to, nor to the knowledge of Triton is there any Default in any material respect by the other parties to, any Assumed Virginia Contracts or Non-Transferred Virginia Subscription Agreements. The Assumed Virginia Contracts and Non-Transferred Virginia Subscription Agreements are in full force and effect, and are valid, binding and enforceable against Triton or a Triton Contributing Entity, and, as of the First Closing, Triton Network SMLLC, in accordance with their terms.

(c) To the knowledge of Triton, no party to an Assumed Virginia Contract or Non-Transferred Virginia Subscription Agreement (which party accounts for $100,000 or more annually in business with Triton or a Triton Contributing Entity, excluding for purposes of the application of such threshold, any ground leases and other agreements relating to Triton Cell Sites and Triton Retail Leases) has informed Triton or a Triton Contributing Entity in writing of its intent to cancel or otherwise modify in any material respect, other than in the ordinary course of its relationship with Triton or a Triton Contributing Entity or the Virginia Business, or to decrease significantly or limit significantly its purchases, services, supplies or materials under such Assumed Virginia Contract or Non-Transferred Virginia Subscription Agreement.

(d) Section 9.5(d) of the Triton Disclosure Memorandum sets forth, as of June 30, 2004, the total number of Transferred Virginia Subscribers (the “Virginia June 30 Subscribers”), subdivided by (i) number of subscribers who received PCS service pursuant to a Prepaid Plan, (ii) number of subscribers who received PCS service pursuant to a Postpaid Plan, (iii) number of subscribers who received PCS service pursuant to Triton’s “UnPlan” (the “UnPlan”), (iv) number of subscribers who represented accounts that were “active” within the normal practices and procedures of the Virginia Business, (v) number of subscribers who represented accounts that were voluntarily suspended by the subscriber or were otherwise currently inactive based on reasons other than the subscriber’s failure to pay a Triton Party for PCS service (e.g., lost or stolen phones), and (vi) number of subscribers who represented accounts that were involuntarily suspended by Triton or a Triton Contributing Entity or Affiliate. Section 9.5(d) of the Triton Disclosure Memorandum sets forth, for the Virginia Business, the name of each of the price plans presently covering the Transferred Virginia Subscribers, together with the number of Transferred Virginia Subscribers, as of June 30, 2004, under each such plan. Each subscriber agreement with Transferred Virginia Subscriber provides either (i) that Triton or the relevant Triton Contributing Entity (or its successor, including, following the First Closing, AWS, the relevant AWS Contributing Entity or Cingular) may increase the rates for service upon 30 days’ notice to the customer, in which event the customer may without penalty terminate the agreement, or (ii) that Triton or the relevant Triton

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Contributing Entity may without penalty terminate the subscriber agreement upon 30 days’ notice.

Section 9.6. Governmental Licenses; FCC Matters

(a) All Material Licenses. Triton or one or more of the Triton Contributing Entities holds and, as of the First Closing, Triton Network SMLLC and Triton License Newco, as applicable, will hold, all licenses, permits and/or certificates of public convenience and necessity issued by any Governmental Authority having jurisdiction over the Virginia Business, the Virginia FCC Authorizations or any Transferred Virginia Assets, which are required in connection with the ownership and operation of the Transferred Virginia Assets and the Virginia Business, except for such licenses, consents, permits, approvals and authorizations for which the failure to so hold would not be material.

(b) Title to the Virginia FCC Authorizations. Triton or one or more of the Triton Contributing Entities has good and marketable title to the Virginia FCC Authorizations, free and clear of all Liens, except the Permitted Liens. As of the First Closing, Triton Network SMLLC will have good and marketable title to the Virginia FCC Authorizations (other than the Virginia Licenses), free and clear of all Liens, except the Permitted Liens. As of the First Closing and the Second Closing, Triton License Newco will have good and marketable title to the Virginia Licenses, free and clear of all Liens, except the Permitted Liens.

(c) Validity of Virginia FCC Authorizations. Triton License has performed all of its material obligations required to have been performed under the Virginia FCC Authorizations, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach of, or default under, any of the Virginia FCC Authorizations or which permits or, after notice or lapse of time or both, would permit revocation or termination of any of the Virginia FCC Authorizations, or which might adversely affect in any material respect the rights of Triton License under any of the Virginia FCC Authorizations. No notice of cancellation or default or of any dispute concerning any of the Virginia FCC Authorizations, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Triton or Triton License, and the Virginia FCC Authorizations are valid, existing and in full force and effect. Neither Triton nor Triton License has any reason to believe that the Virginia FCC Authorizations are not likely to be renewed in the ordinary course. Subject to the FCC Consent, where applicable, the Virginia FCC Authorizations may be assigned and transferred in accordance with this Agreement and will continue in full force and effect thereafter without the consent, approval, or act of or making of any filing with any Governmental Authority. The Virginia Licenses (i) were granted on the grant dates specified on Exhibit A and (ii) expire on the expiration dates specified on Exhibit A. The file number and grant date for each applicable construction benchmark notification are also specified on Exhibit A. Triton License has submitted to the FCC, on Form 601, a timely notification of its satisfaction of the five-year construction benchmark applicable to each of the Virginia Licenses held by it as mandated by 47 C.F.R. § 24.203.

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The factual assertions of Triton License in each Form 601 are true and correct in all material respects.

(d) No Violation, Litigation or Regulatory Action.

(i) Triton License and its Affiliates have complied in all material respects with all Laws which are applicable to the Virginia FCC Authorizations or to Triton License’s ownership, operation and holding thereof, including, without limitation, all communications statutes and all rules, regulations or policies of the FCC. Triton License is qualified under the FCC Law to hold and convey the Virginia FCC Authorizations. To the knowledge of Triton, there are no facts or circumstances relating to the FCC qualifications of Triton License or any of its Affiliates that would prevent or materially delay the FCC’s grant of any FCC Form 603 (or other appropriate form) application under FCC Law.

(ii) Other than regulatory proceedings of general applicability, there is no investigation, claim, action, suit or other proceeding pending or, to the knowledge of Triton, threatened against Triton or Triton License or relating to Triton, Triton License or their respective assets, including any of the Virginia FCC Authorizations, which, individually or collectively, either would reasonably be expected to result in the revocation, cancellation, suspension or material adverse modification of any of the Virginia FCC Authorizations, would reasonably be expected to result in fines or forfeitures for noncompliance with FCC rules and regulations (such as environmental or tower marking and lighting rules) with respect to the Virginia Business or would reasonably be expected to have a material adverse effect on (w) any of the Virginia FCC Authorizations, (x) the ability of Triton or Triton License to perform their obligations hereunder, (y) the FCC Consent or (z) the financial condition, assets, liabilities, business, or results of operations of the Triton Parties with respect to the Virginia FCC Authorizations, nor is Triton or Triton License aware of any reasonable basis for any such investigation, claim, action, suit or proceeding.

(e) E911. Section 9.6(e) of the Triton Disclosure Memorandum lists all valid requests for E911 Phase I and Phase II service in the Virginia Market received by Triton and the Triton Contributing Entities from a PSAP, the date such request was received and the status of deployment relating to such request. Except as set forth in Section 9.6(e) of the Triton Disclosure Memorandum, Triton and the Triton Contributing Entities are in compliance with the FCC’s E911 rules codified at 47 C.F.R. § 20.18 in the Virginia Market.

(f) CALEA. There has been validly and timely filed with both the FBI and the FCC a Flexible Deployment Submission and a Request for Extension, which includes the Virginia Market, requesting an extension of the J-Standard-025 and Punch List compliance deadlines with respect to the Virginia Market until December 31, 2004 and an extension to the Packet-Mode compliance deadlines with respect to the Virginia Market until June 30, 2005. Triton and the Triton Contributing Entities are in compliance with all other CALEA obligations.

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(g) Orders; Contracts; Agreements. The execution, delivery and performance by the Triton Parties of the Transaction Documents to which they are parties (with or without the giving of notice, the lapse of time, or both) will not result in the creation or imposition of any Lien upon any of the Virginia FCC Authorizations. The Virginia FCC Authorizations are not subject to (a) any note, indenture, instrument, agreement, contract, mortgage, lease, license, franchise, permit or other authorization, rights, restriction or obligation to which any Triton Party is a party or by which any Triton Party or any Triton Party’s assets are bound, or (b) any Court Order to which a Triton Party is a party or with respect to which any of the Triton Parties’ assets are bound. The Triton Parties are not subject to, or in default under, any outstanding Court Order, and there are no contracts or agreements to which any of the Triton Parties is a party, which, (in the case of each of the foregoing clauses) individually or collectively, either would reasonably be expected to result in the revocation, cancellation, suspension or adverse modification of any of the Virginia FCC Authorizations or would reasonably be expected to have an adverse effect on (i) any of the Virginia FCC Authorizations, (ii) the ability of the Triton Parties to perform their obligations hereunder, or (iii) obtaining the FCC Consent.

(h) FCC Matters. The Virginia FCC Authorizations are validly held in Triton License’s name. Triton License is the exclusive authorized, legal holder of the Virginia FCC Authorizations. Triton Network SMLLC will be, as of the First Closing, the exclusive authorized, legal holder of the Virginia FCC Authorizations (other than the Virginia Licenses). Triton License Newco will be, as of the First Closing and the Second Closing, the exclusive authorized, legal holder of the Virginia Licenses. The Virginia FCC Authorizations have been granted by Final Order and authorize, without further consent or authorization from the FCC, the construction and operation of a PCS system in the license areas indicated on Exhibit A. The Virginia FCC Authorizations are valid and in full force and effect without condition, except those conditions stated on the face of the Virginia FCC Authorizations and except conditions applicable to holders of A, B, or C Block broadband PCS licenses generally and are unimpaired by any acts or omissions of the Triton Parties. All material reports, applications, notifications, registrations and other documents required to be filed by Triton License and the Triton Contributing Entities with the FCC and with other federal or state regulatory authorities have been timely filed. All applicable regulatory fees and assessments imposed by such regulatory bodies have been timely paid. All such documents and the calculation of such fees are correct in all material respects. Subject to the obtaining of the Required Virginia Consents and giving the Required Virginia Notices, as applicable, Triton License has the absolute and unrestricted right, power and authority under applicable Laws to assign the Virginia FCC Authorizations pursuant to this Agreement.

(i) Microwave Relocation Matters.

(i) Except as set forth in Section 9.6(i) of the Triton Disclosure Memorandum, Triton License is not a party to any contract, agreement or understanding, oral or written, providing for the relocation of microwave service providers or the sharing of any costs associated with any such relocation with respect to any of the Virginia Licenses, and with respect to which either (x) Triton License has not fully completed performance or (y) the incumbent microwave

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licensee has not filed with the FCC (and provided to Triton License the ULS file numbers of) Applications or Notifications on Form 601 to relinquish its rights to the microwave path(s) that are the subject of such agreement.

(ii) To Triton License’s knowledge, no microwave relocation activities, actions or efforts are planned or in progress with respect to any of the Virginia FCC Authorizations.

(j) No Other Agreement. No Triton Party has entered into any obligation, agreement, arrangement or understanding to sell, transfer, deliver, convey, assign or otherwise dispose of any Virginia FCC Authorization or that would affect the post-First Closing ownership or use of any Virginia FCC Authorization by the AWS Parties or Triton License Newco. All amounts currently owed to the FCC in connection with the ownership of the Virginia FCC Authorizations have been timely paid, the calculation of all such amounts is accurate in all material respects and no further amounts currently are due to the FCC in respect of any Virginia FCC Authorization.

(k) Transferred Multi-Area FCC Authorizations. Triton and the Triton Contributing Entities will be, as of the First Closing, legally qualified to (A) receive and hold indirectly (through acquisition of the AWS Network Newco Interest) any Transferred Multi-Area FCC Authorizations, other than the Transferred Multi-Area Licenses, to be acquired hereby and (B) receive any authorization or approval from any Governmental Authority necessary for it to acquire indirectly (through acquisition of the AWS Network Newco Interest) any Transferred Multi-Area FCC Authorizations (other than the Transferred Multi-Area Licenses). Triton Network SMLLC will be, as of the First Closing, legally qualified to be an FCC lessee with respect to the Virginia Licenses pursuant to the Virginia Lease. Triton License will be, as of the Second Closing, legally qualified to (A) receive and hold indirectly (through acquisition of the AWS License Newco Interest) the Transferred Multi-Area Licenses to be acquired hereby and (B) receive any authorization or approval from any Governmental Authority necessary for it to acquire indirectly (through acquisition of the AWS License Newco Interest) any such Transferred Multi-Area Licenses.

(l) Unjust Enrichment Provisions. The Virginia Licenses are freely transferable to the AWS Parties under the FCC’s rules and are not subject to any installment payment obligations to the U.S. Government or to any of the unjust enrichment provisions applicable to PCS licenses.

Section 9.7. Compliance with Other Laws

Except as set forth in Section 9.7 of the Triton Disclosure Memorandum, Triton is in material compliance with and there is no material Default under any Laws applicable to the Virginia Business (in addition to such Laws contemplated by Section 9.4, Section 9.6 and Section 9.15 discussed in each such Section herein).

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Section 9.8. No Conflicts; Consents

Except for (i) compliance with any applicable requirements of the HSR Act, (ii) such notifications and applications as required by Section 10.2, (iii) the FCC Consent, (iv) the consents, authorizations and approvals identified in Section 9.8(A)(1) of the Triton Disclosure Memorandum (which Section shall not be required to list any such consents required pursuant to any Assumed Virginia Contracts relating to Triton Leased Cell Sites) and the consents, authorizations and approvals to be identified in Section 9.8(B)(1) of the Triton Disclosure Memorandum (which Section shall list any consents required pursuant to any Assumed Virginia Contracts relating to Triton Leased Cell Sites) and which Section 9.8(B)(1) of the Triton Disclosure Memorandum shall be delivered by Triton to Cingular and AWS no later than 10 Business Days following the date hereof ((i), (ii), (iii) and (iv) collectively, the “Required Virginia Consents”) and (v) giving the notices identified in Section 9.8(A)(2) of the Triton Disclosure Memorandum (which Section shall not be required to list any such notices required pursuant to any Assumed Virginia Contracts relating to Triton Leased Cell Sites) and the notices to be identified in Section 9.8(B)(2) of the Triton Disclosure Memorandum (which Section shall list any notices required pursuant to any Assumed Virginia Contracts relating to Triton Leased Cell Sites) and which Section 9.8(B)(2) of the Triton Disclosure Memorandum shall be delivered by Triton to AWS and Cingular no later than 10 Business Days following the date hereof (collectively, the “Required Virginia Notices”), neither the execution and delivery of this Agreement or any of the other Transaction Documents by any Triton Party nor the performance by them of the Transactions will result in a Default or create a Lien under any term, condition or provision of, or require the consent, authorization or approval of, or any registrations or filings with or notices to, any Person or Governmental Authority under, (a) any Law or Contract to which Triton or any Affiliate or any of the Transferred Virginia Assets or the Virginia Business is subject, (b) any Assumed Virginia Contract or any Virginia FCC Authorization to which any Triton Party is a party or subject or (c) the certificate of incorporation or bylaws of Triton or, if applicable, the governing documents of any Triton Party, Triton Network SMLLC or Triton License Newco; except, with respect to clauses (a) and (b) above, to the extent such Default does not (x) result in a material adverse effect on the Virginia Business as a whole, or (y) impair the ability of any Triton Party to consummate the Transactions.

Section 9.9. Litigation and Legal Proceedings

Except as set forth in Section 9.9 of the Triton Disclosure Memorandum, there is no outstanding Court Order or order by the FCC or any state body having jurisdiction over the Virginia Business or any Transferred Virginia Asset against Triton or any Affiliate primarily affecting the Virginia Business or the Transferred Virginia Assets or which questions the validity of any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement. There is no litigation, arbitration, investigation or other proceeding of or before any arbitrator or Governmental Authority pending, or, to the knowledge of Triton, threatened, against Triton or any Affiliate, (i) except as set forth in Section 9.9 of the Triton Disclosure Memorandum, by a tower company (as such term is commonly understand in the wireless telecommunications industry), or (ii) the result of

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which, alone or in the aggregate, could reasonably be expected to materially adversely affect the Virginia Business (taken as a whole), the Transferred Virginia Assets (taken as a whole), or the transactions contemplated by this Agreement, and Triton has no knowledge of any reasonably likely basis therefor. Triton has not entered into any assurance of voluntary compliance or other similar agreement with any Attorney General’s office in the Virginia Market regarding the Virginia Business.

Section 9.10. Virginia Business Employees

Section 9.10(A) of the Triton Disclosure Memorandum sets forth a true and complete list of the titles status (i.e., part-time or on military leave, short term disability, temporary leave, FMLA leave, or other company-approved leave of absence) and base salaries of all employees of Triton and its Affiliates primarily involved in the operation of the Virginia Business who are (x) on the payroll of, and receiving benefits from, Triton or an Affiliate thereof, (y) on short-term disability or (z) on a company-approved leave of absence, excluding (1) employees on long-term disability and (2) those employees specified by name and title in Section 9.10(B) of the Triton Disclosure Memorandum and to be retained by Triton or its Affiliates (the “Virginia Business Employees”). Triton and its Affiliates (i) have in all material respects withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Virginia Business Employees; (ii) are not liable for any material arrears of wages or any material Taxes or any material penalty for failure to comply with any of the foregoing; and (iii) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any arbitrator or Governmental Authority (including the FCC or any government body having jurisdiction over the Virginia Business, Virginia Business Employees or any Transferred Virginia Asset), with respect to unemployment compensation benefits, social security or other benefits or obligations for Virginia Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of Triton, Triton and its Affiliates have complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, occupational safety and health and other applicable employment Law with respect to Virginia Business Employees. There are no material pending or to the knowledge of Triton threatened claims or actions against Triton or its Affiliates under any workers’ compensation policy or long-term disability policy involving any Virginia Business Employee. Except as set forth in Section 9.10(C) of the Triton Disclosure Memorandum, there are no actions, suits, claims or grievances pending, or, to the knowledge of Triton, threatened relating to the employment of any Virginia Business Employee, including, but not limited to, charges of unfair labor practices or discrimination complaints. Neither Triton nor any Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act with respect to any Virginia Business Employee or the Virginia Business. Neither Triton nor any Affiliate is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or other labor union contract applicable to the Virginia Business and no such collective bargaining agreement is being negotiated by Triton or any Affiliate. No consent of any union (or similar group or organization) is required in connection with the consummation of the transactions

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contemplated hereby. There are no pending, or, to the knowledge of Triton, threatened (a) union representation petitions respecting the Virginia Business Employees, (b) efforts being made to organize any of the Virginia Business Employees, or (c) strikes, slowdowns, work stoppages, lockouts or threats affecting the Virginia Business Employees. Neither Triton nor any Affiliate has made any representation, warranty or agreement with any of its Virginia Business Employees concerning employment with AWS or its Affiliates after the First Closing. To the knowledge of Triton, any individual engaged by Triton or any Affiliate as an independent contractor in connection with the Virginia Business operations has been accurately classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment compensation and benefits. Neither Triton nor any Affiliate has received any notice of any pending or threatened inquiry or audit by any Governmental Authority related to the Virginia Business concerning such independent contractor status.

Section 9.11. Virginia System Employee Benefits

Except as set forth in Section 9.11 of the Triton Disclosure Memorandum, neither Triton nor any Affiliate maintains or sponsors any Virginia Benefit Plans. Summary plan descriptions or true and complete copies of such Virginia Benefit Plans (and any amendments thereto) have been provided to Cingular. Each Virginia Benefit Plan has been established and administered in material compliance with its terms and the applicable provisions of ERISA, COBRA, HIPAA, the Code, Age Discrimination in Employment Act and other applicable Laws. None of the Virginia Benefit Plans or Benefit Plans sponsored by any ERISA Affiliate is, or has been in the last six (6) years, subject to Title IV of ERISA (including any multiemployer plan within the meaning of ERISA Sections 3(37) or 4001(a)(3) or Section 412 of the Code), or any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code. Each Virginia Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified by issuance and receipt of a favorable determination letter or reliance upon an opinion letter which states that the Virginia Benefit Plan meets all requirements under the Code and that any trust(s) associated with such Virginia Benefit Plan is tax exempt under Section 501(a) of the Code. There are no claims (other than routine claims for benefits), actions or lawsuits pending, or to the knowledge of Triton, threatened, relating to the Virginia Business Employees with respect to any Virginia Benefit Plan or the fiduciaries responsible for such Virginia Benefits Plan, and to the knowledge of Triton, there are no circumstances relating to the Virginia Business Employees that would reasonably be expected to give rise to any action, lawsuit or claim, on behalf of or against any of the Virginia Benefit Plans or any trusts related thereto.

Section 9.12. Tax Matters

As relates to the Transferred Virginia Assets and the Virginia Business, Triton and its Affiliates have timely filed all Tax returns and statements which they were required to file and such returns and statements were true and correct in all material respects. Triton and its Affiliates have paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may

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become due on or before the First Closing Date related to the Transferred Virginia Assets and the Virginia Business. Neither Triton nor any Affiliate has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency related to the Transferred Virginia Assets or the Virginia Business. Except as set forth in Section 9.12 of the Triton Disclosure Memorandum, to the knowledge of Triton, there are no unresolved claims raised, or investigations pending, by any Governmental Authority concerning the Tax Liability of Triton or an Affiliate related to the Transferred Virginia Assets or the Virginia Business. All Taxes related to the Transferred Virginia Assets and the Virginia Business which Triton or an Affiliate is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid, and there are no Tax Liens on the Transferred Virginia Assets.

Section 9.13. Financial Statements; Changes

(a) Triton has delivered to Cingular and AWS complete and correct copies of (i) the unaudited balance sheets for the Virginia Business as at December 31, 2003 and related income statements for the fiscal year then ended (the “Virginia Historical Financial Statements”) and (ii) the unaudited balance sheet (the “Virginia Balance Sheet”) of the Virginia Business as at June 30, 2004 (the “Virginia Balance Sheet Date”) and related income statement for the six month period then ended (collectively, the “Virginia Interim Financial Statements”). Except as set forth in Section 9.13 of the Triton Disclosure Memorandum, the Virginia Historical Financial Statements and the Virginia Interim Financial Statements fairly present in all material respects, in accordance with GAAP, the financial position of the Virginia Business and the results of its operations for the periods specified therein (subject to the absence of footnotes, and, in the case of the Virginia Interim Financial Statements, to normal year-end audit adjustments). As of the First Closing, Triton Network SMLLC shall have no Liabilities other than the Assumed Virginia Liabilities.

(b) Except as otherwise set forth in this Agreement, with respect to the Transferred Virginia Assets, since the Virginia Balance Sheet Date, neither Triton nor any Affiliate has:

(i) sold, assigned, or transferred any of the material assets, properties or rights included in the Transferred Virginia Assets other than in the ordinary course of business consistent with past practice, or entered into any agreement or understanding to do any of the foregoing;

(ii) entered into any transaction primarily relating to the Virginia Business other than in the ordinary course of business consistent with past practices; or

(iii) suffered any material damage, destruction or casualty loss with respect to the Transferred Virginia Assets not covered by insurance.

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Section 9.14. Brokers

Except for the engagement by Triton of Bear, Stearns & Co., Inc. (whose fees shall be paid by Triton or one of its Affiliates) in connection with the transactions contemplated by this Agreement, neither Triton nor any Affiliate has engaged any agent, broker or other Person acting pursuant to the express or implied authority of Triton or any Affiliate which is or may be entitled to a commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Transferred Virginia Assets.

Section 9.15. Environmental Compliance

(a) (i) Neither Triton nor any Affiliate has generated, used, transported, treated, stored, released or disposed of, or knowingly permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance at, on or in connection with the ownership or occupancy of the Transferred Virginia Assets in violation of any applicable Environmental Laws; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with Triton’s or an Affiliate’s ownership, occupancy or use of the Transferred Virginia Assets; (iii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance on, in or under any property or facility owned or leased by Triton or an Affiliate and included in the Transferred Virginia Assets which has created or might reasonably be expected to create any Liability under any applicable Environmental Laws; (iv) any Hazardous Substance handled or dealt with by Triton or an Affiliate at, on or in connection with the ownership or occupancy of the Transferred Virginia Assets has been and is being handled or dealt with in material compliance with all Environmental Laws; (v) the operation of the Virginia Business by Triton and its Affiliates is in compliance with all Environmental Laws; and (vi) there are no claims against Triton or any Affiliate by third parties, including Governmental Authorities, pending or threatened under Environmental Laws arising out of Triton’s or an Affiliate’s ownership, construction or use of the Transferred Virginia Assets or the condition of the Transferred Virginia Assets.

(b) Triton has obtained all material health and safety permits required under any Environmental Laws and such permits are valid and enforceable.

Section 9.16. Accounts Receivable

As of the First Closing, all accounts receivable of Triton and the Triton Contributing Entities which constitute Virginia Closing Date Current Assets will be valid, collectible and genuine, will have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of the Virginia Business consistent with past practices, and the allowances for collection losses specified on Exhibit G-1 have been determined using allocation methodology consistent with that used in, and presented on, the Virginia Balance Sheet. As of the First Closing, neither Triton nor any Affiliate has taken any actions with the intended effect of accelerating and has not sought to accelerate the payment of any of such accounts

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receivable in a manner not consistent with Triton’s and its Affiliates’ past practices, and neither Triton nor any Affiliate has settled or compromised any such accounts receivable except in the ordinary course of business consistent with Triton’s practice during prior periods. As of the date of this Agreement, to the knowledge of Triton, there are no facts or circumstances that will, or would reasonably be expected to, result in the allowances for collection losses specified on Exhibit G-1 being inadequate to cover expected collection losses.

Section 9.17. Undisclosed Liabilities

Neither Triton nor any Affiliate has any Liabilities arising out of or relating to the Virginia Business or any of the Transferred Virginia Assets, except as and to the extent reflected or reserved for in the Virginia Historical Financial Statements or the Virginia Interim Financial Statements and except (i) for Liabilities incurred in the ordinary course of business consistent with past practice since the Virginia Balance Sheet Date and in each case to the extent permitted to be incurred in accordance with the terms hereof, and (ii) for executory obligations under any Assumed Virginia Contract.

Section 9.18. Triton Cell Sites

(a) Section 9.18(A) of the Triton Disclosure Memorandum lists each cell site (including each cell site on which Triton or an Affiliate has placed one or more antennas, whether leased or owned) and the number of PCS and microwave antennas placed on such cell site, together with the land, towers and communication equipment comprising such cell site, currently operated or used by each of Triton or a Triton Contributing Entity or other Affiliate to provide telecommunications services in respect of the Virginia Business as of the date hereof, excluding cell sites on wheels (each, a “Triton Cell Site”), indicating the address of such Triton Cell Site and the geographical coordinates thereof, whether Triton or such Triton Contributing Entity is the owner of such Cell Site and, if so, whether any other Person is permitted to co-locate towers or antennas thereon or has any other rights with respect thereto and, for each microwave antenna, the FCC radio station license it operates under, the frequency on which it transmits and/or receives, the azimuth on which it transmits or receives, and the license grant and expiration dates. Section 9.18(A) of the Triton Disclosure Memorandum also sets forth (i) each instance where Triton or an Affiliate co-locates its antennas relating to the Virginia Business on another Person’s tower or antenna structure and (ii) whether any antenna structure on which Triton or an Affiliate locates antennas is one which requires registration with the FCC under 47 C.F.R. § 17.4 by reason of the obligation to file notification with the FAA under 47 C.F.R. § 17.7 and, if so, the Antenna Structure Registration Number thereof. Each Triton Cell Site has been constructed, and is operating, in material compliance with the terms and conditions of the applicable licenses, rules and regulations of any applicable Governmental Authority, including, without limitation, any Environmental Laws and any Laws governing the construction, marking and lighting of antenna structures, and Triton or Affiliates have made all required filings, tower registrations and reports relating to each Triton Cell Site, except where the failure to do so has not, and would not reasonably be expected to, result in a material adverse effect, and all such filings, reports and registrations are accurate in all

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material respects. There are no environmental assessments pending at the FCC or proceedings seeking revocation of any antenna authorizations pending at the FCC or before any court regarding any Triton Cell Sites.

(b) Section 9.18(B) of the Triton Disclosure Memorandum lists each cell site which is a CIP, is not operated as an active site as of the date hereof, is located in the Virginia Market and is intended to be used by Triton or an Affiliate to provide telecommunications services in respect of the Virginia Business (each, a “Triton CIP Site”).

Section 9.19. Inventory

Section 9.19 of the Triton Disclosure Memorandum sets forth the type of inventory (broken down by product type and model) sold by the Virginia Business in the ordinary course of business. Except as set forth in Section 9.19 of the Triton Disclosure Memorandum, the inventory sold and maintained by the Virginia Business in the ordinary course of business is of good, usable and merchantable quality in all material respects, does not include items which, in the ordinary course of the Virginia Business, have been discontinued or are off-specification, damaged, dormant, obsolete, non-salable, non-usable, or not first quality. Mobile phones included in inventory are pre-programmed to search for the system operator code of Triton or an Affiliate on a preferred or exclusive basis. Substantially all of the mobile phones that are included in such inventory are dual band handsets and are Intelligent Roaming Database (IRDB) over-the-air updatable.

Section 9.20. Capitalization of Triton Network SMLLC

Immediately prior to the First Closing, Triton Network Newco will be a Controlled Affiliate of Triton and the sole member of Triton Network SMLLC. The Triton Network SMLLC Interest will have been duly authorized and validly issued and fully paid prior to First Closing. Immediately prior to the First Closing, there will be no subscriptions, warrants, options, convertible securities, calls, rights, contracts, understandings or commitments of any character obligating Triton Network SMLLC to issue, deliver or sell any interest in Triton Network SMLLC to any Person. Immediately prior to the First Closing, there will be no subscriptions, warrants, options, calls, rights, tag-along rights, drag-along rights, rights of first refusal, contracts, commitments, voting trusts, proxies, understandings, restrictions or arrangements relating to the Triton Network SMLLC Interest, except for any of the foregoing in favor of Triton or its Affiliates. Immediately prior to the First Closing, Triton Network Newco will have satisfied all capital calls, contribution requirements and similar obligations to make contributions or investments in Triton Network SMLLC. Immediately prior to the First Closing, Triton Network SMLLC will not have any outstanding debt for borrowed money.

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Section 9.21. Capitalization of Triton License Newco

Immediately prior to the First Closing and the Second Closing, Triton License Newco will be a Controlled Affiliate of Triton and Triton License will be the sole member of Triton License Newco. The Triton License Newco Interest will have been duly authorized and validly issued and fully paid prior to the First Closing. Immediately prior to the First Closing and the Second Closing, there will be no subscriptions, warrants, options, convertible securities, calls, rights, contracts, understandings or commitments of any character obligating Triton License Newco to issue, deliver or sell any interest in Triton License Newco to any Person. Immediately prior to the First Closing and the Second Closing, there will be no subscriptions, warrants, options, calls, rights, tag-along rights, drag-along rights, rights of first refusal, contracts, commitments, voting trusts, proxies, understandings, restrictions or arrangements relating to the Triton License Newco Interest, except for any of the foregoing in favor of Triton or its Affiliates. Immediately prior to the First Closing and the Second Closing, Triton License Newco will have satisfied all capital calls, contribution requirements and similar obligations to make contributions or investments in Triton License Newco. Immediately prior to the First Closing and the Second Closing, Triton License Newco will not have any outstanding debt for borrowed money.

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Section 9.22. Intent.

The Triton Parties are not entering into the transactions contemplated by this Agreement or the other Transaction Documents with an actual intent to hinder, delay or defraud its present or future creditors.

Section 9.23. Solvency.

On the date hereof and the First Closing Date, both before and after giving effect to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents: (a) the fair value of each Triton Party’s assets at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of each Triton Party’s property will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Triton Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Triton Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date hereof.

Section 9.24. Bankruptcy.

No Triton Party is contemplating filing a petition in bankruptcy or for reorganization under the federal Bankruptcy Code, and, to the knowledge of Triton, no bankruptcy or insolvency proceedings have been threatened against any Triton Party.

Section 9.25. Investment Intention.

The Triton Parties are acquiring the AWS Network Newco Interest and the AWS License Newco Interest for their own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. The Triton Parties acknowledge that the AWS Network Newco Interest and the AWS License Newco Interest have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

ARTICLE 10

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 10.1. Financial Statements and System Information

(a) AWS covenants and agrees that from the date hereof until the First Closing, AWS shall provide Triton, promptly after they become available and in any event within 45 days of the end of each calendar month, reports prepared in the ordinary course of business for AWS management setting forth certain financial information and operating statistics, including gross subscriber additions, disconnects and end-of-period number of subscribers for such month as they relate to the Multi-Area Business conducted in the

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Transferred Multi-Area Markets and a report showing the total number of Transferred Multi-Area Subscribers as of the end of such month and indicating the number of such subscribers that are covered by each category of Prepaid Plans, Postpaid Plans or GoPhone Plan.

(b) Triton covenants and agrees that from the date hereof until the First Closing, Triton shall provide Cingular and AWS, promptly after they become available and, in any event within 45 days of the end of each calendar month, reports prepared in the ordinary course of business for Triton management setting forth certain financial information and operating statistics, including gross subscriber additions, disconnects and end-of-period number of subscribers for such month, as they relate to the Virginia Business conducted in the Virginia Market and a report showing the total number of Transferred Virginia Subscribers as of the end of such month and indicating the number of such subscribers that are covered by each category of Prepaid Plans, Postpaid Plans or UnPlan.

Section 10.2. Regulatory Filings; Approvals

(a) Following the closing of the Merger, each of Cingular and the AWS Parties, on the one hand, and the Triton Parties, on the other hand, agree to take all necessary actions, including filing all necessary regulatory notifications and seeking all necessary regulatory approvals, in order to consummate the transactions contemplated by this Agreement and to diligently pursue the processing of any such applications and filings before the FCC and other applicable Governmental Authorities. Such actions shall include the following:

(i) Cingular and the AWS Parties shall use commercially reasonable efforts to, following consummation of the Merger, and within 20 days following the closing of the Merger, (1) effectuate any post-Merger pro forma reorganization affecting the Multi-Area Licenses and effectuate the Multi-Area License Contribution, (2) file notifications with the FCC concerning any pro forma reorganization affecting the Multi-Area Licenses (“Multi-Area Reorganization Notifications”) and file notifications with the FCC of the pro forma assignments of the Transferred Multi-Area Licenses to AWS License Newco (“Multi-Area Pro Forma Notifications”), either (A) in sequence or (B) through consolidated notification filings if permitted by the FCC, (3) following completion by the FCC of the processing of the Multi-Area Reorganization Notifications and the Multi-Area Pro Forma Notifications (either in sequence or through consolidated notification filings), but not before, cause AWS License Newco and AWS Network Newco to execute the Multi-Area Lease, and (4) following the execution of the Multi-Area Lease, file notification thereof with the FCC (the “Multi-Area Lease Notification”); provided, however, that any failure by Cingular and the AWS Parties to make such filings within such 20 day period which is attributable to any delay by the FCC in the processing of such filings shall not be deemed a breach of this Section 10.2(a)(i) by Cingular or the AWS Parties.

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(ii) The Triton Parties shall use commercially reasonable efforts to, within 20 days following the closing of the Merger, (1) effectuate the Virginia License Contribution, (2) following the occurrence of the Virginia License Contribution, file notifications with the FCC of the pro forma assignments of the Virginia Licenses to Triton License Newco (“Virginia Pro Forma Notification” and, together with the Multi-Area Pro Forma Notifications, the “FCC Pro Forma Notifications”), (3) following completion by the FCC of the processing of the Virginia Pro Forma Notifications, but not before, cause Triton License Newco and Triton Network SMLLC to execute the Virginia Lease, (4) following the execution of the Virginia Lease, file notification thereof with the FCC (the “Virginia Lease Notification”); provided, however, that any failure by the Triton Parties to make such filings within such 20 day period which is attributable to any delay by the FCC in the processing of such filings shall not be deemed a breach of this Section 10.2(a)(ii) by the Triton Parties.

(iii) As soon as practicable following completion by the FCC of the processing of the FCC Pro Forma Notifications, and no later than five Business Days following the First Closing, the parties shall file applications seeking FCC approval for the License Exchange (individually, the “Multi-Area Transfer Applications”, and together with the “Virginia Transfer Applications,” the “FCC Transfer Applications”).

(iv) The parties shall also timely file with the FCC all necessary notifications of changes in antenna structure registration ownership following the Contributions and the First Closing and all necessary notices of consummation of the License Exchange following the Second Closing. The FCC Pro Forma Notifications shall indicate, where applicable, that the partitionee or disaggregatee agrees to satisfy future build-out obligations with respect to any partitioned or disaggregated spectrum. Each party shall bear its own costs associated with the filings described in this section.

(b) Each of Cingular and the AWS Parties, on the one hand, and the Triton Parties, on the other hand, shall prepare and file with the Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) and other regulatory authorities as promptly as possible, but in any event within 10 Business Days of the execution of this Agreement, all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the HSR Act (if applicable to the transactions contemplated by this Agreement). AWS and Triton shall each pay their own filing fees in connection with any filings pursuant to this Section 10.2(c).

(c) The AWS Parties and Cingular shall to the extent commercially reasonable cooperate with the Triton Parties regarding filings with the Commonwealth of Puerto Rico and, if required, the Universal Service Administrative Company (“USAC”) as may be necessary in order to effectuate, prior to the First Closing, the transfer of Universal Service Fund Eligible Telecommunications Carrier status from AWS to Triton with respect to the Puerto Rico portion of the Multi-Area Business (the “Puerto Rico ETC

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Status”). Triton assumes full responsibility for and shall bear all costs and expenses in connection with any and all of the relevant filing obligations. In the event that the Puerto Rico ETC Status is not transferred or granted to Triton on or prior to the First Closing Date, and, following the First Closing, the AWS Parties receive funds from USAC which relate to the Puerto Rico portion of the Multi-Area Business and relate to the period following the First Closing, then the AWS Parties shall return such funds to USAC and shall have no liability to Triton for payment of any such funds or any other funds paid or payable by USAC.

Section 10.3. Covenants of the AWS Parties with Respect to Satisfaction of Closing Conditions

(a) The AWS Parties covenant and agree that they will reasonably cooperate with Triton, and will do all things commercially reasonable to assist the Triton Parties, to obtain all Required Multi-Area Consents and give all Required Multi-Area Notices, as applicable, as promptly as practicable, and in connection therewith the Triton Parties will furnish such financial and other information specifically relating to them as may be reasonably required by the Person or Governmental Authority whose consent or approval is being sought.

(b) Without limitation of the condition set forth in Section 11.1(f), to the extent that the assignment of any of the Assumed Multi-Area Contracts (other than Assumed Multi-Area Contracts relating to AWS Cell Sites and AWS Retail/Office Leases which shall be subject to Section 10.8(b) below) requires the consent of another party (including any Governmental Authority) that is not obtained at First Closing and Triton or a Triton Contributing Entity waives its right at First Closing to receive such consent in its sole discretion, (i) such Assumed Multi-Area Contracts will not be transferred or assigned at First Closing and shall constitute “Deferred Multi-Area Contracts,” (ii) the AWS Parties will continue to undertake commercially reasonable efforts, and the Triton Parties shall reasonably cooperate with such efforts, to obtain any such consent and/or remove any other impediments to the transfer or assignment of such Deferred Multi-Area Contracts at the earliest practicable date and shall transfer or assign such Deferred Multi-Area Contract within three (3) Business Days after receipt of such Consent, (iii) until the time of assignment of a Deferred Multi-Area Contract, AWS and the applicable AWS Contributing Entities shall cooperate with Triton and the Triton Contributing Entities to provide Triton or a Triton Contributing Entity all benefits under any such contract or agreement and to allow Triton or such Triton Contributing Entity to perform its obligations under such contract or agreement, to the same extent as if the Deferred Multi-Area Contract were transferred or assigned to Triton or such Triton Contributing Entity at First Closing, and each party shall bear its own administrative expenses incurred in connection with any such arrangement, and (iv) until the time of assignment or termination of a Deferred Multi-Area Contract, AWS or an AWS Contributing Entity shall, at the request and for the account of Triton or a Triton Contributing Entity, and, subject to Triton’s or such Triton Contributing Entity’s reasonable direction, enforce, at Triton’s or such Triton Contributing Entity’s expense, AWS’s or an AWS Contributing Entity’s rights thereto or interests therein against other parties.

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(c) The AWS Parties hereby covenant and agree to use all commercially reasonable efforts to satisfy, or assist the Triton Parties in satisfying, prior to the First Closing Date, the closing conditions set forth in this Agreement; provided, however, neither AWS nor the AWS Contributing Entities shall have any obligation to Triton or its Affiliates to cause the closing of the Merger. Notwithstanding anything to the contrary set forth herein, Triton shall not pursue any of its rights and remedies hereunder in a manner that could reasonably be expected to interfere with the ability of any of Cingular or the AWS Parties to effectuate the Merger.

(d) Each of the AWS Parties hereby covenants and agrees that it will not accept or agree to, and will not permit AWS Network Newco to accept or agree to, any modifications or amendments to, or the imposition of any condition to the transfer of or change of control of, any of the Assumed Multi-Area Contracts, or (except in the ordinary course of business in compliance with applicable FCC Laws) any of the Multi-Area FCC Authorizations or the Virginia FCC Authorizations, that are not acceptable to Triton or Triton License.

Section 10.4. Covenants of the Triton Parties with Respect to Satisfaction of Closing Conditions

(a) The Triton Parties covenant and agree that they will reasonably cooperate with AWS, and will do all things commercially reasonable to assist AWS, to obtain all Required Virginia Consents and give all Required Virginia Notices, as applicable, as promptly as practicable, and in connection therewith the Triton Parties will furnish such financial and other information specifically relating to them as may be reasonably required by the Person or Governmental Authority whose consent or approval is being sought.

(b) Without limitation of the condition set forth in Section 12.1(f), to the extent that the assignment of any of the Assumed Virginia Contracts (other than Assumed Virginia Contracts relating to Triton Cell Sites and Triton Retail/Office Leases which shall be subject to Section 10.8(a) below) requires the consent of another party (including any Governmental Authority) that is not obtained at First Closing and AWS or an AWS Contributing Entity waives its right at First Closing to receive such consent in its sole discretion, (i) such Assumed Virginia Contracts will not be transferred or assigned at First Closing and shall constitute “Deferred Virginia Contracts,” (ii) Triton and the Triton Contributing Entities will continue to undertake commercially reasonable efforts, and AWS and the AWS Contributing Entities shall reasonably cooperate with such efforts, to obtain any such consent and/or remove any other impediments to the transfer or assignment of such Deferred Virginia Contracts at the earliest practicable date and shall transfer or assign such Deferred Virginia Contract within three (3) Business Days after receipt of such Consent, (iii) until the time of assignment of a Deferred Virginia Contract, Triton and the applicable Triton Contributing Entities shall cooperate with AWS and the AWS Contributing Entities to provide AWS or an AWS Contributing Entity all benefits under any such contract or agreement and to allow AWS or such AWS Contributing Entity to perform its obligations under such contract or agreement, to the same extent as if the Deferred Virginia Contract were transferred or assigned to AWS or

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such AWS Contributing Entity at First Closing, and each Party shall bear its own administrative expenses incurred in connection with any such arrangement, and (iv) until the time of assignment or termination of a Deferred Virginia Contract, Triton or a Triton Contributing Entity shall, at the request and for the account of AWS or an AWS Contributing Entity, and subject to AWS’s or such AWS Contributing Entity’s reasonable direction, enforce, at AWS’s or such AWS Contributing Entity’s expense, Triton’s or a Triton Contributing Entity’s rights thereto or interests therein against other parties.

(c) The Triton Parties hereby covenant and agree to use all commercially reasonable efforts to satisfy, or assist the AWS Parties in satisfying, prior to the First Closing Date, the closing conditions set forth in this Agreement.

(d) Each of the Triton Parties hereby covenants and agrees that it will not accept or agree to, and will not permit Triton Network SMLLC to accept or agree to, any modifications or amendments to, or the imposition of any condition to the transfer of or change of control of, any of the Assumed Virginia Contracts or (except in the ordinary course of business in compliance with applicable FCC Laws) any of the Virginia FCC Authorizations or the Multi-Area FCC Authorizations, that are not acceptable to AWS or AWS PCS.

Section 10.5. Conduct of Business

(a) AWS.

(i) Except as expressly contemplated by this Agreement, from and after the date hereof until the consummation of the Merger, the AWS Parties shall not (and AWS will cause its other Affiliates not to) engage in any practice, take any action or enter into any transaction outside the ordinary course of business consistent with past practice of the Multi-Area Business without the prior approval of Triton, which approval shall not be unreasonably withheld or delayed, and shall continue to operate the Multi-Area Business in the ordinary course consistent with past practices.

(ii) In furtherance and not in limitation of the foregoing clause (i), from and after the date hereof, (x) solely with respect to paragraphs C(x), E, H and I of this Section 10.5(a)(ii), except as otherwise contemplated in connection with integration measures (including, without limitation, advertising, marketing and promotion activities) undertaken by Cingular or AWS or any of their Affiliates (and not specifically with respect to the Transferred Multi-Area Markets) following the consummation of the Merger or (y) except as expressly contemplated by this Agreement, the AWS Parties shall, and shall cause their respective Affiliates to:

(A) operate the Multi-Area Business in accordance with the Multi-Area FCC Authorizations, and comply in all material respects with all Laws applicable to it;

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(B) except for inventory sold in the ordinary course of business or that has become obsolete, refrain from making any sale, lease, transfer or other disposition of any of the Transferred Multi-Area Assets other than in connection with replacements with assets of like use and value, or with the prior written approval of Triton, which approval will not be unreasonably withheld or delayed;

(C) (x) use their commercially reasonable efforts to preserve their relationships with all parties to the Assumed Multi-Area Contracts, (y) perform in all material respects all of their obligations thereunder according to the terms and conditions thereof, and (z) refrain from amending in any material respect, or terminating, except due to a material breach thereof by the other party or upon expiration of the term thereof, any of the Assumed Multi-Area Contracts, without Triton’s prior written approval, which approval will not be unreasonably withheld or delayed;

(D) maintain insurance on the Transferred Multi-Area Assets comparable to that maintained prior to the date hereof;

(E) maintain their books and records substantially in accordance with prior practice, except as required by GAAP or law or except as AWS, based on the advice of its independent auditors and after consultation with Triton, determines in good faith is advisable to conform to best accounting practices;

(F) take all commercially reasonable actions necessary to maintain all of their rights and interest in, and the validity of, the Multi-Area FCC Authorizations and not permit any of the Multi-Area FCC Authorizations to expire or to be surrendered or voluntarily modified in a manner materially adverse to the operation of the Multi-Area Business, or take any action which would reasonably be expected to cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights under any of the Multi-Area FCC Authorizations; or fail to prosecute with commercially reasonable diligence any pending applications to any Governmental Authority; and provide to Triton copies of all applications, correspondence, pleadings and other documents furnished to or received from the FCC relating specifically to the Multi-Area Business;

(G) notify Triton in writing promptly after learning of the institution of any material action, arbitration or mediation against AWS, any AWS Contributing Entity or any other Affiliate of AWS relating specifically to the Multi-Area Business in any court, or any action against AWS, any AWS Contributing Entity or any other Affiliate of AWS relating specifically to the Multi-Area Business before the FCC or any other Governmental Authority, and notify Triton in writing promptly upon entry of any administrative or court order, or material binding order or material decision

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in any arbitration or mediation relating specifically to the Transferred Multi-Area Assets or the Multi-Area Business;

(H) maintain, in accordance with past practice of the Multi-Area Business, relations with the suppliers, employees, agents, subscribers, customers and distributors of the Multi-Area Business and any others having business relations with the Multi-Area Business;

(I) except for changes implemented nationwide, adhere to current practice with respect to bad debt of the Multi-Area Business, collection of accounts and deactivation of delinquent account service; and collect accounts receivable of the Multi-Area Business only in the ordinary course consistent with past practice of the Multi-Area Business;

(J) except for changes implemented nationwide, maintain all inventory and expendable supplies at levels consistent with past practices, current business plans and reasonably expected consumer demand and otherwise prior to the First Closing Date maintain its working capital at reasonable levels necessary to operate the Multi-Area Business in a commercially reasonable manner and in the ordinary course of business, consistent with past practice of the Multi-Area Business;

(K) not enter into or renew any Contracts that involve a value of more than $50,000 individually, or $500,000 in the aggregate, for AWS and the AWS Contributing Entities, which would be an Assumed Multi-Area Contract; and

(L) with respect to Assumed Multi-Area Contracts relating directly to AWS Cell Sites which will expire by their terms prior to the First Closing, and directly to Deferred AWS Cell Sites which will expire by their terms prior to the date such Deferred AWS Cell Sites transfer pursuant to Section 10.8 hereof, (y) exercise all available renewal options and (z) refrain from exercising any termination options for automatic renewal leases.

(b) Triton

(i) Except as expressly contemplated by this Agreement, from and after the date hereof until the consummation of the Merger, the Triton Parties shall not (and Triton will cause its other Affiliates not to) engage in any practice, take any action or enter into any transaction outside the ordinary course of business consistent with past practice of the Virginia Business without the prior approval of AWS, which approval shall not be unreasonably withheld or delayed, and shall continue to operate the Virginia Business in the ordinary course consistent with past practices.

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(ii) In furtherance and not in limitation of the foregoing clause (i), from and after the date hereof, except as expressly contemplated by this Agreement, the Triton Parties shall, and shall cause their respective Affiliates to:

(A) operate the Virginia Business in accordance with the Virginia FCC Authorizations, and comply in all material respects with all Laws applicable to it;

(B) except for inventory sold in the ordinary course of business or that has become obsolete, refrain from making any sale, lease, transfer or other disposition of any of the Transferred Virginia Assets other than in connection with replacements with assets of like use and value, or with the prior written approval of AWS, which approval will not be unreasonably withheld or delayed;

(C) (x) use their commercially reasonable efforts to preserve their relationships with all parties to the Assumed Virginia Contracts, (y) perform in all material respects all of their obligations thereunder according to the terms and conditions thereof, and (z) refrain from amending in any material respect, or terminating, except due to a material breach thereof by the other party or upon expiration of the term thereof, any of the Assumed Virginia Contracts, without AWS’s prior written approval, which approval will not be unreasonably withheld or delayed;

(D) maintain insurance on the Transferred Virginia Assets comparable to that maintained prior to the date hereof;

(E) maintain their books and records substantially in accordance with prior practice, except as required by GAAP or law or except as Triton, based on the advice of its independent auditors and after consultation with Cingular and AWS, determines in good faith is advisable to conform to best accounting practices;

(F) take all commercially reasonable actions necessary to maintain all of their rights and interest in, and the validity of, the Virginia FCC Authorizations and not permit any of the Virginia FCC Authorizations to expire or to be surrendered or voluntarily modified in a manner materially adverse to the operation of the Virginia Business, or take any action which would reasonably be expected to cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights under any of the Virginia FCC Authorizations; or fail to prosecute with commercially reasonable diligence any pending applications to any Governmental Authority; and provide to AWS copies of all applications, correspondence, pleadings and other documents furnished to or received from the FCC relating specifically to the Virginia Business;

(G) notify AWS in writing promptly after learning of the institution of any material action, arbitration or mediation against Triton, any Triton Contributing Entity or any other Affiliate of Triton relating specifically to the Virginia Business in any court, or any action against Triton, any Triton Contributing Entity or any other Affiliate of Triton relating specifically to

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the Virginia Business before the FCC or any other Governmental Authority, and notify AWS in writing promptly upon entry of any administrative or court order or material binding order or material decision in any arbitration or mediation relating specifically to the Transferred Virginia Assets or the Virginia Business;

(H) maintain, in accordance with past practice of the Virginia Business, relations with the suppliers, employees, agents, subscribers, customers and distributors of the Virginia Business and any others having business relations with the Virginia Business;

(I) except for changes implemented nationwide, adhere to current practice with respect to bad debt of the Virginia Business, collection of accounts and deactivation of delinquent account service; and collect accounts receivable of the Virginia Business only in the ordinary course consistent with past practice of the Virginia Business;

(J) except for changes implemented nationwide, maintain all inventory and expendable supplies at levels consistent with past practices, current business plans and reasonably expected consumer demand and otherwise prior to the First Closing Date maintain its working capital at reasonable levels necessary to operate the Virginia Business in a commercially reasonable manner and in the ordinary course of business, consistent with past practice of the Virginia Business;

(K) not enter into or renew any Contracts that involve a value of more than $50,000 individually, or $500,000 in the aggregate, for Triton and the Triton Contributing Entities, which would be an Assumed Virginia Contract; and

(L) with respect to Assumed Virginia Contracts relating directly to Triton Cell Sites which will expire by their terms prior to the First Closing, and directly to Deferred Virginia Cell Sites which will expire by their terms prior to the date such Deferred Virginia Cell Sites transfer pursuant to Section 10.8 hereof, (y) exercise all available renewal options and (z) refrain from exercising any termination options for automatic renewal leases.

(c) The AWS Parties hereby acknowledge and agree that, from and after the date hereof, the Triton Parties may take any actions determined by the Triton Parties to be appropriate with respect to the Excluded Virginia Assets, including selling the Excluded Virginia Assets. The Triton Parties hereby acknowledge and agree that, from and after the date hereof, the AWS Parties may take any actions determined by the AWS Parties to be appropriate with respect to the Excluded Multi-Area Assets, including selling the Excluded Multi-Area Assets.

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Section 10.6. Access

(a) Upon reasonable prior notice from AWS or Cingular and provided that undue disruption does not result, Triton shall (i) give AWS and Cingular and their authorized representatives reasonable access during all reasonable times to Triton’s and the Triton Contributing Entities’ books and records, facilities and assets comprising or relating to the Virginia Business, (ii) provide such financial and operating data and other information with respect to the Virginia Business as AWS or Cingular may reasonably request, and (iii) make its officers, agents and representatives and those of the Triton Contributing Entities reasonably available to AWS and Cingular.

(b) Upon reasonable prior notice from Triton and provided that undue disruption does not result, AWS shall (i) give Triton and its authorized representatives reasonable access during all reasonable times to AWS’s and the AWS Contributing Entities’ books and records, facilities and assets comprising or relating to the Multi-Area Business, (ii) provide such financial and operating data and other information with respect to the Multi-Area Business as Triton may reasonably request, and (iii) make its and its Affiliates’ officers, agents and representatives and those of the AWS Contributing Entities reasonably available to Triton.

Section 10.7. Multi-Area Business Employees and Virginia Business Employees

(a) Multi-Area Business Employees.

(i) Within fifteen (15) days after the date of this Agreement, AWS shall provide Triton, in an electronic format mutually agreed to by AWS and Triton, the census information as indicated in Section 10.7 of the AWS/Cingular Disclosure Memorandum with respect to each Multi-Area Business Employee as of that date.

(ii) Commencing thirty (30) days after the date of this Agreement, and upon reasonable prior notice from Triton and provided that undue disruption to the Multi-Area Business does not result, AWS shall facilitate Triton’s limited orientation of the Multi-Area Business Employees as to Triton and Triton’s benefit programs, provided that such orientation shall not include in any event education or training as to Triton’s products or systems and shall take place in the presence of representatives of AWS. In addition, AWS shall make its and its Affiliates’ human resource representatives reasonably available to Triton and its authorized human resource representatives.

(iii) Immediately prior to the First Closing, AWS shall (A) transfer the Multi-Area Business Employees (other than any Multi-Area Business Employees on short-term disability (“Multi-Area STD Employees”)) (the “Transferred Multi-Area Business Employees”) to the payroll of AWS Network Newco, (B) cause AWS Network Newco to employ each Transferred Multi-Area Business Employee on, except as otherwise provided herein, the same terms of employment in the aggregate (including with respect to position, duties,

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responsibilities, compensation, incentives and location) applicable to each such employee at the time of the First Closing, provided that in no event shall any such Transferred Multi-Area Business Employee be transferred within ninety days of the First Closing, without his or her consent, to a location which adds 50 or more highway miles to such employee’s daily round-trip commute, and (C) cause AWS Network Newco to adopt the Benefit Plans for Puerto Rico identified in Section 10.7(a)(iii) of the AWS/Cingular Disclosure Memorandum (the “PR Benefit Plans”) and assume all Liabilities thereunder. Triton acknowledges and agrees that at First Closing the Transferred Multi-Area Business Employees shall be employees of AWS Network Newco (then a Controlled Affiliate of Triton). With respect to any Multi-Area STD Employee who is eligible to and returns to active service within six months following the First Closing, Triton or an Affiliate shall offer employment, on the same terms of employment in the aggregate (including with respect to position, duties, responsibilities, compensation, incentive and location) which would have been applicable to each such employee if such employee had been actively employed on the First Closing Date and such Multi-Area STD Employee shall be treated, as of the date of his or her return to active service, as a Transferred Multi-Area Business Employee for all purposes hereunder. Triton agrees that, from and after the First Closing, (Y) Triton shall, and shall cause AWS Network Newco, to sponsor and to perform and discharge all Liabilities under the PR Benefit Plans and (Z) Cingular and the AWS Parties shall have no liability for any Liabilities under the PR Benefit Plans. For a period of no less than six months following the First Closing Date, Triton shall not, and shall cause AWS Network Newco not to, reduce the base pay or aggregate compensation (including base compensation, bonuses, incentives and commissions) that may be earned by the Transferred Multi-Area Business Employees, or alter aggregate terms of employment (including with respect to position, duties, responsibilities, incentives and location) applicable to the Transferred Multi-Area Business Employees. For a period of no less than ninety days following the First Closing Date, Triton shall not, and shall cause AWS Network Newco not to, transfer any Transferred Multi-Area Business Employee, without his or her consent, to a location which adds 50 or more highway miles to such employee’s daily round-trip commute.

(iv) AWS, its Affiliates and the Multi-Area Benefit Plans (other than the PR Benefit Plans), where applicable, shall be solely responsible for any and all wages, commissions, salaries, bonus, compensation, claims, damages, awards, attendance awards, vacation pay, paid time off, sick pay, holiday pay, severance pay, disability benefits, tuition reimbursements and claim expenses approved, incurred, earned or accrued prior to First Closing by the Transferred Multi-Area Business Employees and their eligible dependents and beneficiaries under any Multi-Area Benefit Plans, benefits or payment pursuant to Multi-Area Benefit Plans and all other like obligations and payments to the Multi-Area Business Employees as a result of their participation in the Multi-Area Benefit Plans, their employment (or termination or constructive termination of employment) with AWS or the AWS Contributing Entities, the transfer of their employment to AWS Network Newco or the transfer of the AWS Network Newco Interest to Triton

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Network Newco (“AWS’s Employment Obligations”). The Triton Parties shall not be liable for or assume any obligation, responsibility or Liability for any of AWS’s Employment Obligations.

(v) Triton shall adopt, and maintain for a period of no less than six months following the First Closing, with respect to the Transferred Multi-Area Business Employees, the AT&T Wireless Severance Pay Plan, amended and restated, effective July 1, 2002, and the AT&T Wireless Officer Severance Plan, effective July 16, 2002 (together, the “AWS Severance Pay Plans”). Any Transferred Multi-Area Business Employee who is eligible to receive severance benefits under the AWS Severance Pay Plans and who is terminated from employment by Triton or an Affiliate thereof (or who otherwise experiences an event which gives rise to severance pay benefits under the AWS Severance Pay Plans) within six months following the First Closing shall be paid applicable severance benefits by Triton, at its sole cost and expense, in accordance with the terms and conditions of the AWS Severance Pay Plans, including interpretations of the AWS Severance Pay Plans described in Section 10.7(a)(v) of the AWS/Cingular Disclosure Memorandum and which have been provided to Multi-Area Business Employees and Triton prior to the date hereof. The AWS Parties shall not be liable for or assume any obligation to pay such severance benefits.

(vi) With respect to worker’s compensation benefits, each of AWS and the AWS Contributing Entities, as applicable, accepts continuing responsibility after the First Closing Date for payment of all benefits to or on behalf of Transferred Multi-Area Business Employees for (a) claims accepted or in process on or prior to the First Closing Date, and (b) claims related to industrial injuries or occupational diseases for which a right to file for worker’s compensation benefits existed or accrued on or prior to the First Closing Date.

(vii) The participation of each Transferred Multi-Area Business Employee in the Multi-Area Benefit Plans and programs (other than the participation of the PR Employees in the PR Benefit Plans) will terminate effective upon the First Closing Date, except as otherwise required by Law or such Multi-Area Benefit Plans or programs. Except as otherwise provided herein, the parties agree that neither Triton nor any of the Triton Contributing Entities shall be responsible for the benefits under any such plans or programs. Except as otherwise provided herein, the parties agree that neither Triton nor any of the Triton Contributing Entities is adopting, continuing or assuming any Liability of any Multi-Area Benefit Plan and neither Triton nor any of the Triton Contributing Entities shall be responsible for the benefits under any such plans or programs. By way of expansion and not in limitation of the foregoing, neither Triton nor any Triton Contributing Entity shall have any responsibility to pay or carry over any unused or accrued vacation, or any accrued but unpaid or unfunded amounts due to or for the benefit of any of Transferred Multi-Area Business Employees pursuant to any pension, profit sharing, employee or welfare benefit plans of AWS or any of the AWS Contributing Entities. Nothing in this Agreement creates or is intended to

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create any rights in third parties or third party beneficiaries, including any rights to be employed or respecting the terms and duration of employment.

(viii) Except as provided in Section 10.7(a)(iii) above, Triton or its Affiliates shall provide each Transferred Multi-Area Business Employee (other than the PR Employees) with benefits that are identical to the benefits Triton provides to its similarly-situated employees under the Virginia Benefit Plans for a period of no less than 12 months from the First Closing. For all purposes under the Virginia Benefit Plans or the PR Benefit Plans, as the case may be, or the programs and policies of Triton and its Affiliates providing the benefits required by the preceding sentence to any Transferred Multi-Area Business Employees after the First Closing, each Transferred Multi-Area Business Employee shall receive credit for his or her service with AWS prior to the First Closing Date (including predecessor or acquired entities or any other entities for which AWS and its Affiliates have given credit for prior service) for purposes of eligibility, vesting and benefit accrual (but not (a) for purposes of eligibility for subsidized early retirement benefits, (b) for purposes of eligibility for retiree medical benefits and (c) for purposes of benefit accrual under any defined benefit pension plan. For purposes of any medical, dental, pharmaceutical and vision Virginia Benefit Plans or PR Benefit Plans, as the case may be, all pre-existing conditions and waiting periods will be waived.

(ix) Triton shall, and shall cause AWS Network Newco to, maintain, and not amend, the PR Benefit Plans for a period of no less than 12 months following the First Closing, with respect to and for the benefit of the PR Employees except as may be required to comply with applicable Law.

(x) Prior to First Closing, AWS and the AWS Contributing Entities, as applicable, shall pay to each Transferred Multi-Area Business Employee all accrued, unused paid time off or vacation hours as of the First Closing Date to which such employee is entitled. Any commissions or annual bonus due to a Transferred Multi-Area Business Employee under the terms of any applicable Multi-Area Benefit Plan or programs accrued as of the First Closing Date shall be paid by AWS or the AWS Contributing Entities in accordance with such plans or programs.

(xi) AWS and the AWS Contributing Entities, as applicable, shall remain solely responsible for any and all liabilities relating to or arising in connection with the notice and coverage certification requirements of Section 701 of ERISA and Section 9801 of the Code and the notice and continuation of health care coverage requirements of Section 4980B of the Code and similar provisions of applicable state law in respect of Transferred Multi-Area Business Employees and their covered dependents due to coverage under the Multi-Area Benefit Plans that occur as a result of their termination or constructive termination, if any, of employment with AWS, any AWS Contributing Entity or any ERISA Affiliate thereof on or prior to the First Closing Date.

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(xii) On or before the date required by applicable Law, AWS and the AWS Contributing Entities, as applicable, shall contribute to the accounts of the Transferred Multi-Area Business Employees under each Multi-Area Benefit Plan all amounts required by such Multi-Area Benefit Plan or applicable Laws to be contributed with respect to such Transferred Multi-Area Business Employee on account of any period prior to First Closing.

(xiii) AWS shall comply and cause compliance with, to the extent applicable, the provisions of any applicable federal, state, or local Laws, including without limitation the WARN Act, regarding “plant closings,” “mass layoffs” (or similar triggering event), or change of control, as they relate to the Transactions. AWS and the AWS Contributing Entities further covenant to comply and cause compliance with any notice obligations under any applicable state unemployment insurance Law with respect to employees whose employment has been constructively terminated, if any, by AWS, an AWS Contributing Entity or any other Affiliate of AWS, if any.

(xiv) With respect to benefits or compensation to be provided to the Transferred Multi-Area Business Employees after the First Closing Date, Cingular and the AWS Parties shall, to the extent permitted by applicable Law, provide Triton with advance copies, and the right to review and revise, any notices or other communication materials of a general nature prior to sending them to any employees or other parties.

(xv) From and after the date hereof until the First Closing Date, AWS shall be entitled to deal with the Transferred Multi-Area Business Employees in the ordinary course of business, including without limitation, with subsequent notice to Triton, by termination or other action, and to hire new employees who would constitute Transferred Multi-Area Business Employees.

(xvi) As of the First Closing Date, AWS shall provide Triton with updated Sections 8.10(A), 8.10(B) and 10.7(a)(i) of the AWS/Cingular Disclosure Memorandum.

(xvii) For a period beginning on the date of this Agreement and ending on the first anniversary of the First Closing, Cingular and the AWS Parties shall not directly or indirectly, solicit for employment, or induce, or attempt to solicit or induce, for employment, any Transferred Multi-Area Business Employees for its own benefit or the benefit of others (other than for Triton or its Affiliates).

(xviii) Except as provided above, no provision of this Section 10.7 shall be construed to (i) limit the right of the Triton Parties or any of their Affiliates after the First Closing to amend any Benefit Plan or terminate any Benefit Plan, or (ii) create any right or entitlement whatsoever in any Transferred Multi-Area Business Employee or any beneficiary or dependent thereof, including without limitation, a right to continued employment or to any benefit under a Benefit Plan or any other compensation.

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(b) Virginia Business Employees

(i) Within fifteen (15) days after the date of this Agreement, Triton shall provide Cingular, in an electronic format mutually agreed to by Cingular and Triton, the census information as indicated in Section 10.7 of the Triton Disclosure Memorandum with respect to each Virginia Business Employee as of that date.

(ii) Commencing thirty (30) days after the date of this Agreement, and upon reasonable prior notice from Cingular and provided that undue disruption to the Virginia Business does not result, Triton shall facilitate Cingular’s limited orientation of the Virginia Business Employees as to Cingular and Cingular’s benefit programs, provided that such orientation shall not include in any event education or training as to Cingular’s products or systems and shall take place in the presence of representatives of Triton. In addition, Triton shall make its and its Affiliates’ human resource representatives reasonably available to Cingular and its authorized human resource representatives.

(iii) Immediately prior to the First Closing, the Triton Parties shall (A) transfer the Virginia Business Employees (other than any Virginia Business Employees on short-term disability (“Virginia STD Employees”)) (the “Transferred Virginia Business Employees”) to the payroll of Triton Network SMLLC, and (B) cause Triton Network SMLLC to employ each Transferred Virginia Business Employee on, except as otherwise provided herein, the same terms of employment in the aggregate (including with respect to position, duties, responsibilities, compensation, incentives and location) applicable to each such employee at the time of the First Closing, provided that in no event shall any such Transferred Virginia Business Employee be transferred to a location within ninety days of the First Closing, without his or her consent, which adds 50 or more highway miles to such employee’s daily round-trip commute. The AWS Parties and Cingular acknowledge and agree that at First Closing the Transferred Virginia Business Employees shall be employees of Triton Network SMLLC (then a Controlled Affiliate of Cingular). With respect to any Virginia STD Employee who is eligible to and returns to active service within six months following the First Closing, Cingular or an Affiliate shall offer employment, on the same terms of employment in the aggregate (including with respect to position, duties, responsibilities, compensation, incentive and location) which would have been applicable to each such employee if such employee had been actively employed on the First Closing Date and such Virginia STD Employee shall be treated, as of the date of his or her return to active service, as a Transferred Virginia Business Employee for all purposes hereunder. For a period of no less than six months following the First Closing Date, Cingular shall not, and shall cause Triton Network SMLLC not to, reduce the base pay or aggregate compensation (including base compensation, bonuses, incentives and commissions) that may be earned by the Transferred Virginia Business Employees, or alter aggregate terms of employment (including with respect to position, duties, responsibilities, incentives and location) applicable to the Transferred Virginia Business

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Employees. For a period of no less than ninety days following the First Closing Date, Cingular shall not, and shall cause Triton Network SMLLC not to, transfer any such Transferred Multi-Area Business Employee, without his or her consent, to a location which adds 50 or more highway miles to such employee’s daily round-trip commute.

(iv) The Triton Parties, their Affiliates and the Virginia Benefit Plans, where applicable, shall be solely responsible for any and all wages, commissions, salaries, bonus, compensation, claims, damages, awards, attendance awards, vacation pay, paid time off, sick pay, holiday pay, severance pay, disability benefits, tuition reimbursements and claim expenses approved, earned, incurred or accrued prior to First Closing by the Transferred Virginia Business Employees and their eligible dependents and beneficiaries under any Virginia Benefit Plans, benefits or payments pursuant to Virginia Benefit Plans and all other like obligations and payments to the Transferred Virginia Business Employees as a result of their participation in the Virginia Benefit Plans, employment (or termination or constructive termination of employment) with Triton or the Triton Contributing Entities, the transfer of their employment to Triton Network SMLLC or the transfer of the Triton Network SMLLC Interest to AWS and the AWS Contributing Entities (“Triton’s Employment Obligations”). The AWS Parties shall not be liable for or assume any obligation, responsibility or Liability for any of Triton’s Employment Obligations.

(v) Any Transferred Virginia Business employee who is eligible to receive severance benefits on account of termination by the action of Cingular after the date of First Closing under any severance plan maintained by Cingular and who is terminated from employment by Cingular or an Affiliate thereof within six months following the First Closing shall be paid severance benefits by Cingular, at its sole cost and expense, in accordance with the terms and conditions of such Cingular severance plan. The Triton Parties shall not be liable for or assume any obligation to pay such severance benefits.

(vi) With respect to worker’s compensation benefits, each of Triton and the Triton Contributing Entities, as applicable, accepts continuing responsibility after the First Closing Date for payment of all benefits to or on behalf of Transferred Virginia Business Employees for (a) claims accepted or in process on or prior to the First Closing Date, and (b) claims related to industrial injuries or occupational diseases for which a right to file for worker’s compensation benefits existed or accrued on or prior to the First Closing Date.

(vii) The participation of each Transferred Virginia Business Employee in the Virginia Benefit Plans and programs will terminate effective upon the First Closing Date, except as otherwise required by Law or such Virginia Benefit Plans or programs. Except as otherwise provided herein, the parties agree that neither Cingular, AWS nor any of the AWS Contributing Entities is adopting, continuing or assuming any Liability of any Virginia Benefit Plan and neither Cingular, AWS nor any of the AWS Contributing Entities shall be responsible for the

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benefits under any such plans or programs. By way of expansion and not in limitation of the foregoing, neither Cingular, AWS nor any AWS Contributing Entity shall have any responsibility to pay or carry over any unused or accrued vacation, or any accrued but unpaid or unfunded amounts due to or for the benefit of any of Transferred Virginia Business Employees pursuant to any Virginia Benefit Plan. Nothing in this Agreement creates or is intended to create any rights in third parties or third party beneficiaries, including any rights to be employed or respecting the terms and duration of employment.

(viii) Cingular or its Affiliates shall provide each Transferred Virginia Business Employee with benefits that are identical to the benefits Cingular provides to its similarly-situated employees under Cingular’s Benefit Plans for a period of no less than 12 months from the Closing. For all purposes under the Benefit Plans, programs and policies of Cingular and its Affiliates providing benefits to any Transferred Virginia Business Employees after the First Closing, each Transferred Virginia Business Employee shall receive credit for his or her service with Triton prior to the First Closing Date (including predecessor or acquired entities or any other entities for which Triton and its Affiliates have given credit for prior service) for purposes of eligibility, vesting and benefit accrual, but not (a) for purposes of eligibility for subsidized early retirement benefits, (b) for purposes of eligibility for retiree medical benefits and (c) for purposes of benefit accrual under any defined benefit pension plan. For purposes of any medical, dental, pharmaceutical and vision Cingular Benefit Plans, all pre-existing conditions and waiting periods will be waived.

(ix) Prior to First Closing, Triton and the Triton Contributing Entities, as applicable, shall pay to each Transferred Virginia Business Employee all accrued, unused paid time off or vacation hours as of the First Closing Date to which such employee is entitled. Any commissions or annual bonus due to a Transferred Virginia Business Employee under the terms of any applicable Virginia Benefit Plan or programs accrued as of the First Closing Date shall be paid by Triton or the Triton Contributing Entities in accordance with such plans or programs.

(x) Triton and the Triton Contributing Entities, as applicable, shall remain solely responsible for any and all liabilities relating to or arising in connection with the notice and coverage certification requirements of Section 701 of ERISA and Section 9801 of the Code and the notice and continuation of health care coverage requirements of Section 4980B of the Code and similar provisions of applicable state law in respect of Transferred Virginia Business Employees and their covered dependents due to coverage under the Virginia Benefit Plans that occur as a result of any termination or constructive termination, if any, of their employment with Triton, any Triton Contributing Entity or any ERISA Affiliate thereof on or prior to the First Closing Date.

(xi) On or before the date required by applicable Law, Triton and the Triton Contributing Entities, as applicable, shall contribute to the accounts of the Transferred Virginia Business Employees under each Virginia Benefit Plan all

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amounts required by such Virginia Benefit Plan or applicable Laws to be contributed with respect to such Transferred Virginia Business Employee on account of any period prior to First Closing.

(xii) The Triton Parties shall comply and cause compliance with, to the extent applicable, the provisions of any applicable federal, state, or local Laws, including without limitation the WARN Act, regarding “plant closings,” “mass layoffs” (or similar triggering event), or change of control, as they relate to the Transactions. The Triton Parties further covenant to comply and cause compliance with any notice obligations under any applicable state unemployment insurance Law with respect to employees whose employment has been constructively terminated, if any, by the Triton Parties, if any.

(xiii) With respect to benefits or compensation to be provided to the Transferred Virginia Business Employees after the First Closing Date, Triton and Triton Parties shall, to the extent permitted by applicable Law, provide Cingular with advance copies, and the right to review and revise, of any notices or other communication materials of a general nature prior to sending them to any employees or other parties.

(xiv) From and after the date hereof until the First Closing Date, Triton shall be entitled to deal with the Transferred Virginia Business Employees in the ordinary course of business, including without limitation, with subsequent notice to Cingular and AWS, by termination or other action, and to hire new employees who would constitute Transferred Virginia Business Employees.

(xv) As of the First Closing Date, Triton shall provide Cingular with updated Sections 9.10(A), 9.10(B) and 10.7(b)(i) of the Triton Disclosure Memorandum.

(xvi) For a period beginning on the date of this Agreement and ending on the first anniversary of the First Closing, Triton and its Affiliates shall not directly or indirectly, solicit for employment, or induce, or attempt to solicit or induce, for employment, any Transferred Virginia Business Employees for its own benefit or the benefit of others (other than for Cingular, AWS or their Affiliates).

(xvii) Except as provided above, no provision of this Section 10.7 shall be construed to (i) limit the right of Cingular, AWS or any of their Affiliates after the Closing to amend any Benefit Plan or terminate any Benefit Plan, or (ii) create any right or entitlement whatsoever in any Transferred Virginia Business Employee or any beneficiary or dependent thereof, including without limitation, a right to continued employment or to any benefit under a Benefit Plan or any other compensation.

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Section 10.8. Deferred Cell Sites and Deferred Retail/Office Leases

(a) Deferred Triton Cell Sites and Retail/Office Leases

(i) Prior to the First Closing and for a period of 15 months following the First Closing Date, Triton shall use its commercially reasonable efforts to (A) deliver evidence of any required FCC Antenna Structure Registrations and any required registrations pursuant to FAA regulations or, where no such registrations are required, evidence that no such registrations are required such as TOWAIR Determination Results (the “Triton Tower Registrations”) for all Triton Owned Cell Sites, (B) (1) with respect to Triton Cell Sites which are subject to master lease agreements governing one or more cell sites, some of which are located within the Virginia Market and some of which are located outside of the Virginia Market (“Triton MLAs”), obtain, from each landlord which is party to a Triton MLA, a consent, in Substantially The Form attached hereto as Exhibit Q-1, duly executed by each such landlord and the assigning Triton Party, provided that Triton and AWS agree to approach jointly any such landlord and reasonably cooperate to the extent provided herein in obtaining consents relating to any Triton MLA for which they share a common landlord in both the Virginia Market and the Transferred Multi-Area Markets, and (2) with respect to all other Triton Cell Sites, all consents of the landlord required to transfer and assign the Assumed Virginia Contracts directly relating to the Triton Cell Sites in connection with the Virginia Network Contribution and the Network Exchange in Substantially The Form attached hereto as Exhibit Q-2 (the “Required Triton Cell Site Consents”), (C) give all notices to the landlord required to transfer and assign the Assumed Virginia Contracts directly relating to the Triton Cell Sites in connection with the Virginia Network Contribution and the Network Exchange in Substantially The Form attached hereto as Exhibit Q-3 (the “Required Triton Cell Site Notices”), (D) obtain all consents of the landlord required to transfer and assign the Assumed Virginia Contracts directly relating to the Triton Retail/Office Leases in connection with the Virginia Network Contribution and the Network Exchange in Substantially The Form attached hereto as Exhibit Q-2 (the “Required Triton Retail/Office Lease Consents”) and (E) give all notices to the landlord required to transfer and assign the Assumed Virginia Contracts directly relating to the Triton Retail/Office Leases in connection with the Virginia Network Contribution and the Network Exchange in Substantially The Form attached hereto as Exhibit Q-3 (the “Required Triton Retail/Office Lease Notices”) (collectively, the “Triton Diligence Documents”) and promptly provide Cingular and AWS with such Triton Diligence Documents, on a rolling basis as they are obtained or given, which shall be included as part of the Transferred Virginia Assets. The parties acknowledge that a Required Triton Cell Site Notice will be deemed to be given if a corresponding Required Triton Cell Site Consent is obtained and delivered, because the notice components of the Required Triton Cell Site Notice are captured by or are implicit in the form of Required Triton Cell Site Consent. The parties acknowledge that a Required Triton Retail/Office Lease Notice will be deemed to be given if a corresponding Required Triton Retail/Office Lease Consent is obtained and delivered, because the notice components of the Required Triton Retail/Office Lease Notice are captured by or are implicit in the form of Required Triton Retail/Office Lease Consent. The Transferred Virginia Assets also shall include any Triton Tower

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Registrations for Triton Leased Cell Sites and FCC/FAA Documents for Triton Cell Sites which the Triton Parties have in their possession at the First Closing, and which documents shall be delivered to Cingular in accordance with Section 18.2 hereof (or as otherwise reasonably directed by Cingular) as soon as practicable following the First Closing, but no later than 10 Business Days following the First Closing, provided that Triton shall not be obligated to undertake any efforts or incur any costs following the date hereof to obtain any such Triton Tower Registrations for Triton Leased Cell Sites or such FCC/FAA Documents for Triton Cell Sites. Triton agrees that all Required Triton Cell Site Notices and all Required Triton Retail/Office Lease Notices shall be delivered via certified mail, return receipt and Triton shall promptly provide Cingular and AWS with copies of such return receipts on a rolling basis as they are received, provided that Triton’s failure to deliver such return receipts to Cingular and AWS prior to the First Closing shall not cause a Triton Cell Site or a Triton Retail/Office Lease to be a Deferred Triton Cell Site or Deferred Triton Retail/Office Lease.

(ii) If, with respect to Triton Owned Cell Sites, Triton (A) is unable to obtain and deliver to Cingular and AWS prior to First Closing any Triton Tower Registration or any Required Triton Cell Site Consent or (B) fails to give and deliver to Cingular and AWS prior to First Closing any Required Triton Cell Site Notice, then each such Triton Owned Cell Site shall be a “Deferred Triton Cell Site”.

(iii) If, with respect to Triton Leased Cell Sites, Triton (A) is unable to obtain and deliver to Cingular and AWS prior to First Closing any Required Triton Cell Site Consent or (B) fails to give and deliver to Cingular and AWS prior to First Closing any Required Triton Cell Site Notice, then each such Triton Leased Cell Site shall be a “Deferred Triton Cell Site”.

(iv) If, with respect to Triton Retail/Office Leases, Triton (A) is unable to obtain and deliver to Cingular and AWS prior to First Closing any Required Triton Retail/Office Lease Consent or (B) fails to give and deliver to Cingular and AWS prior to First Closing any Required Triton Retail/Office Lease Notice, then each such Triton Retail/Office Lease shall be a “Deferred Triton Retail/Office Lease”.

(v) With respect to any Deferred Triton Cell Site, the Assumed Virginia Contracts, including, without limitation, any subleases and/or co-location agreements, directly related to such Deferred Triton Cell Site shall be Excluded Virginia Contracts. With respect to any Deferred Triton Retail/Office Lease, the Assumed Virginia Contracts, including, without limitation, any subleases, directly related to such Deferred Triton Retail/Office Lease shall be Excluded Virginia Contracts.

(vi) For any Deferred Triton Cell Site or Deferred Triton Retail/Office Lease for which Triton provides AWS and Cingular satisfactory evidence of all

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Triton Diligence Documents required for such Deferred Triton Cell Site or Deferred Triton Retail/Office Lease pursuant to Section 10.8(a)(i) above prior to the Adjustment Date, Triton or the relevant Affiliate of Triton and Cingular or the relevant Affiliate of Cingular shall duly execute and deliver an assumption agreement (in form and substance acceptable to Cingular) transferring to Cingular or such Affiliate of Cingular, as Cingular shall direct, (i) with respect to a Deferred Triton Cell Site, the Assumed Virginia Contracts, including, without limitation, any subleases and/or co-location agreements, directly related to such Deferred Triton Cell Site and (ii) with respect to a Deferred Retail/Office Lease, the Assumed Virginia Contracts, including, without limitation, any subleases, directly related to such Deferred Triton Retail/Office Lease.

(vii) For any Deferred Triton Cell Site or Deferred Triton Retail/Office Lease for which Triton obtains and delivers to Cingular the Triton Diligence Documents required for such Deferred Triton Cell Site or Deferred Triton Retail/Office Lease pursuant to Section 10.8(a)(i) above prior to the 15-month anniversary of the Closing Date:

(A) Triton or the relevant Affiliate of Triton and Cingular or the relevant Affiliate of Cingular shall duly execute and deliver an assumption agreement (in form and substance acceptable to Cingular) transferring to Cingular or such Affiliate of Cingular, as Cingular shall direct, (i) with respect to a Deferred Triton Cell Site, the Assumed Virginia Contracts, including, without limitation, any subleases and/or co-location agreements, directly related to such Deferred Triton Cell Site and (ii) with respect to a Deferred Triton Retail/Office Lease, the Assumed Virginia Contracts, including, without limitation, any subleases, directly related to such Deferred Triton Retail/Office Lease.

(B) Upon receipt of such documentation, with respect to any Deferred Triton Cell Site, Cingular shall pay to Triton or its Controlled Affiliate the Cell Site True-Up by wire transfer to an account designated by Triton for the transfer and assignment of the Assumed Virginia Contracts directly related to such Deferred Triton Cell Site and the affected Triton Cell Site.

(viii) With respect to any Deferred Triton Cell Site or Deferred Triton Retail/Office Lease in the event that, after a period of 15 months after the First Closing Date Triton has been unable to obtain and deliver to Cingular the Triton Diligence Documents relating to any Deferred Triton Cell Site or Deferred Triton Retail/Office Lease, then, as soon as reasonably practicable after the end of such 15-month period, Cingular shall, at its own expense, remove or relocate the equipment or other assets (other than towers) relating to the affected Deferred Triton Cell Site and Deferred Triton Retail/Office Leases and after such removal or relocation Triton will continue to be the sole obligor under the Excluded Virginia Contracts and neither Cingular nor any of its Affiliates shall have any

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payment or reimbursement obligations thereunder (other than for any damages caused by Cingular as a result of the removal of its assets);

(ix) With respect to any Deferred Triton Cell Site or Deferred Triton Retail/Office Lease, from and after the First Closing and until the earlier to occur of (A) the sale and transfer of such Deferred Triton Cell Site or Deferred Triton Retail/Office Lease in accordance with Section 10.8(a)(vi) above and (B) the expiration of the 15-month period provided in Section 10.8(a)(i) above, the Triton Parties shall cooperate with Cingular and the AWS Parties to provide Cingular or an Affiliate with all beneficial use rights relating to such Deferred Triton Cell Site or Deferred Triton Retail/Office Lease, including without limitation all benefits under any related Assumed Virginia Contract, and to allow Cingular or an Affiliate to perform its obligations under such Assumed Virginia Contract, to the same extent as if the Assumed Virginia Contract were transferred or assigned to Cingular or such Affiliate at Closing. Each party shall bear its own administrative expenses incurred in connection with any such arrangement. In exchange for such beneficial use rights, Cingular shall pay to Triton, on a monthly basis, as invoiced (and accompanied by reasonably appropriate substantiating documentation), all fees, costs, charges, rent or other amounts due to a third party under any Assumed Virginia Contracts related to such Deferred Triton Cell Site or Deferred Triton Retail/Office Lease on a pass-through basis.

(x) The procedures of this Section 10.8(a), the adjustment provided for in Section 2.1, the beneficial use rights provided for in Section 10.8(a)(vii) above, and the condition in Section 12.6 shall be the sole and exclusive remedy of Cingular and AWS for the failure of the Triton Owned Cell Sites to have the Triton Diligence Documents, and Cingular and AWS shall not be entitled to indemnification under ARTICLE 14 for the failure to have Triton Diligence Documents for Triton Owned Cell Sites.

(b) Deferred AWS Cell Sites and Deferred Retail/Office Leases

(i) Prior to the First Closing and for a period of 15 months following the First Closing Date, AWS shall use its commercially reasonable efforts to (A) deliver evidence of any required FCC Antenna Structure Registrations and any required registrations pursuant to FAA regulations or, where no such registrations are required, evidence that no such registrations are required such as TOWAIR Determination Results (the “AWS Tower Registrations”) for all AWS Owned Cell Sites, (B) (1) with respect to AWS Cell Sites which are subject to master lease agreements governing one or more cell sites, some of which are located within the Transferred Multi-Area Markets and some of which are located outside of the Transferred Multi-Area Markets (“AWS MLAs”), obtain, from each landlord which is party to an AWS MLA, a consent, in Substantially The Form attached hereto as Exhibit Q-1, duly executed by each such landlord and the assigning Triton Party, provided that Triton and AWS agree to approach jointly any such landlord and reasonably cooperate to the extent provided herein in obtaining consents relating to any AWS MLA for which they share a common

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landlord in both the Virginia Market and the Transferred Multi-Area Markets, and (2) with respect to all other AWS Cell Sites, all consents of the landlord required to transfer and assign the Assumed Multi-Area Contracts directly relating to the AWS Cell Sites in connection with the Multi-Area Contribution and the Network Exchange in Substantially The Form attached hereto as Exhibit Q-2 (the “Required AWS Cell Site Consents”), (C) give all notices to the landlord required to transfer and assign the Assumed Multi-Area Contracts directly relating to the AWS Cell Sites in connection with the Multi-Area Network Contribution and the Network Exchange in Substantially The Form attached hereto as Exhibit Q-3 (the “Required AWS Cell Site Notices”), (D) obtain all consents of the landlord required to transfer and assign the Assumed Multi-Area Contracts directly relating to the AWS Retail/Office Leases in connection with the Multi-Area Network Contribution and the Network Exchange in Substantially The Form attached hereto as Exhibit Q-2 (the “Required AWS Retail/Office Lease Consents”) and (E) give all notices to the landlord required to transfer and assign the Assumed Multi-Area Contracts directly relating to the AWS Retail/Office Leases in connection with the Multi-Area Network Contribution and the Network Exchange in Substantially The Form attached hereto as Exhibit Q-3 (the “Required AWS Retail/Office Lease Notices”) (collectively, the “AWS Diligence Documents”) and promptly provide Triton with such AWS Diligence Documents, on a rolling basis as they are obtained or given, which shall be included as part of the Transferred Multi-Area Assets. The parties acknowledge that a Required AWS Cell Site Notice will be deemed to be given if a corresponding Required AWS Cell Site Consent is obtained and delivered, because the notice components of the Required AWS Cell Site Notice are captured by or are implicit in the form of Required AWS Cell Site Consent. The parties acknowledge that a Required AWS Retail/Office Lease Notice will be deemed to be given if a corresponding Required AWS Retail/Office Lease Consent is obtained and delivered, because the notice components of the Required AWS Retail/Office Lease Notice are captured by or are implicit in the form of Required AWS Retail/Office Lease Consent. The Transferred Multi-Area Assets also shall include any AWS Tower Registrations for AWS Leased Cell Sites and FCC/FAA Documents for AWS Cell Sites which the AWS Parties have in their possession at the First Closing, and which documents shall be delivered to Triton in accordance with Section 18.2 hereof (or as otherwise reasonably directed by Triton) as soon as practicable following the First Closing, but no later than 10 Business Days following the First Closing, provided that Cingular and AWS shall not be obligated to undertake any efforts or incur any costs following the date hereof to obtain any such AWS Tower Registrations for AWS Leased Cell Sites or such FCC/FAA Documents for AWS Cell Sites. Triton agrees that all Required AWS Cell Site Notices and all Required AWS Retail/Office Lease Notices shall be delivered via certified mail, return receipt and AWS shall promptly provide Triton with copies of such return receipts on a rolling basis as they are received, provided that AWS’s failure to deliver such return receipts to Triton prior to the First Closing shall not cause an AWS Cell Site or an AWS

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Retail/Office Lease to be a Deferred AWS Cell Site or Deferred AWS Retail/Office Lease.

(ii) If, with respect to AWS Owned Cell Sites, AWS (A) is unable to obtain and deliver to Triton prior to First Closing any AWS Tower Registrations or any Required AWS Cell Site Consent or (B) fails to give and deliver to Triton prior to First Closing any Required AWS Cell Site Notice, then each such AWS Owned Cell Site shall be a “Deferred AWS Cell Site”.

(iii) If, with respect to AWS Leased Cell Sites, AWS (A) is unable to obtain and deliver to Triton prior to First Closing any Required AWS Cell Site Consent or (B) fails to give and deliver to Triton prior to First Closing any Required AWS Cell Site Notice, then each such AWS Leased Cell Site shall be a “Deferred AWS Cell Site”.

(iv) If, with respect to AWS Retail/Office Leases, AWS (A) is unable to obtain and deliver to Triton prior to First Closing any Required AWS Retail/Office Lease Consent or (B) fails to give and deliver to Triton prior First Closing any Required AWS Retail/Office Lease Notice, then each such AWS Retail/Office Lease shall be a “Deferred AWS Retail/Office Lease”.

(v) With respect to any Deferred AWS Cell Site, the Assumed Multi-Area Contracts, including, without limitation, any subleases and/or co-location agreements, directly related to such Deferred AWS Cell Site shall be Excluded Multi-Area Contracts. With respect to any Deferred AWS Retail/Office Lease, the Assumed Multi-Area Contracts, including, without limitation, any subleases, directly related to such Deferred AWS Retail/Office Lease shall be Excluded Multi-Area Contracts.

(vi) For any Deferred AWS Cell Site or Deferred AWS Retail/Office Lease for which AWS provides Triton satisfactory evidence of all AWS Diligence Documents required for such Deferred AWS Cell Site or Deferred AWS Retail/Office Lease pursuant to Section 10.8(b)(i) above prior to the Adjustment Date. AWS or the relevant Affiliate of AWS and Triton or the relevant Affiliate of Triton shall duly execute and deliver an assumption agreement (in form and substance acceptable to Triton) transferring to Triton or such Affiliate of Triton, as Triton shall direct, (i) with respect to a Deferred AWS Cell Site, the Assumed Multi-Area Contracts, including, without limitation, any subleases and/or co-location agreements, directly related to such Deferred AWS Cell Site and (ii) with respect to a Deferred AWS Retail/Office Lease, the Assumed Multi-Area Contracts, including, without limitation, any subleases, directly related to such Deferred AWS Retail/Office Lease.

(vii) For any Remaining Deferred AWS Cell Site or Deferred AWS Retail/Office Lease for which AWS provides Triton satisfactory evidence of all AWS Diligence Documents required for such Deferred AWS Cell Site or

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Deferred AWS Retail/Office Lease pursuant to Section 10.8(b)(i) above prior to the 15 month anniversary of the Closing Date:

(A) AWS or the relevant Affiliate of AWS and Triton or the relevant Affiliate of Triton shall duly execute and deliver an assumption agreement (in form and substance acceptable to Triton) transferring to Triton or such Affiliate of Triton, as Triton shall direct, (i) with respect to a Deferred AWS Cell Site, the Assumed Multi-Area Contracts, including, without limitation, any subleases and/or co-location agreements, directly related to such Deferred AWS Cell Site and (ii) with respect to a Deferred AWS Retail/Office Lease, the Assumed Multi-Area Contracts, including, without limitation, any subleases, directly related to such Deferred AWS Retail/Office Lease.

(B) Upon receipt of such documentation, with respect to any Deferred AWS Cell Site, Triton shall pay to Cingular or its Controlled Affiliate the Cell Site True-Up by wire transfer to an account designated by Cingular for the transfer and assignment of the Assumed Multi-Area Contracts directly related to such Deferred AWS Cell Site and the affected AWS Cell Site.

(viii) With respect to any Deferred AWS Cell Site or Deferred AWS Retail/Office Lease in the event that, after a period of 15 months after the First Closing Date Cingular has been unable to obtain and deliver to Triton the AWS Diligence Documents relating to any Deferred AWS Cell Site or Deferred Triton Retail/Office Lease, then, as soon as reasonably practicable after the end of such 15-month period, Triton shall, at its own expense, remove or relocate the equipment or other assets (other than towers) relating to the affected Deferred AWS Cell Site and Deferred AWS Retail/Office Leases and after such removal or relocation AWS will continue to be the sole obligor under the Excluded Virginia Contracts and neither Triton nor any of its Affiliates shall have any payment or reimbursement obligations thereunder (other than for any damages caused by Triton as a result of the removal of its assets);

(ix) With respect to any Deferred AWS Cell Site or Deferred AWS Retail/Office Lease, from and after the First Closing and until the earlier to occur of (A) the sale and transfer of such Deferred AWS Cell Site or Deferred AWS Retail/Office Lease in accordance with Section 10.8(b)(vi) above and (B) the expiration of the 15-month period provided in Section 10.8(b)(i) above, the AWS Parties shall cooperate with Triton to provide Triton or an Affiliate with all beneficial use rights relating to such Deferred AWS Cell Site or Deferred AWS Retail/Office Lease, including without limitation all benefits under any related Assumed Multi-Area Contract, and to allow Triton or an Affiliate to perform its obligations under such Assumed Multi-Area Contract, to the same extent as if the Assumed Multi-Area Contract were transferred or assigned to Triton or such Affiliate at First Closing. Each party shall bear its own administrative expenses incurred in connection with any such arrangement. In exchange for such

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beneficial use rights, Triton shall pay to Cingular, on a monthly basis, as invoiced (and accompanied by reasonably appropriate substantiating documentation), all fees, costs, charges, rent or other amounts due to a third party under any Assumed Multi-Area Contracts related to such Deferred AWS Cell Site or Deferred AWS Retail/Office Lease on a pass-through basis.

(x) The procedures of this Section 10.8(b), the adjustment provided for in Section 2.1, the beneficial use rights provided for in Section 10.8(b)(vii) above, and the condition in Section 11.6 shall be the sole and exclusive remedy of Triton for the failure of the AWS Owned Cell Sites to have the AWS Diligence Documents, and Triton shall not be entitled to indemnification under ARTICLE 14 for the failure to have AWS Diligence Documents for AWS Owned Cell Sites.

(c) As used in Section 10.8(a) only, “commercially reasonable efforts” and “Substantially The Form” shall have the meanings ascribed thereto in Section 10.8(a) of the Triton Disclosure Memorandum. As used in Section 10.8(b) only, “commercially reasonable efforts” and “Substantially The Form” shall have the meanings ascribed thereto in Section 10.8(b) of the AWS/Cingular Disclosure Memorandum.

Section 10.9. Negative Covenants

(a) AWS. During the period from the date hereof until the earlier of the First Closing or the termination of this Agreement and (y) solely with respect to paragraphs (vii) and (x) of this Section 10.9(a), except in connection with integration measures (including, without limitation, advertising, marketing and promotion activities) undertaken by Cingular or AWS or any of their Affiliates (and not specifically with respect to the Transferred Multi-Area Markets) following the consummation of the Merger or (z) except as otherwise contemplated by this Agreement, each of the AWS Parties shall not with respect to the Multi-Area Business (and AWS shall cause its other Affiliates not to) take any of the following actions without the prior written consent of Triton, which consent shall not be unreasonably withheld or delayed:

(i) enter into any agreement, arrangement or understanding involving payments, assets, or Liabilities in each case relating specifically to the Multi-Area Business with a value in excess of $50,000 individually or $500,000 in the aggregate, or materially alter, amend, or modify or terminate, or exercise any option under any existing agreement involving payments, projected revenues, assets, or Liabilities in each case relating specifically to the Multi-Area Business with a value in excess of $50,000 individually or $500,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(ii) except in the ordinary course of business consistent with past practice or in the case of assets that have become obsolete, dispose of assets for consideration in excess of $250,000 in the aggregate;

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(iii) except in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money or guarantee any such obligations;

(iv) enter into any contracts with any of its Affiliates which will be binding upon AWS Network Newco after First Closing;

(v) fail to pay when due any Liability that, if unpaid, would become a Lien upon any of the Transferred Multi-Area Assets as applicable;

(vi) except as required by Law, enter into any collective bargaining agreement, or make any commitment whatsoever to any union or other representative or party which intends to represent any employees of the Multi-Area Business;

(vii) change its accounting practices except as required by GAAP or Law or except as AWS, based on the advice of its independent auditors and after consultation with Triton, determines in good faith is advisable;

(viii) with respect to the Multi-Area Business, acquire subscriber contracts from any other third party provider;

(ix) cause or permit to occur any of the events or occurrences described in Section 8.13(b); or

(x) authorize or enter into an agreement in contravention of any of the foregoing;

(b) Triton. During the period from the date hereof until the earlier of the Closing or the termination of this Agreement and except as otherwise contemplated by this Agreement, each of the Triton Parties shall not with respect to the Virginia Business (and Triton shall cause its other Affiliates not to) take any of the following actions without the prior written consent of AWS, which consent shall not be unreasonably withheld or delayed:

(i) enter into any agreement, arrangement or understanding involving payments, assets, or Liabilities with a value in excess of $50,000 individually or $500,000 in the aggregate, or materially alter, amend, or modify or terminate, or exercise any option under any existing agreement involving payments, projected revenues, assets, or Liabilities with a value in excess of $50,000 individually or $500,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(ii) except in the ordinary course of business consistent with past practice or in the case of assets that have become obsolete, dispose of assets for consideration in excess of $250,000 in the aggregate;

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(iii) except in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money or guarantee any such obligations;

(iv) enter into any contracts with any of its Affiliates which will be binding upon such Triton Network SMLLC after Closing;

(v) fail to pay when due any Liability that, if unpaid, would become a Lien upon any of the Transferred Virginia Assets as applicable;

(vi) except as required by Law, enter into any collective bargaining agreement, or make any commitment whatsoever to any union or other representative or party which intends to represent any employees of the Virginia Business;

(vii) change its accounting practices except as required by GAAP or Law or except as Triton, based on the advice of its independent auditors and after consultation with AWS, determines in good faith is advisable;

(viii) with respect to the Virginia Business, acquire subscriber contracts from any other third party provider;

(ix) cause or permit to occur any of the events or occurrences described in Section 9.13(b); or

(x) authorize or enter into an agreement in contravention of any of the foregoing.

Section 10.10. Supplemental Disclosure

(a) The AWS Parties, on the one hand, and the Triton Parties, on the other hand, shall each, from time to time prior to the First Closing Date, supplement in writing the AWS/Cingular Disclosure Memorandum and the Triton Disclosure Memorandum, respectively, with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Memoranda; provided, however, that, unless otherwise provided herein, none of such disclosures (other than delivery of Sections 8.8(B)(1), 8.8(B)(2), 9.8(B)(1), 9.8(B)(2) or any supplement or update of the AWS/Cingular Disclosure Memorandum or the Triton Disclosure Memorandum which reflects matters hereafter arising which are expressly permitted under Sections 10.5, 10.7 and 10.9 hereof) shall be deemed to modify, amend or supplement the representations and warranties of the AWS Parties, on the one hand, and the Triton Parties, on the other hand, or the AWS/Cingular Disclosure Memorandum or Triton Disclosure Memorandum, for the purposes of this Agreement, unless the other party shall have consented thereto in writing. During the same period, AWS and Triton shall also promptly notify the other of the occurrence of any breach of any covenant contained herein by the AWS Parties, on the one hand, and the Triton Parties, on the other hand, as applicable, or of any event that may make the satisfaction of

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the closing conditions set forth in ARTICLE 11 or ARTICLE 12 of this Agreement impossible or unlikely.

(b) The parties acknowledge that Sections 8.8(A)(1), 8.8(A)(2), 9.8(A)(1) and 9.8(A)(2) of the AWS/Cingular Disclosure Memorandum and the Triton Disclosure Memorandum will not set forth a list of consents and notices required in connection with the parties’ performance of the Transactions pursuant to any Assumed Multi-Area Contracts relating to AWS Leased Cell Sites or any Assumed Virginia Contracts relating to Triton Leased Cell Sites, respectively, and that the absence of such consents and notices in such Sections of the AWS/Cingular Disclosure Memorandum and the Triton Disclosure Memorandum shall not constitute a breach of such representations and warranties. The parties agree that, no later than 10 Business Days following the date of this Agreement, (i) the AWS Parties shall deliver to the Triton Parties Section 8.8(B)(1) and Section 8.8(B)(2) of the AWS/Cingular Disclosure Memorandum which shall set forth a list of any consents and notices required in connection with the parties’ performance of the Transactions pursuant to any Assumed Multi-Area Contracts relating to AWS Leased Cell Sites, respectively, and (ii) the Triton Parties shall deliver to Cingular and the AWS Parties Section 9.8(B)(1) and Section 9.8(B)(2) of the Triton Disclosure Memorandum which shall set forth a list of any consents and notices required in connection with the parties’ performance of the Transactions pursuant to any Assumed Virginia Contracts relating to Triton Leased Cell Sites, respectively.

(c) No later than five Business Days prior to the First Closing Date, Triton shall deliver to Cingular a written determination of the aggregate number of Transferred Virginia Subscribers as of the date of such determination (which shall be no more than 10 Business Days prior to the First Closing Date) (the “Virginia Closing Date Subscribers”), and Cingular shall deliver to Triton a written determination of the aggregate number of Transferred Multi-Area Subscribers as of the date of such determination (which shall be no more than 10 Business Days prior to the First Closing Date) (the “Multi-Area Closing Date Subscribers”).

Section 10.11. No Opposition.

Triton, on behalf of itself and its Affiliates, hereby covenants and agrees not to bring, commence, prosecute, maintain or cause or permit to be brought, commenced, prosecuted or maintained any suit, action or proceeding, either at law or in equity, in any court or before any other Governmental Authority (i) regarding the Merger or on account of Cingular’s acquisition of AWS and AWS PCS or (ii) challenging the enforceability of this Section 10.11, including without limitation a filing at the FCC with respect to, or otherwise seek to cause any Governmental Authority to refuse to issue its consent to, the Merger. The foregoing covenant not to sue may be raised or pleaded in any action or other proceeding which may be brought, instituted or taken by any party or its predecessors, successors or assigns and all past and present shareholders, directors, officers, agents, Affiliates, heirs, and personal representatives. The foregoing covenant not to sue shall not be deemed or construed to be an acknowledgement or agreement by Cingular, AWS or AWS PCS that Triton has any claim or standing to challenge the Merger in any way.

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Section 10.12. Co-location.

(a) The Triton Parties shall use commercially reasonable efforts to provide Cingular and the AWS Parties (and, from and after the First Closing, Triton Network SMLLC) with co-location rights to obtain space on towers and ground space on the cell sites which are Transferred Multi-Area Assets as well as with respect to any cell sites owned, leased or managed by the Triton Parties in the Transferred Multi-Area Markets on commercially reasonable terms.

(b) Cingular and the AWS Parties shall use commercially reasonable efforts to provide the Triton Parties (and, from and after the First Closing, AWS Network Newco) with co-location rights to obtain space on towers and ground space on the cell sites owned, leased or managed by Cingular or the AWS Parties in the Transferred Multi-Area Markets which are not Transferred Multi-Area Assets on commercially reasonable terms; provided, however, in the event that there is a Change in Control (as hereinafter defined) of Triton, Triton PCS, Inc., Triton PCS Holdings Company, LLC or any Triton Contributing Entity (Triton, Triton PCS, Inc., Triton PCS Holdings Company, LLC and the Triton Contributing Entities are hereinafter each referred to as a “Triton Entity”) and the controlling party following such Change in Control is Alltel Corporation, Nextel Communications, Inc., Sprint Corporation, T-Mobile USA, Inc. or Verizon Communications Inc. (alone or in any combination) or any Affiliates, parent companies or successors or assigns thereof (each a “Designated Telecom Company”), Cingular shall be able to terminate the arrangement described in this Section 10.12(b) in its sole discretion.

(c) For purposes of this Section 10.12, “Change in Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Designated Telecom Company of 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock or membership interests of any Triton Entity; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors or managers of any Triton Entity by persons who were nominated or appointed by any Designated Telecom Company; (iii) the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of any Triton Entity to any Designated Telecom Company; or (iv) any Designated Telecom Company becoming an Affiliate of any Triton Entity.

Section 10.13. Tax Matters.

(a) Tax Cooperation. The parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Multi-Area Business, the Virginia Business, the Transferred Multi-Area Assets and the Transferred Virginia Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns and statements, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The parties shall retain all books and records with respect to Taxes pertaining to the Multi-Area Business, the Virginia Business, the Transferred Multi-Area Assets and the

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Transferred Virginia Assets until the applicable statute of limitations (including any extensions) has expired. At the end of such period, each party shall provide the other with at least 10 calendar days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The parties shall reasonably cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Multi-Area Business, the Virginia Business, the Transferred Multi-Area Assets and the Transferred Virginia Assets.

(b) Allocation and Reimbursement of Certain Taxes.

(i) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Multi-Area Business, the Virginia Business, the Transferred Multi-Area Assets and the Transferred Virginia Assets for a taxable period which begins before and ends after the First Closing Date shall be apportioned between Triton and its Affiliates (on the one hand) and AWS and its Affiliates (on the other hand) based on the number of calendar days of the portion of the taxable period ending on the First Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”) and the number of calendar days of the portion of the taxable period beginning on the day after the First Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Triton and its Affiliates shall be liable for the proportionate amount of such Taxes with respect to the Virginia Business and the Transferred Virginia Assets that is attributable to the Pre-Closing Tax Period, and AWS and its Affiliates shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. AWS and its Affiliates shall be liable for the proportionate amount of such Taxes with respect to the Multi-Area Business and the Transferred Multi-Area Assets that is attributable to the Pre-Closing Tax Period, and Triton and its Affiliates shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(ii) Upon receipt of any bill for real property taxes, personal property taxes, or any similar ad valorem obligations relating to the Multi-Area Business, the Virginia Business, the Transferred Multi-Area Assets and the Transferred Virginia Assets, each of Triton and its Affiliates and AWS and its Affiliates shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 10.13(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 calendar days after delivery of such statement. In the event that either Triton and its Affiliates or AWS and its Affiliates shall make any payment for which it is entitled to reimbursement under this Section 10.13(b), the other party shall make such reimbursement promptly but in no event later than 10 calendar days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

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Section 10.14. Build-Out Obligations.

(a) From and after the Second Closing, AWS and its Affiliates shall bear full responsibility for, and exercise full authority and control over, satisfaction and compliance with all applicable construction milestones and build-out obligations imposed by the FCC with respect to the Virginia FCC Authorizations.

(b) From and after the Second Closing, Triton and its Affiliates shall bear full responsibility for, and exercise full authority and control over, satisfaction and compliance with all applicable construction milestones and build-out obligations imposed by the FCC with respect to the Transferred Multi-Area FCC Authorizations.

Section 10.15. Microwave Relocation Costs.

(a) Between the date hereof and the Second Closing, AWS PCS shall not engage or employ, or enter into any written or oral contract or agreement to engage or employ, any Person to undertake any action or activity with respect to microwave relocation related to the Transferred Multi-Area Licenses. AWS PCS shall be responsible for, and pay, all costs, expenses, liabilities and obligations for microwave relocation related to the Transferred Multi-Area Licenses and (i) undertaken by AWS, AWS PCS or their Controlled Affiliates prior to Second Closing or (ii) undertaken by any Person (other than AWS, AWS PCS and their Controlled Affiliates) for which AWS, AWS PCS or their Controlled Affiliates incurs a cost-sharing obligation prior to the Second Closing. After the Second Closing, except as set forth in the preceding sentence, each of Triton, Triton License, AWS, AWS PCS and Cingular shall be responsible for, and pay, all costs, expenses, liabilities and obligations for microwave relocation related to their respective portions of the Multi-Area Licenses in accordance with the rules and regulations of the FCC.

(b) Between the date hereof and the Second Closing, Triton License shall not engage or employ, or enter into any written or oral contract or agreement to engage or employ, any Person to undertake any action or activity with respect to microwave relocation related to the Virginia Licenses. Triton shall be responsible for, and pay, all costs, expenses, liabilities and obligations for microwave relocation related to the Virginia Licenses and (i) undertaken by Triton, Triton License or their Controlled Affiliates prior to Second Closing or (ii) undertaken by any Person (other than Triton, Triton License and their Controlled Affiliates) for which an invoice for payment is received prior to the Second Closing. After the Second Closing, except as set forth in the preceding sentence, AWS and Cingular shall be responsible for, and pay, all costs, expenses, liabilities and obligations for microwave relocation related to the Virginia Licenses in accordance with the rules and regulations of the FCC.

Section 10.16. Customer Information.

(a) Each of AWS, Cingular and Triton agrees for itself and on behalf of its respective Affiliates that, pursuant to Sections 3.1 and 3.3 of this Agreement and in consequence of fulfilling their obligations under other provisions of this Agreement,

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information about customers of the Multi-Area Business and the Virginia Business (“Customer Information”) may be exchanged among the parties after the First Closing Date and may be subject to legal restrictions on use or disclosure, including without limitation laws relating to customer proprietary network information, as defined in 47 U.S.C. § 222 and implementing regulations of the FCC. Each of AWS, Cingular and Triton agrees for itself and on behalf of its respective Affiliates, that such parties may only obtain and use Customer Information in accordance with applicable laws. Each of AWS, Cingular and Triton agrees for itself and on behalf of its respective Affiliates to use Customer Information only for the purpose for which it was disclosed and not to further disseminate or disclose Customer Information to other third parties, without written approval from the other party or otherwise in accordance with law, unless such disclosure is necessary for such party to meet its contractual obligations and the third party to whom the disclosure is made is bound by the same standards in its handling of Customer Information.

(b) Notwithstanding any other provision of this Agreement, the parties agree that, on a mutually agreed upon date following the consummation of the Merger but prior to the First Closing Date, (i) AWS (or one of its Affiliates) shall, following consultation with Triton, send to the then-current customers of the Multi-Area Business a communication informing such customers of the Exchanges contemplated by this Agreement and providing information to such customers regarding the transition of the Multi-Area Business from AWS to Triton (the “AWS Communication”), and (ii) Triton (or one of its Affiliates) shall, following consultation with AWS and Cingular, send to the then-current customers of the Virginia Business a communication informing such customers of the Exchanges contemplated by this Agreement and providing information to such customers regarding the transition of the Virginia Business from Triton to AWS and Cingular (the “Triton Communication”). In order to facilitate such communications, AWS shall provide Triton with a draft of the AWS Communication, and Triton shall provide AWS and Cingular with a draft of the Triton Communication, no later than 10 Business Days prior to the First Closing Date. AWS and Cingular shall have final approval over any AWS Communication. Triton shall have final approval over any Triton Communication.

(c) Prior to the First Closing Date and for a period of six months thereafter, Cingular and AWS agree that neither Cingular nor AWS nor any Cingular Affiliate or AWS Affiliate will, other than actions taken by AWS in accordance with Section 10.5(a)(ii)(C) hereof, (i) solicit or otherwise induce (other than through any national or regional solicitation or inducement which is not targeted at any individual agent) any of the parties set forth in Section 10.16(c)(1) of the Triton Disclosure Memorandum to enter into an agency arrangement with Cingular, AWS or their respective Affiliates that applies to the Transferred Multi-Area Markets or (ii) solicit or otherwise induce (other than through any national or regional solicitation or inducement which is not targeted at any individual agent), or otherwise hire or engage, any of the parties set forth in Section 10.16(c)(2) of the Triton Disclosure Memorandum to enter into an agency arrangement with Cingular, AWS or their respective Affiliates that applies to the Transferred Multi-Area Markets.

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(d) Prior to the First Closing Date and for a period of six months thereafter, Triton agrees that neither Triton nor any Triton Affiliate will solicit or otherwise induce (other than through any national or regional solicitation or inducement which is not targeted at any individual agent) the parties set forth in Section 10.16(d) of the AWS/Cingular Disclosure Memorandum to enter into an agency arrangement with Triton or its respective Affiliates that applies to the Virginia Market.

Section 10.17. Access to Financial Statements

AWS shall prepare, by no later than December 6, 2004 (if the First Closing occurs before November 1, 2004, or if the First Closing occurs on or after November 1, 2004, such later date agreed upon by the parties), the following financial statements for the Multi-Area Business: (i) unaudited balance sheets as of December 31, 2002 and 2003 and September 30, 2004 and unaudited statements of income and cash flows for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004 (the “Multi-Area Financial Statements”). Triton shall direct PricewaterhouseCoopers LLP (“PWC”), as Triton’s independent public accountants, to audit the Multi-Area Financial Statements, at Triton’s sole cost and expense, for use by Triton from and after the Closing in connection with the obligations of Triton and its Affiliates to file such financial statements under applicable federal or state securities laws. AWS agrees to, and shall cause its Affiliates and its own independent public accountants to, (i) provide each of PWC and Triton (and its representatives and accountants) with reasonable access during normal business hours to the financial and accounting records of the appropriate Affiliates or the Multi-Area Business and (ii) otherwise reasonably cooperate with PWC and Triton in connection with the preparation and audit of the foregoing financial statements.

Section 10.18. Billing Systems

As soon as practicable after the end of each month during the period prior to First Closing, each of AWS and Triton will promptly provide the other with a sample of non-confidential monthly billing data, substantially in the form that it uses in the ordinary course, from the switches used in the Multi-Area Business and the Virginia Business, as applicable; provided, however, that such billing data shall not include data that comprises Customer Proprietary Network Information as that term is defined in 47 C.F.R. § 64.2003(c). Each of AWS and Triton will also use its commercially reasonable efforts to assist the other in reconciling the results of the other’s test billing on the sample data to the former’s actual billing.

Section 10.19. Cell Sites Under Construction (a) Triton agrees that it shall use commercially reasonable efforts to complete the construction of any Triton CIP Sites in the Virginia Market prior to First Closing, but in any event as promptly as practicable, and at its sole cost and expense, irrespective of whether such construction continues after First Closing, provided that Triton shall complete construction of all Triton CIP Sites in the Virginia Market no later than nine months following the First Closing Date. To the extent construction on any Triton CIP Site is completed prior to the First Closing, such Triton CIP Site shall be treated as a Triton Cell Site for all purposes hereunder, except

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that if such a Triton CIP Site is a Deferred Triton Cell Site, there shall be no Triton-Cell-Site Purchase Price Adjustment for such cell site pursuant to Section 2.1(b)(i) and Cingular shall not be obligated to pay any amount upon the transfer of such Triton CIP Site pursuant to Section 10.8(a)(vii)(B). To the extent construction on any Triton CIP Site is not completed prior to the First Closing, such Triton CIP Site shall be treated as a Deferred Triton Cell Site for all purposes hereunder (except that there shall be no Triton-Cell-Site Purchase Price Adjustment for such cell site pursuant to Section 2.1(b)(i) and Cingular shall not be obligated to pay any amount upon the transfer of such Triton CIP Site pursuant to Section 10.8(a)(vii)(B)), provided that for purposes of Section 10.8(a)(vii), any such Triton CIP Site shall be transferred to Cingular only if Triton completes construction on such Triton CIP Site within nine months following the First Closing Date and Triton provides AWS and Cingular satisfactory evidence of all Triton Diligence Documents required for such Triton CIP Site pursuant to Section 10.8(a)(i) above within 12 months following the First Closing Date.

(b) AWS agrees that it shall use commercially reasonable efforts to complete the construction of any AWS CIP Sites prior to First Closing, but in any event as promptly as practicable, and at its sole cost and expense, irrespective of whether such construction continues after First Closing, provided that AWS shall complete construction of all AWS CIP Sites no later than nine months following the First Closing Date. To the extent construction on any AWS CIP Site is completed prior to the First Closing, such AWS CIP Site shall be treated as an AWS Cell Site for all purposes hereunder, except that if such an AWS CIP Site is a Deferred AWS Cell Site, there shall be no AWS-Cell-Site Purchase Price Adjustment for such cell site pursuant to Section 2.1(b)(ii) and Triton shall not be obligated to pay any amount upon the transfer of such AWS CIP Site pursuant to Section 10.8(b)(vii)(B). To the extent construction on any AWS CIP Site is not completed prior to the First Closing, such AWS CIP Site shall be treated as a Deferred AWS Cell Site for all purposes hereunder (except that there shall be no AWS-Cell-Site Purchase Price Adjustment for such cell site pursuant to Section 2.1(b)(ii) and Triton shall not be obligated to pay any amount upon the transfer of such AWS CIP Site pursuant to Section 10.8(b)(vii)(B)), provided that for purposes of Section 10.8(b)(vii), any such AWS CIP Site shall be transferred to Triton only if AWS completes construction on such AWS CIP Site within nine months following the First Closing Date and AWS provides Triton satisfactory evidence of all AWS Diligence Documents required for such AWS CIP Site pursuant to Section 10.8(b)(i) above within 12 months following the First Closing Date.

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Section 10.20. Bulk Sales

Notwithstanding anything herein to the contrary, the parties hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code of any U.S. jurisdiction or any similar law in any foreign jurisdiction in connection with the Transactions contemplated by this Agreement.

Section 10.21. Puerto Rico Vehicle Fleet

As of the First Closing, the AWS Parties shall terminate any leasehold interest which such parties have in the motor vehicles physically located in Puerto Rico and listed in Section 10.21 of the AWS/Cingular Disclosure Memorandum (the “Puerto Rico Vehicle Fleet”). Cingular and the AWS Parties shall have no obligation to transfer the interest of the AWS Parties in the Puerto Rico Vehicle Fleet (which shall be an Excluded Multi-Area Asset) to Triton or to cause the lessor of such vehicles to enter into negotiations with Triton for the leasing of such vehicles.

Section 10.22. E911

(a) On or prior to the Second Closing Date, AWS and the AWS Contributing Entities, and Cingular and the Cingular Licensee, as the case may be, shall, in consultation with Triton, have arranged or be in the process of arranging deployment dates with the PSAPs that have submitted valid requests under FCC Law, as described in Section 8.6(e) of the AWS/Cingular Disclosure Memorandum. To the extent any valid Phase I or Phase II request remains pending for more than six months prior to the Second Closing Date, AWS and the AWS Contributing Entities, and Cingular and the Cingular Licensee, as the case may be, will, in consultation with Triton, arrange alternative deployment dates with the PSAPs as permitted under 47 C.F.R. § 20.18(j)(5). Moreover, AWS and the AWS Contributing Entities, and Cingular and the Cingular Licensee, as the case may be, will inform Triton on a monthly basis and at the Second Closing of any new alternative deployment dates and, within 15 calendar days of receipt, of any new Phase I or Phase II PSAP requests. If necessary, AWS and the AWS Contributing Entities, and Cingular and the Cingular Licensee, as the case may be, will, in consultation with Triton, request waiver of the relevant deployment deadline(s) for particular PSAPs prior to the Second Closing Date and deliver to Triton copies of each such waiver request.

(b) On or prior to the Second Closing Date, Triton and the Triton Contributing Entities shall, in consultation with Cingular and AWS, have arranged or be in the process of arranging deployment dates with the PSAPs that have submitted valid requests under FCC Law, as described in Section 9.6(e) of the Triton Disclosure Memorandum. To the extent any valid Phase I or Phase II request remains pending for more than six months prior to the Second Closing Date, Triton and the Triton Contributing Entities will, in consultation with Cingular and AWS, arrange alternative deployment dates with the PSAPs as permitted under 47 C.F.R. § 20.18(j)(5). Moreover, Triton and the Triton Contributing Entities will inform Cingular on a monthly basis and at the Second Closing of any such alternative deployment dates and, within 15 calendar days of receipt, of any new Phase I or Phase II PSAP requests. If necessary, Triton and the Triton Contributing

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Entities will, in consultation with Cingular and AWS, request waiver of the relevant deployment deadline(s) for particular PSAPs prior to the Second Closing Date and deliver to Cingular copies of each such waiver request.

Section 10.23. Excluded Non-Compliance Liabilities

(a) From and after the First Closing, the Triton Parties shall be responsible for and shall pay when due all Excluded Virginia Non-Compliance Liabilities incurred by or payable by the Triton Parties. In the event any Excluded Virginia Non-Compliance Liabilities are incurred or paid by an AWS Party or Cingular or their respective Affiliates, the Triton Parties shall reimburse the party(ies) which incurred or paid such Excluded Virginia Non-Compliance Liabilities promptly but in no event later than 10 calendar days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(b) From and after the First Closing, Cingular and the AWS Parties shall be responsible for and shall pay when due all Excluded Multi-Area Non-Compliance Liabilities incurred by or payable by the AWS Parties, Cingular or the Cingular Licensee. In the event any Excluded Multi-Area Non-Compliance Liabilities are incurred or paid by a Triton Party or its Affiliates, Cingular and the AWS Parties shall reimburse the party(ies) which incurred or paid such Excluded Multi-Area Non-Compliance Liabilities promptly but in no event later than 10 calendar days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

Section 10.24. National Account Carrier Agreement

At the First Closing, Triton and AWS shall cause their respective Affiliates to execute and deliver an amendment to that certain National Account Carrier Agreement dated as of May 29, 1999, on such terms and conditions as the parties may agree, in order to reflect the transactions contemplated by this Agreement.

Section 10.25. Transition Services Agreement

The parties shall negotiate the exhibits to the Transition Services Agreement in good faith.

Section 10.26. RIM; Hiptop

Triton shall use commercially reasonable efforts to have entered into, prior to or at the First Closing, an agreement with, or to have received a certification from or entered into another distribution arrangement with, Research In Motion Limited (“RIM”) pursuant to which Triton will have the right to resell Blackberry service to any Transferred Multi-Area Subscribers (any such agreement, certification or arrangement being a “Triton-RIM Resale Arrangement”). The parties agree that the treatment of any Transferred Multi-Area Subscribers who receive Blackberry service from AWS and

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the AWS Contributing Entities (“Multi-Area Blackberry Subscribers”) and any Transferred Virginia Subscribers who receive hiptop service from Triton and the Triton Contributing Entities (“Virginia Hiptop Subscribers”) shall be as set forth in Section 10.26 of the AWS/Cingular Disclosure Memorandum and Section 10.26 of the Triton Disclosure Memorandum, respectively.

Section 10.27. Access for Third Party Valuations

(a) AWS agrees to, and shall cause its Affiliates to, in connection with any valuation undertaken by Triton in connection with the Transactions, (i) provide Triton and any third party valuation firm(s) retained by Triton (the “Triton Consultant”) with reasonable access during normal business hours to the financial, tax and accounting books and records, facilities and assets comprising or relating to the Multi-Area Business, as well as such financial, tax and operating data and other information with respect to the Multi-Area Business as Triton or the Triton Consultant may reasonably request, (ii) make its officers, agents and representatives reasonably available to Triton and the Triton Consultant, and (iii) otherwise reasonably cooperate with Triton and the Triton Consultant.

(b) Triton agrees to, and shall cause its Affiliates to, in connection with any valuation undertaken by Cingular in connection with the Transactions, (i) provide Cingular and any third party valuation firm(s) retained by Cingular (the “Cingular Consultant”) with reasonable access during normal business hours to the financial, tax and accounting books and records, facilities and assets comprising or relating to the Virginia Business, as well as such financial, tax and operating data and other information with respect to the Virginia Business as Cingular or the Cingular Consultant may reasonably request, (ii) make its officers, agents and representatives reasonably available to Cingular and the Cingular Consultant, and (iii) otherwise reasonably cooperate with Cingular and the Cingular Consultant.

ARTICLE 11

CONDITIONS PRECEDENT TO THE TRITON PARTIES’ OBLIGATION TO CLOSE

Section 11.1. First Closing

The obligation of the Triton Parties to consummate the Transactions contemplated by this Agreement other than the License Exchange shall be conditioned upon the satisfaction or fulfillment, at or prior to the First Closing, of the following conditions, unless waived in writing by Triton:

(a) Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by Cingular or the AWS Parties in this Agreement shall be true and correct in all respects on and as of each of the date hereof and, except for the representations and warranties set forth in Section 8.5(d), the First Closing Date (unless such representation or warranty is made as of a particular date in which case such representation or warranty will be considered only as of such particular date), except to the extent that the failure of such representations and

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warranties to be true and correct as aforesaid when taken in the aggregate would not have a Multi-Area Business Material Adverse Effect, provided that if any portion of any representation or warranty is already qualified by materiality or material adverse effect, for purposes solely of determining whether this first sentence of Section 11.1(a) has been satisfied, all such materiality and material adverse effect qualifiers shall be disregarded. Notwithstanding the foregoing, for purposes of determining whether a representation and warranty made by an AWS Party is true and correct in all material respects as of the First Closing Date, the term “Affiliates” as used in any such representation and warranty shall not be deemed to include Persons which became Affiliates of such AWS Party by operation of the consummation of the Merger. Each of Cingular and the AWS Parties shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by Cingular or the AWS Parties, as applicable, on or prior to the First Closing. Each of Cingular and AWS shall have furnished Triton with a certificate of an officer of Cingular and AWS, as applicable, dated as of the First Closing Date, certifying to the fulfillment of the foregoing conditions (the “Cingular/AWS First Closing Bring-Down Certificates”).

(b) FCC Notifications; HSR Act. AWS License Newco and AWS Network Newco shall have executed and delivered the Multi-Area Lease. The AWS Parties shall have filed the Multi-Area Pro Forma Notifications and the Multi-Area Lease Notification and shall have delivered to Triton copies thereof. Not less than 10 calendar days shall have elapsed since the date the Multi-Area Lease Notification was filed with the FCC and, concurrently with the First Closing, the Multi-Area Lease shall be in full force and effect with no modifications, amendments, supplements or waivers thereof since the date of execution of the Multi-Area Lease, and Triton Network SMLLC shall be authorized to use the spectrum covered by the Transferred Multi-Area Licenses thereunder. In addition, all waiting periods under the HSR Act shall have expired or been terminated, and no objection shall have been made by the FTC or the DOJ.

(c) Adverse Proceedings. On the First Closing Date, no judgment, injunction, restraining order or decree of any nature of any court of competent jurisdiction or other Governmental Authority shall be in effect that restrains or prohibits any party to this Agreement from consummating any transaction contemplated by the Transaction Documents.

(d) Release of Liens. Before or at the First Closing, AWS shall have furnished to Triton documentation reasonably satisfactory to Triton releasing all Liens set forth in Section 8.3(a) of the AWS/Cingular Disclosure Memorandum.

(e) Transition Services Agreement. AWS and Cingular shall have executed and delivered to Triton the Transition Services Agreement.

(f) Deferred AWS Cell Sites. Notwithstanding anything to the contrary herein, at the First Closing, the number of Deferred AWS Cell Sites shall not exceed the Deferred AWS Cell Site Cap.

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(g) Merger Closing. The Merger shall have been consummated.

(h) Commercial Agreements. The “Closing” (as defined in the Commercial Agreements (other than the License Exchange Agreement)) of the transactions contemplated by the Commercial Agreements (other than the license exchange contemplated by the License Exchange Agreement) shall have occurred. For the avoidance of doubt, the status or pendency of that certain arbitration initiated by Triton and AWS PCS in accordance with that certain letter agreement dated July 7, 2004 shall not affect the occurrence of a “Closing” under the Commercial Agreements.

(i) No Multi-Area Business Material Adverse Effect. From and after the date of this Agreement until the First Closing Date, no event, change or condition shall have occurred and be existing which has had a Multi-Area Business Material Adverse Effect.

(j) Deferred AWS Retail/Office Leases. Notwithstanding anything to the contrary herein, at the First Closing, the number of Deferred AWS Retail/Office Leases shall not exceed the Deferred AWS Retail/Office Lease Cap.

(k) Transferred AWS Switches. The AWS Parties shall have received all consents required to transfer and assign the Assumed Multi-Area Contracts relating to the Transferred AWS Switches or buildings in which such switches are maintained (or ground upon which such Transferred AWS Switches or such buildings reside) in connection with the Multi-Area Network Contribution and the Network Exchange and shall have delivered to Triton copies thereof. The AWS Parties shall have given all notices required to transfer and assign the Assumed Multi-Area Contracts relating to the Transferred AWS Switches in connection with the Multi-Area Network Contribution and the Network Exchange and shall have delivered to Triton copies thereof.

Section 11.2. Second Closing

The obligation of the Triton Parties to consummate the License Exchange shall be conditioned upon the satisfaction or fulfillment, at or prior to the Second Closing, of the following conditions, unless waived in writing by Triton:

(a) First Closing. The First Closing shall have occurred.

(b) Accuracy of Cingular/AWS License Exchange Representations and Warranties. Each of the Cingular/AWS License Exchange Representations and Warranties made by Cingular or the AWS Parties in this Agreement shall be true and correct in all material respects on and as of each of the date hereof and the Second Closing Date (unless such representation or warranty is made as of a particular date in which case such representation or warranty will be considered only as of such particular date), provided that, for purposes solely of determining whether this first sentence of Section 11.2(b) has been satisfied, (i) if any portion of any representation or warranty is already qualified by materiality or material adverse effect, all such materiality and material adverse effect qualifiers shall be disregarded and (ii) any failure of the Cingular/AWS License Exchange Representations and Warranties set forth in Sections 8.6(e) and 8.6(f) to be true and correct in all material respects as of the Second Closing

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Date which is the result of Triton Network SMLLC’s non-compliance with its obligations under the Multi-Area Lease shall be disregarded. Notwithstanding the foregoing, for purposes of determining whether a representation and warranty made by an AWS Party is true and correct in all material respects as of the Second Closing Date, the term “Affiliates” as used in any such representation and warranty shall not be deemed to include Persons which became Affiliates of such AWS Party by operation of the consummation of the Merger. Each of Cingular and AWS shall have furnished Triton with a certificate of an officer of Cingular and AWS, as applicable, dated as of the Second Closing Date, certifying to the fulfillment of the foregoing conditions (the “Cingular/AWS Second Closing Bring-Down Certificates”). For purposes hereof, “Cingular/AWS License Exchange Representations and Warranties” means the representations and warranties made by Cingular or the AWS Parties in the following Sections, but solely to the extent such representations and warranties relate to the Transferred Multi-Area Licenses or the consummation of the License Exchange: Sections 8.1, 8.2; 8.3(a), 8.6 and 8.21.

(c) FCC Consent; HSR Act. The FCC Consent to the Multi-Area Transfer Applications shall have become a Final Order, free of any conditions adverse to the Multi-Area Business, except for such conditions that are generally applicable to wireless licenses. In addition, all applicable waiting periods under the HSR Act (if applicable to the License Exchange) shall have expired or been terminated. For the purposes of this Agreement, the term “Final Order” shall mean action by the FCC or its staff acting under delegated authority as to which (a) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (b) no timely petition for review, rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (c) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC’s action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

(d) Adverse Proceedings. On the Second Closing Date, no judgment, injunction, restraining order or decree of any nature of any court of competent jurisdiction or other Governmental Authority shall be in effect that restrains or prohibits any party to this Agreement from consummating the License Exchange.

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ARTICLE 12

CONDITIONS PRECEDENT TO CINGULAR’S AND THE AWS PARTIES’

OBLIGATION TO CLOSE

Section	12.1. First Closing

The obligation of the Cingular and the AWS Parties to consummate the Transactions contemplated by this Agreement other than the License Exchange shall be conditioned upon the satisfaction or fulfillment, at or prior to the First Closing, of the following conditions, unless waived in writing by Cingular and AWS:

(a) Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by the Triton Parties in this Agreement shall be true and correct in all respects on and as of each of the date hereof and, except for the representations and warranties set forth in Section 9.5(d), the First Closing Date (unless such representation or warranty is made as of a particular date in which case such representation or warranty will be considered only as of such particular date), except to the extent that the failure of such representations and warranties to be true and correct as aforesaid when taken in the aggregate would not have a Virginia Business Material Adverse Effect, provided that if any portion of any representation or warranty is already qualified by materiality or material adverse effect, for purposes solely of determining whether this first sentence of Section 12.1(a) has been satisfied, all such materiality and material adverse effect qualifiers shall be disregarded. Each of the Triton Parties shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by the Triton Parties on or prior to the First Closing. Triton shall have furnished AWS and Cingular with a certificate of an officer of Triton, dated as of the First Closing Date, certifying to the fulfillment of the foregoing conditions (the “Triton First Closing Bring-Down Certificate”).

(b) FCC Notifications; HSR Act. Triton License Newco and Triton Network SMLLC shall have executed and delivered the Virginia Lease. The Triton Parties shall have filed the Virginia Pro Forma Notifications and the Virginia Lease Notification and shall have delivered to Cingular and AWS copies thereof. Not less than 10 calendar days shall have elapsed since the date the Virginia Lease Notification was filed with the FCC and, concurrently with the First Closing, the Virginia Lease shall be in full force and effect with no modifications, amendments, supplements or waivers thereof since the date of execution of the Virginia Lease, and Triton Network SMLLC shall be authorized to use the spectrum covered by the Transferred Multi-Area Licenses thereunder. In addition, all waiting periods under the HSR Act shall have expired or been terminated, and no objection shall have been made by the FTC or the DOJ.

(c) Adverse Proceedings. On the First Closing Date, no judgment, injunction, restraining order or decree of any nature of any court of competent jurisdiction or other Governmental Authority shall be in effect that restrains or prohibits any party to this Agreement from consummating any transaction contemplated by the Transaction Documents.

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(d) Release of Liens. Before or at the First Closing, Triton shall have furnished to AWS and Cingular documentation reasonably satisfactory to AWS and Cingular releasing all Liens set forth in Section 9.3(a) of the Triton Disclosure Memorandum.

(e) Transition Services Agreement. Triton shall have executed and delivered to AWS the Transition Services Agreement.

(f) Deferred Triton Cell Sites. Notwithstanding anything to the contrary herein, at the First Closing, the number of Deferred Triton Cell Sites shall not exceed the Deferred Triton Cell Site Cap.

(g) Merger Closing; Qualifying Divestitures. The Merger shall have been consummated and in connection therewith, no Qualifying Divestiture shall have occurred.

(h) Commercial Agreements. The “Closing” (as defined in the Commercial Agreements (other than the License Exchange Agreement)) of the transactions contemplated by the Commercial Agreements (other than the license exchange contemplated by the License Exchange Agreement) shall have occurred. For the avoidance of doubt, the status or pendency of that certain arbitration initiated by Triton and AWS PCS in accordance with that certain letter agreement dated July 7, 2004 shall not affect the occurrence of a “Closing” under the Commercial Agreements.

(i) No Virginia Business Material Adverse Effect. From and after the date of this Agreement until the First Closing Date, no event, change or condition shall have occurred and be existing which has had a Virginia Business Material Adverse Effect.

(j) Deferred Triton Retail/Office Leases. Notwithstanding anything to the contrary herein, at the First Closing, the number of Deferred Triton Retail/Office Leases shall not exceed the Deferred Triton Retail/Office Lease Cap.

(k) Transferred Triton Switches. The Triton Parties shall have received all consents required to transfer and assign the Assumed Virginia Contracts relating to the Transferred Triton Switches or buildings in which such switches are maintained (or ground upon which such Transferred Triton Switches or such buildings reside) in connection with the Virginia Network Contribution and the Network Exchange and shall have delivered to Cingular and AWS copies thereof. The Triton Parties shall have given all notices required to transfer and assign the Assumed Virginia Contracts relating to the Transferred Triton Switches in connection with the Virginia Network Contribution and the Network Exchange and shall have delivered to Cingular and AWS copies thereof.

Section 12.2. Second Closing

The obligation of Cingular and the AWS Parties to consummate the License Exchange shall be conditioned upon the satisfaction or fulfillment, at or prior to the Second Closing, of the following conditions, unless waived in writing by Cingular:

(a) First Closing. The First Closing shall have occurred.

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(b) Accuracy of Triton License Exchange Representations and Warranties. Each of the Triton License Exchange Representations and Warranties made by the Triton Parties in this Agreement shall be true and correct in all material respects on and as of each of the date hereof and the Second Closing Date (unless such representation or warranty is made as of a particular date in which case such representation or warranty will be considered only as of such particular date), provided that, for purposes solely of determining whether this first sentence of Section 12.2(b) has been satisfied, (i) if any portion of any representation or warranty is already qualified by materiality or material adverse effect, all such materiality and material adverse effect qualifiers shall be disregarded and (ii) any failure of the Triton License Exchange Representations and Warranties set forth in Sections 9.6(e) and 9.6(f) to be true and correct in all material respects as of the Second Closing Date which is the result of AWS Network Newco’s non-compliance with its obligations under the Virginia Lease shall be disregarded. Triton shall have furnished AWS and Cingular with a certificate of an officer of Triton, dated as of the Second Closing Date, certifying to the fulfillment of the foregoing conditions (the “Triton Second Closing Bring-Down Certificate”). For purposes hereof, “Triton License Exchange Representations and Warranties” means the representations and warranties made by the Triton Parties in the following Sections, but solely to the extent such representations and warranties relate to the Virginia Licenses or the consummation of the License Exchange: Sections 9.1, 9.2; 9.3(a), 9.6 and 9.21.

(c) FCC Consent; HSR Act. The FCC Consent to the Virginia Transfer Applications shall have become a Final Order, free of any conditions adverse to the Virginia Business, except for such conditions that are generally applicable to wireless licenses. In addition, all applicable waiting periods under the HSR Act (if applicable to the License Exchange) shall have expired or been terminated.

(d) Adverse Proceedings. On the Second Closing Date, no judgment, injunction, restraining order or decree of any nature of any court of competent jurisdiction or other Governmental Authority shall be in effect that restrains or prohibits any party to this Agreement from consummating the License Exchange.

ARTICLE 13

CASUALTY LOSSES

Section 13.1. Casualty Losses Relating to the Transferred Multi-Area Assets

In the event that there shall have been suffered between the date hereof and the First Closing any casualty loss relating to the Transferred Multi-Area Assets, AWS will promptly notify Triton of such event. AWS or the relevant AWS Contributing Entity shall, at its option, either (a) repair, rebuild or replace the portion of the Transferred Multi-Area Assets damaged, destroyed or lost prior to the First Closing Date, or (b) assign to Triton or the relevant Triton Contributing Entity or such Affiliate of Triton as is designated in writing by Triton at First Closing all claims to insurance proceeds or other rights (the “Multi-Area Claims”) of AWS or such AWS Contributing Entity against third parties arising from such casualty loss; provided, however, that the foregoing shall not be deemed to affect the Triton Parties’ right not to proceed with the First Closing

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because the casualty event has resulted in one or more of the conditions set forth in Section 11.1 not being satisfied, notwithstanding the aforesaid options of AWS and the relevant AWS Contributing Entity. To the extent any Claim is not assignable, such claim may be pursued by Triton or the relevant Triton Affiliate, for its own account and benefit, in the name of AWS or the relevant AWS Contributing Entity.

Section 13.2. Casualty Losses Relating to the Transferred Virginia Assets

In the event that there shall have been suffered between the date hereof and the First Closing any casualty loss relating to the Transferred Virginia Assets, Triton will promptly notify AWS and Cingular of such event. Triton or the relevant Triton Contributing Entity shall, at its option, (a) repair, rebuild or replace the portion of the Transferred Virginia Assets damaged, destroyed or lost prior to the First Closing Date, or (b) assign to Cingular or such Affiliate of Cingular as is designated in writing by Cingular at First Closing all claims to insurance proceeds or other rights (the “Virginia Claims”) of Triton or such Triton Contributing Entity against third parties arising from such casualty loss; provided, however, that the foregoing shall not be deemed to affect Cingular’s or the AWS Parties’ right not to proceed with the First Closing because the casualty event has resulted in one or more of the conditions set forth in Section 12.1 not being satisfied, notwithstanding the aforesaid options of Triton and the relevant Triton Contributing Entity. To the extent any Claim is not assignable, such claim may be pursued by Cingular or the relevant Cingular Affiliate, for its own account and benefit, in the name of Triton or the relevant Triton Contributing Entity.

ARTICLE 14

INDEMNIFICATION

Section 14.1. Indemnification by the AWS Parties and Cingular

Notwithstanding the First Closing, subject to the terms of this ARTICLE 14, (i) prior to the First Closing, the AWS Parties, jointly and severally, and Cingular, severally (solely as to any breach of a representation or warranty or covenant or agreement on the part of Cingular), and (ii) from and after the First Closing, the AWS Parties and Cingular, jointly and severally, agree to indemnify, defend and hold harmless the Triton Parties and their Affiliates, and their respective shareholders, members, officers, directors, employees and agents (the “Triton Indemnified Parties”) from and against and in respect of any Liability, action, suit, demand, judgment, cost of investigation and reasonable attorney fees (but excluding the Assumed Multi-Area Liabilities and any exemplary, consequential or punitive damages other than exemplary, consequential or punitive damages payable to third parties) (collectively, “Triton Losses”), sustained, incurred or paid by any Triton Indemnified Party in connection with, resulting from or arising out of, directly or indirectly: (a) any breach of a representation or warranty on the part of any AWS Party or Cingular under this Agreement, (b) any breach or nonfulfillment of any covenant or agreement on the part of any AWS Party or Cingular under this Agreement, (c) any Excluded Multi-Area Liability, (d) any Excluded AWS Asset, or (e) the AWS Parties’ and their Affiliates’ ownership, operation or control of the Transferred

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Multi- Area Assets, the Transferred Multi-Area FCC Authorizations or the Multi-Area Business for the period prior to the First Closing.

Section 14.2. Indemnification by the Triton Parties

Notwithstanding the First Closing, subject to the terms of this ARTICLE 14, the Triton Parties, jointly and severally, agree to indemnify, defend and hold harmless the AWS Parties, Cingular and their Affiliates, and their respective shareholders, members, officers, directors, employees and agents (the “AWS Indemnified Parties”) from and against and in respect of any Liability, action, suit, demand, judgment, cost of investigation and reasonable attorney fees (but excluding the Assumed Virginia Liabilities and any exemplary, consequential or punitive damages other than exemplary, consequential or punitive damages payable to third parties) (collectively, “AWS Losses”), sustained, incurred or paid by any AWS Indemnified Party in connection with, resulting from or arising out of, directly or indirectly: (a) any breach of a representation or warranty on the part of any Triton Party under this Agreement, (b) any breach or nonfulfillment of any covenant or agreement on the part of any Triton Party under this Agreement, (c) any Excluded Virginia Liability, (d) any Excluded Triton Asset, or (e) the Triton Parties’ and their Affiliates’ ownership, operation or control of the Transferred Virginia Assets, the Virginia FCC Authorizations, or the Virginia Business for the period prior to the First Closing.

Section 14.3. Notice and Defense of Claims

(a) A party claiming indemnification under this ARTICLE 14 (the “Asserting Party”) must promptly notify (in writing and in reasonable detail) the party from which indemnification is sought (the “Defending Party”) of the nature and basis of such claim for indemnification not later than the end of the applicable survival period, if any, set forth in Section 14.5. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any Liability to a third party (a “Third Party Claim”), the Defending Party may elect to assume such Liability and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party, if the Defending Party, within 15 days after receiving notice of the Third Party Claim from the Asserting Party, notifies the Asserting Party in writing of the Defending Party’s intention to assume such defense. Assumption of such Liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third party. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this Section 14.3, the Asserting Party may participate in the defense of such Third Party Claim through counsel of its choosing, but the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim, provided, however, that no Defending Party shall, without the prior written consent of the Asserting Party, consent to the entry of any judgment against the Defending Party or enter into any settlement or compromise which (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Asserting Party of a release, in form and substance reasonably satisfactory to the Asserting Party from all liability in respect of such claim or litigation, provided that this

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requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim, or (ii) includes terms and conditions that adversely affect the Asserting Party; provided further, however, that in the case of clause (ii), the Asserting Party may not unreasonably withhold such consent.

(b) If the Defending Party does not assume liability for, and the defense of, the Third Party Claim pursuant to this Section 14.3, the Asserting Party shall have the right (a) to control the defense thereof, and (b) if the Asserting Party shall have notified the Defending Party of the Asserting Party’s intention to negotiate a settlement of the Third Party Claim (at the Defending Party’s expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, the Asserting Party may settle the Third Party Claim (at the Defending Party’s expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party’s election to assume Liability for and the defense of the Third Party Claim pursuant to this Section 14.3 within ten (10) days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the third party claimant on account thereof, provided that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all commercially reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this ARTICLE 14.

(c) The failure of any indemnified party to give an indemnifying party a notice of claim shall not relieve the indemnifying party from any liability in respect of such claim, demand or action which it may have to such indemnified party on account of the indemnity agreement of such indemnifying party contained in this ARTICLE 14, except to the extent such indemnifying party can establish actual prejudice and direct damages as a result thereof.

Section 14.4. Limitations

The Defending Party’s obligations to indemnify the Asserting Party pursuant to this ARTICLE 14 shall be subject to the following limitations:

(a) No indemnification under Section 14.1 or Section 14.2 shall be required to be made by the Defending Party unless, until and only to the extent that the aggregate amount of the Asserting Party’s Losses exceeds $2,000,000, and then only to the extent of such excess amount; provided that the foregoing limitation shall not apply to (i) any fraud, intentional breach or intentional misrepresentation or willful or intentional

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misconduct, (ii) any breach by Cingular or any AWS Party of a representation or warranty set forth in Sections 8.1, 8.2, 8.3(a) and (b), 8.6(b), 8.20 and 8.21 (each, an “AWS Exempt Representation”), or (iii) any breach by any Triton Party of a representation or warranty set forth in 9.1, 9.2, 9.3(a) and (b), 9.6(b), 9.20 and 9.21 (each, a “Triton Exempt Representation”) or claims made pursuant to Section 2.2(d), Section 14.1(c), Section 14.1(d), Section 14.1(e), Section 14.2(c), Section 14.2(d) or Section 14.2(e). For purposes of this Section 14.4(a), the aggregate amount of an “Asserting Party’s Losses” shall be calculated cumulatively as follows: (i) in respect of any Triton Party as an Asserting Party, the Asserting Party’s Losses shall be equal to the aggregate amount of all the Triton Losses, and (ii) in respect of any AWS Party or Cingular as an Asserting Party, the Asserting Party’s Losses shall be equal to the aggregate amount of all the AWS Losses.

(b) The aggregate liability of the Defending Party under Section 14.1 or Section 14.2, as applicable, shall not exceed $100,000,000, provided, that, for purposes of applying the foregoing limitation, (y) the Triton Parties shall be deemed a single Defending Party so that their joint aggregate liability shall not exceed the foregoing limitation; and (z) the AWS Parties and Cingular shall be deemed a single Defending Party so that their joint aggregate liability shall not exceed the foregoing limitation; and provided further, that the foregoing limitation shall not apply to (i) any fraud, intentional breach or misrepresentation or willful or intentional misconduct, (ii) any breach by Cingular or any AWS Party of an AWS Exempt Representation, (iii) any breach by any Triton Party of a Triton Exempt Representation or (iv) claims made pursuant to Section 2.2(d), Section 14.1(c), Section 14.1(d), Section 14.1(e), Section 14.2(c), Section 14.2(d) or Section 14.2(e).

(c) The indemnification obligation of a Defending Party shall be reduced to the extent of any available insurance proceeds payable to the Asserting Party, net of any increased insurance premiums becoming payable by the Asserting Party to the extent such increase is a direct result of such insurance proceeds becoming available. The Defending Party shall pay its indemnification obligations as and when required by this ARTICLE 14 and the Asserting Party shall refund to the Defending Party any such amounts determined to be in excess of the Defending Party’s obligations due to reductions pursuant to this Section 14.4(c). Additionally, the Asserting Party shall refund promptly to the Defending Party any amount of the Asserting Party’s Losses that are subsequently recovered by the Asserting Party pursuant to a settlement or otherwise.

(d) Except with respect to fraud, intentional breach or misrepresentation or willful or intentional misconduct, and the parties’ obligations to make payments pursuant to Section 6.3, from and after the First Closing Date, the indemnification rights contained in this ARTICLE 14 shall constitute the sole and exclusive remedies of the parties hereunder, and shall supersede and displace all other rights that either party may have under Law, with respect to any breach of any of the representations and warranties made by the parties in this Agreement or in any certificate, Disclosure Memorandum, statement, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement.

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(e) In no event will a Triton Indemnified Party or an AWS Indemnified Party be entitled (i) to recover for any claim for indemnification hereunder for which the aggregate Triton Losses or AWS Losses, as the case may be, do not exceed $25,000, (ii) to aggregate any such indemnification claims below $25,000; provided, however, that if the aggregate amount of all claims in excess of $25,000 exceeds $1,500,000, then any additional claim below such $25,000 amount shall be counted in determining the $2,000,000 threshold set forth in Section 14.4(a), or (iii) to otherwise submit such items as indemnification claims reimbursable pursuant to this Article 14.

Section 14.5. Survival of Representations and Warranties

All representations and warranties made by the parties in this Agreement or in any certificate, Disclosure Memorandum, statement, document or instrument furnished hereunder shall survive for a period lasting 12 months after First Closing, except that (a) any intentional breach or misrepresentation or fraud shall survive First Closing indefinitely, (b) the representations and warranties set forth in Sections 8.10, 8.11, 9.10 and 9.11 shall survive for a period lasting four years, and (c) all other AWS Exempt Representations and Triton Exempt Representations shall survive First Closing indefinitely. Any claim by a party based upon breach of any such representation or warranty made pursuant to ARTICLE 14 or otherwise must be submitted to the other party prior to or at the expiration of the applicable survival period, along with a reasonably detailed written explanation of the specifics of such breach. In the case of any claim submitted within such time period, the right of the party submitting the claim to recover from the other party with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period. The right to indemnification hereunder shall not be affected by any investigation or audit conducted before or after the First Closing Date or the actual or constructive knowledge of any party and each party shall be entitled to rely upon the representations and warranties set forth herein regardless of any such investigation or knowledge. The waiver of any condition regarding the accuracy of any representation or warranty, or regarding the performance of or compliance with any covenant or obligation, will not affect the right of indemnification or any other remedy of the waiving party after First Closing based on the inaccuracy of such representation or warranty or the nonperformance of or noncompliance with such covenant or obligation. The time limits set forth in this Section 14.5 are only applicable to claims based on a breach of the representations and warranties. For the avoidance of doubt, claims made pursuant to Section 2.2(d), Section 14.1(c), Section 14.1(d), Section 14.1(e), Section 14.2(c), Section 14.2(d) or Section 14.2(e) shall not be deemed claims based upon a breach of a representation and warranty subject to the limitations set forth in this Section 14.5.

Section 14.6. Payment

Upon a determination of Liability under this ARTICLE 14, the appropriate party shall pay the indemnified party the amount so determined within ten (10) Business Days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the

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party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.

ARTICLE 15

CONFIDENTIALITY AND PRESS RELEASES

Section 15.1. Confidentiality

Subject to Section 15.2, the Information Exchange Agreement dated as of April 14, 2004 by and among Triton, AWS and Cingular (the “NDA”) shall remain in effect in accordance with its terms.

Section 15.2. Press Releases

No party to this Agreement will issue any press release or make any other public announcements concerning this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby except with the prior approval (not to be unreasonably withheld or delayed) of the other parties; provided, however, that if any such disclosure is required by any applicable Legal Requirements or the rules or regulations of any securities exchange, such consent shall not be required, but, in such circumstances no party hereto will make such disclosure without first providing to the other parties an advance copy of any such disclosure and a reasonable opportunity to review and comment, to the extent practicable. Notwithstanding anything to the contrary contained herein, the parties hereto shall use commercially reasonable efforts to prepare and issue a joint press release with respect to the transactions contemplated by this Agreement upon the execution and delivery of this Agreement.

ARTICLE 16

TERMINATION

Section 16.1. Breaches and Defaults; Opportunity to Cure

Prior to the exercise by a party of any termination rights afforded under Section 16.2(c) or Section 16.2(d) of this Agreement, other than a termination for breach of Section 10.11, if either (i) Cingular or any AWS Party, on the one hand, or (ii) any Triton Party, on the other hand (the “Non-Breaching Party”), believes the other (the “Breaching Party”) to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon if such breach is curable, the Breaching Party shall have thirty (30) days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party; provided, however, that the cure period for a breach shall in no event extend beyond the Outside Date. If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 16.2). This right of termination shall be in addition to, and not in lieu of, any rights of the Non-Breaching Party under ARTICLE 14 of this Agreement.

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Section 16.2. Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned, by written notice given to the other party, at any time prior to the First Closing:

(a) by mutual written consent of AWS, Cingular and Triton;

(b) by either AWS, Cingular or Triton, if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Network Exchange (in either case, which AWS, Cingular and Triton shall have used all commercially reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

(c) subject to Section 16.1, by Triton, if, as of any date, any AWS Party or Cingular shall have breached any of its representations, warranties or covenants such that the condition set forth in Section 11.1(a) shall not be satisfied as of such date;

(d) subject to Section 16.1, by AWS or Cingular, if, as of any date, any Triton Party shall have breached any of its representations, warranties or covenants such that the condition set forth in Section 12.1(a) shall not be satisfied as of such date;

(e) notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, and in the sole discretion of the terminating party, by either AWS or Cingular, on the one hand, or Triton, on the other hand, if the First Closing shall not have occurred on or before the date that is the later to occur of (i) 60 days from the date of this Agreement or (ii) 30 days from the date of consummation of the Merger (the “Outside Date”); provided that either AWS or Cingular, on the one hand, and Triton, on the other hand, shall have the right, exercisable by written notice to the other party, to extend the Outside Date by 10 days in the event that, on the Outside Date, the only remaining unfulfilled conditions precedent are any of the first three sentences of Sections 11.1(b) and 12.1(b) and the non-fulfillment of such conditions precedent is attributable to delay by the FCC in the processing of the filings described in Sections 10.2(a)(i) or (ii);

(f) by any party to this Agreement, if the Merger Agreement is terminated;

(g) by any party to this Agreement if any Commercial Agreement (other than the License Exchange Agreement) has been terminated. For the avoidance of doubt, the status or pendency of that certain arbitration initiated by Triton and AWS PCS in accordance with that certain letter agreement dated July 7, 2004 shall not provide a party with the right to terminate any Commercial Agreement or this Agreement; or

(h) by Cingular, as provided in Section 16.2(h) of the AWS/Cingular Disclosure Memorandum.

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Section 16.3. Effect of Termination.

In the event of termination of this Agreement by any party, except as otherwise provided in the last sentence of this Section 16.3, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party (except for any liability of any party then in willful breach of its covenants, representations or warranties hereunder). The provisions of this Section 16.3, ARTICLE 14, and ARTICLE 18 shall expressly survive the expiration or termination of this Agreement. Notwithstanding any other provision of this Agreement, in the event that this Agreement is terminated by any party pursuant to Section 16.1 or 16.2 and the Merger Agreement is terminated, no party shall be liable to any other party hereto for any damages, costs or expenses related to its default or breach in any of its obligations, representations or warranties or for any other reason under this Agreement or any of the other Transaction Documents other than liabilities arising out of a breach of the covenants contained in Section 10.11.

ARTICLE 17

DISPUTE RESOLUTION

Section 17.1. Hierarchy of Dispute Resolution Procedures. For purposes of this Article 17, Cingular and the AWS Parties shall be treated as separate unrelated parties prior to the consummation of the Merger, and as of the consummation of the Merger as a single party, and the Triton Parties shall be treated as a single party. Except as otherwise expressly set forth in Section 2.2(b), Section 6.2(c), this Article 17 or any other provision hereof that contemplates specific dispute resolution procedures, any dispute, controversy or claim whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory between a party and/or any Affiliate thereof, on the one hand, and any other party and/or any Affiliate thereof on the other hand, that is asserted pursuant to an Arbitration Demand (as defined below) delivered after the First Closing out of or relating to this Agreement or any Transaction Document or any obligations or related services to be provided hereunder or thereunder (a “Dispute”), shall be resolved in accordance with the procedures described in this Article 17. In the case of a Dispute, the parties agree to establish an internal hierarchy to facilitate resolution of any such Dispute as set forth below.

(a) Upon written request of any party, each party shall appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute. Such written request shall constitute notice to the other party of the Dispute. The written notice shall include a description of the Dispute and shall be sent to the other party via facsimile and first class mail. The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any formal proceeding. The parties’ designated representatives shall have their first meeting, pursuant to this subsection, within ten Business Days from receipt of the written request for such meeting.

(b) In the event that such representatives are unable to resolve the Dispute within 20 Business Days after the Dispute is submitted to them, as described above in

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Section 17.1(a), or if after at least two meetings and ten Business Days following the submission either party determines in good faith that such representatives are unlikely to be able to resolve such matter, the Dispute shall be immediately referred by written notice to an executive officer of each of such parties for consideration. In the event that such executive officers are unable to resolve such Dispute within 10 Business Days after the Dispute is submitted to them, then the Dispute shall be submitted to the chief executive officers of Cingular and Triton. If the chief executive officers are unable to resolve such Dispute within ten Business Days after the Dispute is submitted to them, then the Dispute shall be submitted to binding arbitration as set forth below. Notwithstanding the 10 Business Day and 20 Business Day periods specified above for attempts to resolve a Dispute by the applicable representatives or officers of the parties at a particular level, if one party at any time wishes to accelerate the interparty dispute resolution process by referring the Dispute to a higher level prior to the end of such stated time period, the other party shall endeavor in good faith to accommodate such request so long as its interests are not materially prejudiced by such acceleration.

Section 17.2. Arbitration.

(a) If the parties are unable to resolve any Dispute as contemplated by Section 17.1, such Dispute shall be submitted to mandatory and binding arbitration at the election of either party, for itself or its related Affiliate (the “Disputing Party”). Except as otherwise provided in this Section 17.2, the arbitration shall be administered by JAMS – The Resolution Experts and conducted pursuant to the JAMS Rules and the procedures specified in this Agreement; provided, however, that, to the extent the procedures set forth herein conflict with, modify or add to the JAMS Rules, the procedures set forth herein shall govern. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the Arbitrator (as hereinafter defined) may be entered by any court having jurisdiction thereof.

(b) To initiate the arbitration, the Disputing Party shall notify the other party(ies) in writing (the “Arbitration Demand”), which Arbitration Demand shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim, and (iii) specify the requested relief. Within 15 days after the other party’s receipt of the Arbitration Demand, such other party shall file, and serve on the Disputing Party, a written statement (x) answering the claims set forth in the Arbitration Demand and setting forth any affirmative defenses of such Party, and (y) if the other party elects to do so, asserting a counterclaim or counterclaims, which shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief. Within 15 days after the Disputing Party’s receipt of the other party’s written statement, the Disputing Party shall file, and serve on the other party, a written statement responding to the other party’s responses, counterclaim and affirmative defenses, if any.

(c) The arbitration will be heard by a panel of one arbitrator chosen pursuant to the JAMS Rules (the “Arbitrator”). The Arbitrator shall be impartial as evidenced, for example, by the fact that he shall not have been employed by or affiliated with any of the parties or any of their respective Affiliates, and shall possess substantial accounting,

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legal, telecommunications, business or other professional experience relevant to the issues in dispute in the arbitration as stated in the Arbitration Demand. Within 45 days - except as modified by order of the Arbitrator after selection of the Arbitrator, a hearing shall be held on such date in Washington, D.C. In the event that the parties cannot agree on a date or a location for the hearing within Washington, D.C., the Arbitrator shall make those choices. The Arbitrator shall rule on the Dispute within 20 days after the hearing and shall prepare and distribute to the parties by that deadline a writing setting forth the Arbitrator’s finding of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions set forth in Article 15 of this Agreement. The Arbitrator shall have the authority and jurisdiction to decide any and all issues, including whether such issue falls within the ambit of this Article 17, provided that the Arbitrator shall not have the authority to decide issues which are not expressly subject to the arbitration provisions of this Article 17 or which are not subject to arbitration pursuant to the JAMS Rules. The parties consent and submit to the jurisdiction of the state and federal courts located in Delaware for enforcement of any arbitration award or other order/ruling by the Arbitrator.

(d) The arbitration proceedings and all evidence, testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions set forth in Article 15 of this Agreement. The Arbitrator will have no power or authority, under the JAMS Rules or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including the provisions of this Article 17.

(e) The Arbitrator is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitrator is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is acting in bad faith and unreasonably delaying the proceeding.

(f) Any award rendered by the Arbitrator will be final, conclusive and binding upon the parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

(g) The Arbitrator shall have the power and authority to order either temporary or permanent injunctive relief and to order specific performance of any obligation contained in this Agreement, if the Arbitrator finds, under applicable law, that such relief is appropriate.

Section 17.3. Judicial Procedure.

The parties agree and acknowledge that Sections 17.1 and 17.2 hereof relate solely to the resolution of any dispute, controversy or claim that is asserted pursuant to an Arbitration Demand delivered after the First Closing; provided, however, that the arbitration provisions of Sections 17.1 and 17.2 shall not apply with respect to the

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resolution of any dispute, controversy or claim that relates to (i) the obligations of the parties to effect the Second Closing, including without limitation whether any of the conditions set forth in Sections 11.2 and 12.2 have been satisfied or (ii) the Spectrum Manager Lease Agreements (collectively referred to herein as the “Second Closing Matters”). Nothing in this Article 17 shall be construed to (a) limit or prevent any rights or remedies of a party with respect to matters arising at or prior to the First Closing or with respect to Second Closing Matters, including the right of any party to seek relief from a court prior to or after the First Closing (including specific performance) with respect to a matter arising at or before the First Closing or with respect to Second Closing Matters arising at, before or after the First Closing, or (b) prevent any party from seeking from a court a temporary restraining order or other temporary or preliminary injunctive or other provisional relief pending final resolution of a Dispute pursuant to Sections 17.1 and 17.2. In addition, nothing in this Article 17 shall be construed to prevent a party from instituting judicial proceedings at any time to avoid the expiration of any applicable limitations period or to preserve a superior position with respect to other creditors.

Section 17.4. Obligation to Continue Performance Pending Resolution of a Dispute.

Notwithstanding the foregoing provisions of this Article, the parties agree to the extent reasonably practicable to continue performing, and to cause their respective Affiliates to continue performing, their respective obligations under this Agreement and the other Transaction Documents to the extent reasonably practicable pending the resolution of any Dispute that is being resolved under this Article 17 unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement or such Transaction Documents, unless such continued performance shall be forbidden or restricted by a court, arbitrator or other tribunal.

ARTICLE 18

MISCELLANEOUS

Section 18.1. Additional Instruments of Transfer

From time to time after the Closing, each party shall, if requested by the other party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to effectuate the intent of the transactions contemplated hereby. Such efforts and assistance shall be at the cost of the requesting party.

Section 18.2. Notices

All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by facsimile (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal

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delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

To any AWS Party:

AT&T Wireless Services, Inc. 7277 164th Avenue, NE Redmond, WA 98052 Attention: General Counsel Telecopy: (425) 580-8900 Telephone: (425) 580-7000

With a copy (which shall not constitute notice) to:
Friedman Kaplan Seiler & Adelman LLP 1633 Broadway, 46th Floor New York, NY 10019 Attention: Matthew S. Haiken Telecopy: (212) 833-1250 Telephone: (212) 833-1100

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To Cingular:

Cingular Wireless LLC 5565 Glenridge Connector Atlanta, GA 30342 Attention: General Counsel Telecopy: (404) 236-6145 Telephone: (404) 236-6000

With a copy (which shall not constitute notice) to:
Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309-3424 Attention: Bryan E. Davis Telecopy: (404) 881-7777 Telephone: (404) 881-7000

To any Triton Party:
Triton PCS Holdings, Inc. 1100 Cassatt Road Berwyn, PA 19312 Attention: Legal Department Telecopy: (610) 722-4288 Telephone: (610) 722-4280

With a copy (which shall not constitute notice) to:
Dow, Lohnes & Albertson, PLLC 1200 New Hampshire Avenue, NW Washington, DC 20036 Attention: Leonard J. Baxt Telecopy: (202) 776-2222 Telephone: (202) 776-2528

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 18.2.

Section 18.3. Expenses

Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement and the other Transaction Documents, including all fees and expenses of counsel, accountants, agents, and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party.

Section 18.4. Transfer Taxes

Triton, on the one hand, and AWS and Cingular, on the other hand, shall bear equally the expense of all use, sales, transfer and other similar transaction taxes, if any,

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imposed solely and directly by reason of the Transactions. In no event, however, shall (x) Triton be responsible for any Taxes on the income or gain that AWS or Cingular may realize as a result of the Transactions and (y) AWS or Cingular be responsible for any Taxes on the income or gain that Triton may realize as a result of the Transactions.

Section 18.5. Collection Procedures

From and after the First Closing, each of AWS, Cingular and Triton shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of the other party any checks or drafts received on account of any such items.

Section 18.6. Governing Law

THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF). SUBJECT TO ARTICLE 17 HEREOF, THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF DELAWARE FOR ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREE THAT SUCH COURTS SHALL BE AN APPROPRIATE FORUM WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. SUBJECT TO ARTICLE 17 HEREOF, THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 18.7. Assignment; Benefit and Binding Effect.

Except as provided in Section 2.2(c), no party hereto may assign this Agreement without the prior written consent of each of the other parties hereto, provided, however, each of Cingular and the AWS Parties may, without the consent of the other parties, assign this Agreement to any Affiliate thereof, and each Triton Party may, without the consent of the other parties, assign this Agreement to any Controlled Affiliate thereof prior to the Closing and to any Affiliate thereof after the Closing, but none of the assignments described in this sentence shall relieve the assignor of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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Section 18.8. Amendments; Waivers

No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

Section 18.9. Entire Agreement

This Agreement, the other Transaction Documents and the Disclosure Memoranda and Exhibits hereto and thereto collectively represent the entire understanding and agreement of the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior representations, warranties, covenants, understandings, agreements, written or oral, discussions, or negotiations among the parties with respect to the subject matter hereof, including without limitation that certain non-binding letter of intent by and among Triton, AWS and Cingular dated July 7, 2004, and cannot be amended, supplemented or changed, except by an agreement in writing that makes specific reference to this Agreement and that is signed by each of the parties hereto. Each party hereby represents, acknowledges and agrees that it has not relied on any representation, warranty, covenant, understanding, agreement, written or oral, discussion, or negotiation not expressly contained herein in entering into this Agreement or the Transaction Documents. Each party hereby represents, acknowledges and agrees that this Agreement and the other Transaction Documents are independent of, and not in any way conditioned on, connected to, or to be construed with any other agreement or arrangement, written or oral, between the parties.

Section 18.10. Counterparts; Facsimile Signatures

This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

Section 18.11. Severability

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

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Section 18.12. Section Headings

The section, exhibit and Disclosure Memorandum headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 18.13. Interpretation

As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to” and (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement.

Section 18.14. Third Parties

Nothing herein, expressed or implied, is intended to or shall confer on any Person other than the parties hereto (and their successors and permitted assigns) any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the 21st day of September, 2004.

CINGULAR WIRELESS LLC

By:	/s/ Stan Sigman
Name:	Stan Sigman
Title:	President & CEO

AWS PARTIES: AT&T WIRELESS SERVICES, INC.

By:	/s/ Lewis Chakrin
Name:	Lewis Chakrin
Title:	EVP, Corp. Strat. & Bus. Dev.

AT&T WIRELESS PCS LLC
By:	AT&T Wireless Services, Inc.,
Its Manager

By:	/s/ Lewis Chakrin
Name:	Lewis Chakrin
Title:	EVP, Corp. Strat. & Bus. Dev.

TELECORP COMMUNICATIONS, INC.,

By:	/s/ Lewis Chakrin
Name:	Lewis Chakrin
Title:	EVP, Corp. Strat. & Bus. Dev.

AT&T WIRELESS SERVICES OF NORTH CAROLINA, INC.

By:	/s/ Lewis Chakrin
Name:	Lewis Chakrin
Title:	EVP, Corp. Strat. & Bus. Dev.

- Signature Page to Exchange Agreement -

AT&T WIRELESS SERVICES PURCHASING COMPANY, L.P.,

By:	AT&T Wireless Asset Management, LLC, its General Partner

By:	AT&T Wireless Services, Inc., its Manager

By:	/s/ Lewis Chakrin
Name:	Lewis Chakrin
Title:	EVP, Corp. Strat. & Bus. Dev.

TRITON PARTIES: TRITON PCS HOLDINGS, INC.

By:	/s/ David D. Clark
Name:	David D. Clark
Title:	EVP and CFO

TRITON PCS LICENSE COMPANY, L.L.C.

By:	Triton Management Company, Inc., its Manager

By:	/s/ David D. Clark
Name:	David D. Clark
Title:	EVP and CFO

TRITON PCS PROPERTY COMPANY, L.L.C.

By:	Triton Management Company, Inc., its Manager

By:	/s/ David D. Clark
Name:	David D. Clark
Title:	EVP and CFO

- Signature Page to Exchange Agreement-

TRITON PCS EQUIPMENT COMPANY, L.L.C.

By:	Triton Management Company, Inc.,
its Manager

By:	/s/ David D. Clark
Name:	David D. Clark
Title:	EVP and CFO

TRITON PCS OPERATING COMPANY, L.L.C.

By:	Triton Management Company, Inc.,
its Manager

By:	/s/ David D. Clark
Name:	David D. Clark
Title:	EVP and CFO

TRITON PCS, INC.

By:	/s/ David D. Clark
Name:	David D. Clark
Title:	EVP and CFO

- Signature Page to Exchange Agreement -